      As filed with the Securities and Exchange Commission on July 25, 1997
                                                           Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

        OWENS CORNING                            OWENS CORNING CAPITAL II
(Exact name of Registrant as specified   (Exact name of Registrant as specified
        in its charter)                         in its certificate of trust)


          DELAWARE                                         DELAWARE
(State or other jurisdiction of                (State or other jurisdiction of
incorporation or organization)                   incorporation or organization)

         34-4323452                                        31-6560375
(I.R.S. Employer Identification No.)       (I.R.S. Employer Identification No.)

                                                    C/O OWENS CORNING
 OWENS CORNING WORLD HEADQUARTERS          OWENS CORNING WORLD HEADQUARTERS
        TOLEDO, OHIO 43659                         TOLEDO, OHIO 43659
           (419) 248-8000                            (419) 248-8000
(Address, including zip code, and             (Address, including zip code,
telephone number, including area code,     and telephone number, including area
of principal executive offices)            code, of principal executive offices)


                           ---------------------------

                           CHRISTIAN L. CAMPBELL, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  OWENS CORNING
                        OWENS CORNING WORLD HEADQUARTERS
                               TOLEDO, OHIO 43659
                                 (419) 248-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service for each Registrant)

                           ---------------------------
                  Please send copies of all communications to:
 RALPH ARDITI, ESQ.                               JOHN W. OSBORN, ESQ.
DEBEVOISE & PLIMPTON                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
 875 THIRD AVENUE                                  919 THIRD AVENUE
NEW YORK, NEW YORK 10022                      NEW YORK, NEW YORK 10022
    (212) 909-6000                                 (212) 735-3000

                           ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective depending upon market conditions and other factors.

                           ---------------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

                                                           PROPOSED
                                                            MAXIMUM            MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE      OFFERING PRICE   AGGREGATE OFFERING REGISTRATION FEE(1)(3)
         TO BE REGISTERED               REGISTERED       PER UNIT(1)(2)      PRICE(1)(2)
-----------------------------------------------------------------------------------------------------------------
Stock Purchase Units of Owens
Corning (4)                          $105,000,000(5)          100%           $105,000,000          $31,818
-----------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts of Owens
Corning (4)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value, of
Owens Corning (6)
-----------------------------------------------------------------------------------------------------------------
Preferred Securities of Owens
Corning Capital II                   $345,000,000(7)          100%           $345,000,000          $104,546
-----------------------------------------------------------------------------------------------------------------
Debentures of Owens Corning (8)
-----------------------------------------------------------------------------------------------------------------
Guarantee and back-up
undertakings by Owens Corning in
connection with Preferred Securities
of Owens Corning Capital II (9)
-----------------------------------------------------------------------------------------------------------------
      Total.......................     $450,000,000           100%           $450,000,000                $136,364
-----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of the Stock Purchase Units, Stock Purchase Contracts, Common Stock and Debentures of Owens Corning and the Preferred Securities of Owens Corning Capital II registered hereby will not exceed $450,000,000.
(2)   Exclusive of accrued interest and distributions, if any.
(3) Does not include Stock Purchase Units, Stock Purchase Contracts and Common Stock of Owens Corning covered by Registration Statement No. 333-24501 that are being carried over to this Registration Statement. Also does not include the registration fee of $72,727 that was previously paid with respect to such securities.
(4) Each Stock Purchase Unit of Owens Corning is a unit that consists of (i) a Stock Purchase Contract of Owens Corning under which the holder, upon settlement of such Stock Purchase Contract, will purchase an indeterminate number of shares of Common Stock to be issuable by Owens Corning and (ii) initially a beneficial interest in Preferred Securities of Owens Corning Capital II or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Stock Purchase Unit and pledged to secure the obligation of such holder to purchase such shares of Common Stock. No separate consideration will be received for the Stock Purchase Contracts.
(5) Includes $45,000,000 in Stock Purchase Units of Owens Corning which the Underwriters will have the right to purchase solely to cover over-allotments, if any.
(6) Consists of such indeterminate number of shares of Common Stock to be issuable by Owens Corning upon settlement of the Stock Purchase Contracts of Owens Corning, including shares of such Common Stock issuable upon settlement of Deferred Contract Adjustment Payments as further described in the Registration Statement. Includes Preferred Share Purchase Rights ("Rights"). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock of Owens Corning.
(7) Includes $45,000,000 in Preferred Securities of Owens Corning Capital II which the Underwriters will have the right to purchase solely to cover over-allotments, if any.
(8) The Debentures of Owens Corning will be purchased by Owens Corning Capital II with the proceeds from the sale of the Preferred Securities of Owens Corning Capital II.
(9) No separate consideration will be received for the Guarantee or back-up undertakings of Owens Corning. Includes the rights of holders of the Preferred Securities under such Guarantee and back-up undertakings, consisting of obligations of Owens Corning as set forth in the Amended and Restated Declaration of Trust of Owens Corning Capital II (including the obligation to pay expenses of Owens Corning Capital II) and the Indenture governing the Debentures of Owens Corning, in each case as further described in the Registration Statement.

      Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to $240,000,000 of unsold Stock Purchase Units, Stock Purchase Contracts and Common Stock of Owens Corning covered by the Registration Statement on Form S-3 (Registration No. 333-24501) of Owens Corning, Owens Corning Capital II and Owens Corning Capital III that are being carried forward in connection with this Registration Statement. Such Registration Statement is accordingly amended to reflect the information contained herein. In the event that any of such previously registered securities are offered prior to the effective date of this Registration Statement, the amount of such securities will not be included in any Prospectus hereunder. The amount of securities being registered under this Registration Statement, together with the remaining securities registered under Registration Statement No. 333-24501, represents the maximum amount of securities which are expected to be offered for sale.

                           ---------------------------

      THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

           Two forms of prospectus supplement are included in this Registration
Statement: (i) a prospectus supplement covering capital securities of Owens Corning Capital II ("Capital Securities"), which are referred to as "Preferred Securities" in the base prospectus, that will be guaranteed by Owens Corning to the extent described therein, and (ii) a prospectus supplement covering FELINE PRIDES(sm), which are referred to as "Stock Purchase Units" in the base prospectus, to be issued by Owens Corning, and which will consist of (A) stock purchase contracts to purchase shares of common stock of Owens Corning and (B) beneficial interests in interest-bearing U.S. Treasury securities, or, under certain circumstances, non-interest-bearing U.S. Treasury securities, that will be pledged to secure the obligations to purchase such shares under such stock purchase contracts.

Information Contained Herein Is Subject to Completion or Amendment. A Registration Statement Relating to These Securities Has Been Filed with the Securities and Exchange Commission. These Securities May Not Be Sold Nor May Offers to Buy Be Accepted Prior to the Time the Registration Statement Becomes Effective. This Prospectus Supplement and the Accompanying Prospectus Shall Not Constitute an Offer to Sell or the Solicitation of an Offer to Buy Nor Shall There Be Any Sale of These Securities in Any State in Which Such Offer, Solicitation or Sale Would Be Unlawful Prior to Registration or Qualification under the Securities Laws of Any State or Jurisdiction.


                    SUBJECT TO COMPLETION, DATED     , 1997

PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated            , 1997)

                                  $300,000,000
                            OWENS CORNING CAPITAL II
                              % Capital Securities
                (Liquidation Amount $1,000 per Capital Security)
                  guaranteed to the extent set forth herein by
                                  OWENS CORNING
                           ---------------------------


         The [ ]% Capital Securities (the "Capital Securities") offered hereby represent preferred undivided beneficial interests in the assets of Owens Corning Capital II, a statutory business trust formed under the laws of the State of Delaware ("OC Capital" or the "Trust"). Owens Corning, a Delaware corporation ("Owens Corning" or the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Capital Securities, the "Trust Securities") representing undivided beneficial interests in the assets of OC Capital. OC Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of [ ]% Junior Subordinated Debentures, due [ ], 2000 (the "Junior Subordinated Debentures"), of Owens Corning. The Junior Subordinated Debentures and the Capital Securities in respect of which this Prospectus Supplement is being delivered shall be referred to herein as the "Offered Securities." The Junior Subordinated Debentures will mature on [ ], 2000 (the "Stated Maturity"). The Junior Subordinated Debentures when issued will be unsecured obligations of Owens Corning and will be subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of the Company. Upon a Declaration Event of Default (as defined herein), the holders of Capital Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.

                                                        (continued on next page)

                           ---------------------------


         SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE CAPITAL SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

                           ---------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ADEQUACY OF THIS PROSPECTUS
                SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

==============================================================================================================================
                                              INITIAL PUBLIC OFFERING           UNDERWRITING           PROCEEDS TO TRUST(3)(4)
                                                     PRICE (1)                 COMMISSION(2)
------------------------------------------------------------------------------------------------------------------------------
Per Capital Security.......................        $       1,000                    (3)                     $
------------------------------------------------------------------------------------------------------------------------------
Total(5)...................................        $ 300,000,000                    (3)                     $
==============================================================================================================================

(1)      Plus accrued distributions, if any, from                , 1997.

(2) OC Capital and Owens Corning have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, Owens Corning has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $ per Capital Security (or $ in the aggregate); provided, that such compensation for sales of or more Capital Securities to a single purchaser will be $ per Capital Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."

(4)      Expenses of the offering which are payable by Owens Corning are
         estimated to be $        .

(5) The Company and the Trust have granted to the Underwriters a 30-day option to purchase up to an additional $45,000,000 in liquidation amount of Capital Securities, to cover over-allotments, if any. If such option is exercised in full, the total Initial Public Offering Price, Underwriting Commission and Proceeds to Trust will be
         $          , $         and $        , respectively.  See
         "Underwriting."

                           ---------------------------


         The Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Capital Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about , 1997.

                           ---------------------------

MERRILL LYNCH & CO.

                           CREDIT SUISSE FIRST BOSTON
                                                            GOLDMAN, SACHS & CO.

              The date of this Prospectus Supplement is     , 1997.

(Continued from previous page)

         Holders of the Capital Securities are entitled to receive cumulative cash distributions ("Distributions") at an annual rate of % of the liquidation amount of $1,000 per Capital Security, accruing from the date of original issuance and payable semi-annually in arrears on ________________ and ___________________ of each year, commencing , 1998. The payment of Distributions out of moneys held by OC Capital and payments on liquidation of OC Capital or the redemption of Capital Securities, as set forth below, are guaranteed on a subordinated basis by Owens Corning (the "Capital Securities Guarantee") to the extent described herein and under "Description of the Guarantee" in the accompanying Prospectus. The Capital Securities Guarantee covers payments of Distributions and other payments on the Capital Securities only if and to the extent that OC Capital has funds available therefor, which will only occur if Owens Corning has made a payment of interest or principal or other payments on the Junior Subordinated Debentures held by OC Capital as its sole asset. The Capital Securities Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures and the Indenture (as defined herein) and its obligations under the Declaration (as defined herein), including its liabilities to pay costs, expenses, debts and obligations of OC Capital (other than with respect to the Trust Securities), have the affect of providing a full and unconditional guarantee on a subordinated basis of amounts due on the Capital Securities. See "Risk Factors -- Rights Under the Capital Securities Guarantee" herein. The obligations of Owens Corning under the Capital Securities Guarantee rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Company's common stock. The obligations of Owens Corning under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of Owens Corning. There was approximately $2,324 million of Senior Indebtedness at June 30, 1997. The Junior Subordinated Debentures purchased by the Trust may be subsequently distributed pro rata to holders of the Trust Securities in connection with the dissolution of the Trust.

         The distribution rate and the distribution payment date and other payment dates for the Capital Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debentures, which will be the sole asset of the Trust. As a result, if Owens Corning does not make principal or interest payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Capital Securities; in which event, the Capital Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

         So long as Owens Corning is not in default in the payment of interest on the Junior Subordinated Debentures, it has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period on the Junior Subordinated Debentures (an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. If interest payments are so deferred, distributions on the Capital Securities will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of % per annum compounded semi-annually, and during any Extension Period, holders of Capital Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "Risk Factors -- Option to Extend Interest Payment Period;" "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period;" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

         The Junior Subordinated Debentures may be prepaid by Owens Corning, in whole but not in part, at any time within 90 days of the occurrence of a Tax Event or an Investment Company Event (as each such term is defined herein). If Owens Corning prepays the Junior Subordinated Debentures, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so prepaid at a redemption price per Capital Security equal to the Make-Whole Amount (as defined herein) plus accrued and unpaid distributions thereon to the date fixed for redemption. See "Description of the Junior Subordinated Debentures -- Special Event Prepayment." The Capital Securities will be redeemed upon maturity of the Junior Subordinated Debentures.

         The Company will have the right at any time to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. If the Junior Subordinated Debentures are distributed to the holders of the Capital Securities, the Company will use its best efforts to cause the Junior Subordinated Debentures to be listed on the New York Stock Exchange or on such other exchange as the Capital Securities are then listed.

         In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of the Capital Securities will be entitled to receive for each Capital Security a liquidation amount of $1,000 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Junior Subordinated Debentures are distributed to the holders of the Capital Securities. See "Description of the Capital Securities -- Liquidation Distribution Upon Dissolution."

                                    ---------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE CAPITAL SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS, THE PURCHASE OF CAPITAL SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                   THE COMPANY

                  Owens Corning, a global company incorporated in Delaware in 1938, serves consumers and industrial customers with high-performance glass fiber composites and building materials systems. These products are used in industries such as home improvement and repair, new construction, transportation, marine, aerospace, energy, appliance, packaging and electronics. The Company operates in two industry segments Building Materials and Composite Materials - divided into ten businesses. The Company also has affiliate companies in a number of countries.

                  Owens Corning's Building Materials products are marketed through multiple distribution channels, often with the aid of the Company's well known "spokescritter" the Pink Panther. Over the last several years, the Company has supplemented its traditional relationships with specialty distributors and wholesalers with increasing presence among the large "do-it-yourself" home center retailers. In 1996, 41% of total Company sales were made to the U.S. home improvement and remodeling markets which these retailers serve.

                  The Company recently introduced a strategic initiative, System Thinking for the Home(TM), designed to leverage Owens Corning's broad product offering and strong brand recognition. This systems approach represents a shift from product-oriented to systems-driven solutions across all lines of business. By redefining its role as a provider of insulation, roofing, siding, windows and accessories and linking all of its products and technology to create a high-performance building envelope, Company management is targeting an increased share of the $220 billion building materials and home improvement industry.

                  Building Materials operates primarily in North America and Europe. It also has a growing presence in Latin America and Asia Pacific. Building Materials sells a variety of building and home improvement products in three major categories: glass fiber and foam insulation, roofing materials, and other specialty products for the home, such as housewrap, vinyl windows and patio doors, and vinyl siding. The businesses responsible for these products and markets include: Insulation, Building Materials Sales and Distribution North America, Building Materials - Europe and Africa, Roofing/Asphalt, Specialty and Foam Products, Western Fiberglass Group, Latin America, and Asia Pacific.

                  Composite Materials operates in North America, Europe and Latin America, with affiliates and licensees around the world, including a growing presence in Asia Pacific. The businesses responsible for these products include: Composites, Latin America, Engineered Pipe & Fabrication Systems, and Asia Pacific.

                  The Company is the world's leading producer of glass fiber materials used in composites. Composites are fabricated material systems made up of two or more components (e.g., plastic resin and glass fiber) used in various applications to replace traditional materials, such as aluminum, wood, and steel. The global composites industry has expanded to include more than 40,000 end-use applications. Worldwide, the composites industry has relatively few raw material component suppliers (glass fiber, resin and additives) delivering to thousands of industrial customers through various channels. Depending on the end-use application, these raw materials move through different manufacturing process chains, ultimately finding their way to consumers through myriad markets worldwide. The primary end use markets that the Company serves are construction, transportation, and electrical/electronics.

The following table summarizes selected information concerning the Company's industry segments. The table does not include information concerning Fibreboard Corporation because the acquisition by the Company of Fibreboard Corporation did not occur until the end of the quarter ended June 30, 1997. See "--Recent Developments." For further information, see Notes 1 and 3 of the Notes to Consolidated Financial Statements of the Company as of June 30, 1997 included in the Second quarter Form 10-Q and Note 1 of the Notes to Consolidated Financial Statements of the Company as of December 31, 1996 included in the 1996 Form 10-K, each of which is incorporated herein by reference.

                                       SIX MONTHS ENDED        YEAR ENDED
                                           JUNE 30,            DECEMBER 31,
                                       ----------------      -----------------
                                        1997      1996(a)    1996(b)     1995
                                       -------    -------    -------    -------
Net Sales:
  Building Materials ...............   $ 1,318    $ 1,221    $ 2,687    $ 2,404
  Composite Materials ..............       574        584      1,145      1,208
  Consolidated Net Sales ...........   $ 1,892    $ 1,805    $ 3,832    $ 3,612
Income (Loss) from Operations:
  Building Materials ...............   $   122    $    89    $   219    $   237
  Composite Materials ..............       101        116        222        225
  General Corporate Expense ........       (41)      (895)      (945)       (50)
    Total Income (Loss) from
      Operations ...................   $   182    $  (690)   $  (504)   $   412

---------------

(a) Income from operations for the six months ended June 30, 1996 includes the Company's pretax charge of $875 million for asbestos litigation claims to be received after 1999 and probable additional insurance recovery, all of which was recorded as an increase in general corporate expense. Income from operations for the six months ended June 30, 1996 also includes the Company's pretax gain of $37 million from the sale of its ownership interest in its Japanese affiliate Asahi Fiber Glass Co. Ltd., all of which was recorded as a reduction in general corporate expense. Also included are special charges totaling $42 million, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens Corning Foundation. The impact of these special items was to reduce income from operations for Building Materials by $22 million and for Composite Materials by $5 million and to increase general corporate expense by $15 million.

(b) Income from operations for the year ended December 31, 1996 includes a net pretax charge of $875 million for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; charges totaling $42 million, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; a pretax charge of $43 million for restructuring and other actions; and a pretax gain of $37 million from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd. The impact of these special items was to reduce income from operations for Building Materials by $50 million and for Composite Materials by $12 million, and to increase general corporate expense by $861 million.

RECENT DEVELOPMENTS

           On June 27, 1997, Sierra Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Sierra Corp."), completed a tender offer (the "Fibreboard Tender Offer") for all of the outstanding shares of common stock (including certain associated preferred stock purchase rights) of Fibreboard Corporation, a Delaware corporation ("Fibreboard"), by purchasing approximately 92% of such shares for a purchase price of $55.00 per share. On July 3, 1997, Sierra Corp. was merged with and into Fibreboard (the "Fibreboard Merger" and, together with the Fibreboard Tender Offer, the "Fibreboard Acquisition"), and, as a result of the Fibreboard Merger, each outstanding share of Fibreboard's common stock that was not purchased in the Fibreboard Tender Offer was converted into a right to receive $55.00 in cash (subject to applicable appraisal rights pursuant to Delaware law). Fibreboard is a leading producer and distributor of vinyl siding and other residential and industrial building materials.

           The total purchase price for the Fibreboard Acquisition was $657 million, which included an assumption of $138 million of debt. The Fibreboard Acquisition was financed through loans made under a $2 billion Credit Agreement, dated as of June 26, 1997 (the "Credit Agreement"), among the Company,

Sierra Corp., certain other subsidiaries of the Company, the banks party thereto and Credit Suisse First Boston, as agent for such banks.

           The acquisition of Fibreboard provides the Company with a significant position in vinyl siding and therefore furthers the System Thinking for the Home(TM) strategy. Fibreboard also manufactures and sells other produts which Company management believe are complementary to Owens Corning's existing product and distribution strengths. Through Fibreboard's company-owned distribution system, the Company also gains additional access to a significant customer base.
                                    THE TRUST

           The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of April 2, 1997, executed by the Company, as sponsor (the "Sponsor"), and the trustees of the Trust (the "Owens Corning Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on April 2, 1997. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Capital Securities, the purchasers thereof will own all of the Capital Securities. See "Description of the Capital Securities -- Book-Entry Only Issuance -- The Depository Trust Company." The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately five (5) years, but may terminate earlier as provided in the Declaration.

           Pursuant to the Declaration, the number of Owens Corning Trustees initially is three. Two of the Owens Corning Trustees (the "Regular Trustees") are persons who are employees or officers of or who are affiliated with the Company. The third trustee will be a financial institution that is unaffiliated with the Company, which trustee serves as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, Wilmington Trust Company, a banking organization organized under the laws of the State of Delaware, will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee (the "Guarantee Trustee") under the Capital Securities Guarantee and as Delaware Trustee for the purposes of the Trust Act (as defined herein), until removed or replaced by the holder of the Common Securities. See "Description of the Capital Securities Guarantee" and "Description of the Capital
Securities -- Voting Rights."

           The Institutional Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Junior Subordinated Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Capital Securities Guarantee for the benefit of the holders of the Capital Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Owens Corning Trustee and to increase or decrease the number of Owens Corning Trustees; provided, that the number of Owens Corning Trustees shall be at least three, a majority of which shall be Regular Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Junior Subordinated Debentures -- Miscellaneous."

           The rights of the holders of the Capital Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of the Capital Securities."

           The trustee in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of the Trust shall be c/o Owens Corning, Owens Corning World Headquarters, Toledo, Ohio 43659, and its telephone number shall be (419) 248-8000.

                                  RISK FACTORS

      Prospective purchasers of Capital Securities should consider, in addition to the other information contained or incorporated by reference in this Prospectus Supplement, the following matters.

ABSENCE OF PRIOR PUBLIC MARKET

      Prior to this offering, there has been no public market for the Capital Securities. There can be no assurance that an active public market will develop for the Capital Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus Supplement. Prices for the Capital Securities will be determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the Capital Securities, investor perceptions of the Company and general industry and economic conditions.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE CAPITAL SECURITIES GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES

      The Company's obligations under the Capital Securities Guarantee rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Company's common stock. The obligations of Owens Corning under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of Owens Corning and rank pari passu with obligations to or rights of the Company's other general unsecured creditors. No payment of principal (including redemption payments, if any) or interest on the Junior Subordinated Debentures may be made if (i) any Senior Indebtedness is or becomes due and payable (whether at maturity, for an installment of principal or interest, upon acceleration, for mandatory prepayment, or otherwise) and remains unpaid: (ii) any Senior Indebtedness Default (as defined herein) has occurred and has not been cured or waived in conformity with the terms of the instrument, indenture or agreement governing such Senior Indebtedness; or (iii) a payment by the Company with respect to the Junior Subordinated Debentures would, immediately after giving effect thereto, result in a Senior Indebtedness Default. As of June 30, 1997, Senior Indebtedness of the Company aggregated approximately $2,324 million. There are no terms in the Capital Securities, the Junior Subordinated Debentures or the Capital Securities Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debentures and the Capital Securities Guarantee. See "Description of the Capital Securities Guarantee -- Status of the Capital Securities Guarantee" and "Description of the Junior Subordinated Debentures -- Subordination."

RIGHTS UNDER THE CAPITAL SECURITIES GUARANTEE

      The Capital Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Capital Securities Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the Capital Securities Guarantee for the benefit of the holders of the Capital Securities.

      The Capital Securities Guarantee guarantees to the holders of the Capital Securities, on a subordinated basis, the payment of (i) any accrued and unpaid distributions that are required to be paid on the Capital Securities, to the extent the Trust has funds available therefor, (ii) the Special Event Redemption Price (as defined herein), with respect to Capital Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Capital Securities or a redemption of all the Capital Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Capital Securities to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities in liquidation of the

Trust. The holders of a majority in liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Capital Securities Guarantee. Notwithstanding the foregoing, any holder of Capital Securities may institute a legal proceeding directly against Owens Corning to enforce such holder's rights under the Capital Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If Owens Corning were to default on its obligation to pay amounts payable on the Junior Subordinated Debentures or otherwise, the Trust would lack funds for the payment of distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Capital Securities Guarantee for payment of such amounts. Instead, holders of the Capital Securities would rely on the enforcement (1) by the Institutional Trustee of its rights as registered holder of the Junior Subordinated Debentures against Owens Corning pursuant to the terms of the Indenture and the Junior Subordinated Debentures or (2) by such holder of the Institutional Trustee's or such holder's own rights against Owens Corning to enforce payments on the Junior Subordinated Debentures. See "Description of the Capital Securities Guarantee," "Description of the Junior Subordinated Debentures" and "-- Enforcement of Certain Rights by Holders of Capital Securities." The Declaration provides that each holder of Capital Securities, by acceptance thereof, agrees to the provisions of the Capital Securities Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

      If a Declaration Event of Default occurs and is continuing, the holders of Capital Securities would rely on the enforcement by the Institutional Trustee of its rights as registered holder of the Junior Subordinated Debentures against Owens Corning. In addition, the holders of a majority in liquidation amount of the Capital Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as the holder of the Junior Subordinated Debentures. The Indenture provides that the Debt Trustee (as defined herein) shall give holders of Junior Subordinated Debentures notice of all defaults or events of default within 30 days after occurrence. However, except in the cases of a default or an event of default in payment on the Junior Subordinated Debentures, the Debt Trustee is protected in withholding such notice if its officers or directors in good faith determine that withholding of such notice is in the interest of such holders.

      If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures in respect of an Indenture Event of Default after a holder of record of Capital Securities has made a written request, such holder of record of Capital Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures. In addition, if Owens Corning fails to pay interest or principal on the Junior Subordinated Debentures (a "Debt Payment Failure") on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), and such Debt Payment Failure is continuing, a holder of Capital Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder (a "Direct Action") after the respective due date specified in the Junior Subordinated Debentures. In connection with such a Direct Action, the Company shall have the right under the Indenture to set off any payment made to such holder by the Company. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures. See "Description of the Capital Securities -- Declaration Events of Default."

LIMITED RIGHTS OF ACCELERATION

      The Institutional Trustee, as holder of the Junior Subordinated Debentures, may accelerate payment of the principal and accrued and unpaid interest on the Junior Subordinated Debentures only upon the occurrence and continuation of a Declaration Event of Default or Indenture Event of Default, which generally are limited to payment defaults, breaches of certain covenants, certain events of bankruptcy, insolvency and reorganization of the Company and certain events of dissolution, winding-up or termination of the Trust. See "Description of the Capital Securities -- Declaration Events of Default." Accordingly, there is no right to acceleration upon default by the Company of its payment obligations under the Capital Securities Guarantee.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

      The Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Junior Subordinated Debentures. As a consequence of such an extension, semi-annual distributions on the Capital Securities would be deferred by the Trust during any such Extension Period (but would continue to accrue, despite such deferral, with interest thereon compounded semi-annually). Such right to extend the interest payment period for the Junior Subordinated Debentures is limited such that an Extension Period may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any such Extension Period, (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or repurchases of any rights pursuant to the Rights Agreement, dated as of December 12, 1996 (as amended from time to time, the "Rights Agreement"), between the Company and The Chase Manhattan Bank, as Rights Agent thereunder, or any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Junior Subordinated Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Capital Securities Guarantee or the Common Securities Guarantee (as defined herein). Prior to the termination of any such Extension Period, Owens Corning may further extend the interest payment period; provided, that such Extension Period may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Owens Corning may commence a new Extension Period, subject to the above requirements. See "Description of the Capital Securities -- Distributions" and "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

      The Company believes that, as of the issue date of the Junior Subordinated Debentures, for United States federal income tax purposes, the terms and conditions of the Junior Subordinated Debentures make the likelihood that it will exercise its right to defer payments of interest a remote contingency, and that, therefore, the Capital Securities should not be considered to be issued with original issue discount unless the Company were to exercise such deferral right. There is no assurance that the Internal Revenue Service will agree with such position. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

      If Owens Corning were to exercise its right to defer payments of interest by extending the interest payment period, each holder of Capital Securities would be required to include original issue discount in its gross income for United States federal income tax purposes even though the Company would not make actual cash payments during an Extension Period. As a result, each holder of Capital Securities will generally recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from OC Capital related to such income if such holder disposes of its Capital Securities prior to the record date for the date on which distributions of such amounts are made. Owens

Corning has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should Owens Corning determine to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities (which represent an undivided beneficial interest in the Junior Subordinated Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "Certain Federal Income Tax Consequences -Interest Income and Original Issue Discount".

REDEMPTION OR DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

      The Company will have the right at any time to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. See "Description of the Capital Securities -- Distribution of the Junior Subordinated Debentures." Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Capital Securities. See "Certain Federal Income Tax Consequences -Distribution of Junior Subordinated Debentures to Holders of Capital Securities."

      In certain circumstances, the Company shall have the right to prepay the Junior Subordinated Debentures, in whole but not in part, in which event the Trust will redeem the Trust Securities to the same extent as the Junior Subordinated Debentures are repaid by the Company.

      There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Capital Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Junior Subordinated Debentures in the event the Company exercises its right to dissolve the Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained in this Prospectus Supplement and the accompanying Prospectus. See "Description of the Capital Securities -- Distribution of the Junior Subordinated Debentures" and "Description of the Junior Subordinated Debentures -- General."

LIMITED VOTING RIGHTS

      Holders of Capital Securities will have limited voting rights. Such holders will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Regular Trustees. Such voting rights are vested exclusively in the holder of the Common Securities. See "Description of Capital Securities -- Voting Rights."

TRADING PRICE

      The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are deemed to be issued with OID) and who disposes of his Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. See "Certain Federal Income

Consequences -- Interest Income and Original Issue Discount" and "-- Sales or Redemptions of Capital Securities."

                                 USE OF PROCEEDS

           The Company intends to use the net proceeds from the sale of the Offered Securities (including the Junior Subordinated Debentures issued to the Trust in connection with the investment by the Trust of all of the proceeds from the sale of the Capital Securities) to repay indebtedness under the Credit Agreement and for general corporate purposes, including, without limitation, working capital, repurchases or redemptions of the Company's outstanding debt securities or other reductions of the Company's outstanding borrowings, business acquisitions, investments in or loans to subsidiaries or capital expenditures. The average interest rate as of July 22, 1997 borne by the loans then outstanding under the Credit Agreement was 6.17% per annum. The loan commitments under the Credit Agreement expire in June 2002.

                      CONDENSED CONSOLIDATED CAPITALIZATION

           The following table summarizes (i) the actual capitalization of the Company and its consolidated subsidiaries (including Fibreboard) at June 30, 1997 and (ii) such capitalization as adjusted to reflect (a) the sale of the Capital Securities (based on an assumed aggregate public offering price of $300,000,000 and after estimated underwriting compensation and estimated expenses of the offering of the Capital Securities) , (b) the expected concurrent sale by the Company of 6,000,000 FELINE PRIDES(sm) (based on an assumed aggregate public offering price of $300,000,000 and after estimated underwriting commissions and estimated expenses of the offering of such FELINE PRIDES) and (c) an assumed application of the proceeds of the offering of the Capital Securities to repay indebtedness under the Credit Agreement. For further information, see Note 4 of Notes to the Consolidated Financial Statements of the Company as of June 30, 1997 included in the Second Quarter Form 10-Q, incorporated in the accompanying Prospectus by reference.

                                                                    At June 30, 1997
                                                                      (in Millions)
                                                                    -------------------
                                                                    Actual  As Adjusted
                                                                    ------  -----------
Short-term debt, including current portion of long-term debt ...   $   179    $    23
Long-term debt:
    Senior .....................................................     1,877      1,744
       Less: Current portion ...................................        23         23
                                                                   -------    -------
    Total long-term debt .......................................     1,854      1,721
                                                                   -------    -------
Company obligated convertible security of subsidiary
    holding solely parent debentures ("MIPS") ..................       194        194
                                                                   -------    -------
Company obligated preferred security of subsidiary holding
     solely parent debentures ..................................                  300
Stockholders' equity:
    Preferred Stock, no par value; 8 million shares authorized;
      none issued ..............................................      --         --
    Common Stock, $.10 par value; 100 million shares authorized;
       __________ shares issued and outstanding(a) .............       653        653
    Deficit ....................................................      (980)      (980)
    Foreign currency translation adjustments ...................        (8)        (8)
    Other ......................................................       (18)       (18)
                                                                   -------    -------
    Total stockholders' equity .................................      (353)      (353)
                                                                   -------    -------
    Total capitalization .......................................   $ 1,874    $ 1,885
                                                                   =======    =======

---------------------

(a) Does not include shares of Common Stock issuable or which may be issued pursuant to various stock compensation plans of the Company (see Note 16 of Notes to Consolidated Financial Statements of the Company as of December 31, 1996 included in the 1996 Form 10-K, incorporated in the accompanying Prospectus by reference).

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected consolidated financial information of the Company (i) for the six months ended June 30, 1997 and 1996, which has been derived from the unaudited quarterly consolidated financial statements of the Company for the six months ended June 30, 1997 and 1996, and
(ii) for each of the five fiscal years in the period ended December 31, 1996, which has been derived from the annual consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants. This table should be read in conjunction with those statements, all of which have been previously filed with the Commission. The financial information presented below for the six months ended June 30, 1997 and 1996 reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's results. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The following table (other than in respect of balance sheet data) does not include financial information concerning Fibreboard because the Fibreboard Acquisition did not occur until the end of the quarter ended June 30, 1997. See "-- Recent Developments." The following table is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial information and related notes of the Company included in the documents incorporated in the accompanying prospectus by reference. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                      Six Months Ended
                                          June 30                           Year Ended December 31,
                                     ----------------------------------------------------------------------------
                                      1997      1996(a)       1996(b)     1995(c)    1994(d)   1993(e)     1992(f)
                                     ------     ------        ------      ------     ------     ------     ------
                                                   (in millions of dollars, except per share data and where noted)
INCOME STATEMENT DATA:
Net sales........................    $1,892     $1,805        $3,832      $3,612     $3,351     $2,944     $2,878
 Gross margin.....................      462        471           998         942        815        678        644
 Income (loss) from operations....      182       (690)         (504)        412        226        236        213
 Cost of borrowed funds...........       42         36            77          87         94         89        110
 Net income (loss)................      105       (434)         (284)        231        159        131         73
 Net income (loss) per share
 (primary)........................     1.96      (8.43)        (5.50)       4.64       3.61       3.00       1.70
 Net income (loss) per share (full
 diluted) ........................     1.87      (8.43)        (5.50)       4.40       3.35       2.81       1.67
 Weighted average number of share
 outstanding (in thousands of shar
 (primary)........................   53,619     51,512         51,722     49,711     44,209     43,593     43,013
CASH FLOW DATA:
 Net cash flow from operations....     (319)       (87)           335        285        233        253        192
 Capital expenditures.............      131        167            325        276        258        178        144
BALANCE SHEET DATA:
 Total assets.....................    5,076      3,980          3,913      3,261      3,274      3,013      3,162
 Total debt.......................    2,033      1,142            934        893      1,212      1,004      1,099
 Stockholders' deficit............     (353)      (666)          (484)      (212)      (680)      (869)    (1,008)
RATIO OF EARNINGS TO FIXED
CHARGES(G)........................     3.02x      ---            ---        3.67x      2.15x      2.42x      1.88x
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK
DIVIDENDS(G)......................     3.02x      ---            ---        3.67x      2.15x      2.42x      1.88x

(a) For the six months ended June 30, 1996, the net loss of $434 million, or $8.43 per share, includes a net after-tax charge of $542 million, or $10.53 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

         Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(b) In 1996 the net loss of $284 million, or $5.50 per share, includes a net after-tax charge of $542 million, or $10.49 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million, or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; an after-tax charge of $26 million, or $.50 per share, for restructuring and other actions; a $27 million, or $.52 per share, reduction of tax reserves due to favorable legislation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

         Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(c) Net income for 1995 of $231 million, or $4.64 per share ($4.40 per share fully diluted), included a one time gain of $8 million or $.16 per share ($.15 per share fully diluted), which was the result of a tax loss carryback.

(d) Net income for 1994 of $159 million, or $3.61 per share ($3.35 per share fully diluted), included the following offsetting special items: an after-tax gain of $123 million, or $2.78 per share ($2.45 per share fully diluted), reflecting a change to the capital method of accounting for the rebuilding of glass melting facilities; an after-tax charge of $85 million, or $1.92 per share ($1.69 per share fully diluted), for productivity initiatives and other actions; a non-cash, after-tax charge of $10 million, or $.23 per share ($.20 per share fully diluted), to reflect adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" for the Company's non-U.S. plans; and a non-cash, after-tax charge of $28 million, or $.63 per share ($.56 per share fully diluted), to reflect adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(e) Net income for 1993 of $131 million, or $3.00 per share ($2.81 per share fully diluted), included a credit of $26 million, or $.60 per share ($.53 per share fully diluted), for the cumulative effect of adopting the new accounting standard for income taxes; a one-time gain of $14 million, or $.33 per share ($.29 per share fully diluted), reflecting a tax benefit resulting from a revaluation of deferred taxes necessitated by the new federal tax law; an $8 million pre-tax charge, or $.11 per share ($.10 per share fully diluted), for the writedown of the Company's hydrocarbon ventures; and a $23 million charge, or $.53 per share ($.47 per share fully diluted), for the restructuring of the Company's European operations.

(f) Net income for 1992 was $73 million, or $1.70 per share ($1.67 per share fully diluted), and included a pre-tax reorganization charge of $16 million, or $.25 per share ($.22 per share fully diluted).

(g) For purposes of the calculation of these ratios, earnings represent net income before fixed charges, provision for taxes on income, undistributed earnings of equity basis investments, extraordinary losses from early retirement of debt and the cumulative effect of accounting changes. Fixed charges include interest expense and the portion (one-third) of rental expenses deemed to be representative of interest. Preferred stock dividends represent only the distributions on the MIPS securities. The Company's earnings for the six months ended June 30, 1996 and the year ended December 31, 1996 were insufficient to cover fixed charges by approximately $720 and $600 million, respectively.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

(All per share information in this Section is on a fully diluted basis. All references to results from ongoing operations exclude the impact of special items reported for the relevant period.)

RESULTS OF OPERATIONS

      Six Months Ended June 30, 1997

           Net sales were $1,017 million for the quarter ended June 30, 1997, a six percent increase from the 1996 level of $956 million. The growth is attributable to increased volumes in the Building Materials and Composite Materials segments, worldwide. In Building Materials, niche acquisitions and the integration of their products into the Company's existing channels of distribution continue to grow the Company's volumes, particularly in the U.S. and Europe. These volume increases were offset in large part by a decline in worldwide composites pricing, most notably in Europe, the effects of a stronger dollar on sales made in foreign currencies, and a decline in insulation prices in North America. Gross margin for the quarter ended June 30, 1997 was 24%, a decline from the second quarter 1996 level of 27%, primarily resulting from declining prices and a change in the mix of product sales in Building Materials to lower margin products.

           Net income for the quarter ended June 30, 1997 was $63 million, or $1.11 per share, compared to a net loss of $473 million, or $9.19 per share, for the quarter ended June 30, 1996. Income from operations of $105 million in the second quarter of 1997 was negatively impacted by the price declines described above. This impact was partially offset by volume increases experienced in the Company's roofing, foam and composites businesses. Additionally, income from operations benefited by $15 million from the modification of certain employee benefits in the U.S. Earnings in the second quarter of 1997 were also affected by increased cost of borrowed funds resulting from increased borrowing to fund working capital and certain acquisitions, and the improved performance of the Company's unconsolidated affiliates.

           Included in the quarter ended June 30, 1996 was the net after-tax charge of $542 million, or $10.53 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery. The net loss created by this item caused common stock equivalents and convertible securities to be excluded from the number of fully diluted shares reported in the second quarter of 1996 due to their anti-dilutive effect. Had these anti-dilutive shares been included in the calculation of earnings per share, such amount for the second quarter of 1996 would have been $.09 lower.

           Net sales for the six months ended June 30, 1997, were $1,892 million, a five percent increase over the $1,805 million reported for the first six months of 1996. This increase reflects the strength of the Company's roofing and foam businesses in the Building Materials segment, coupled with the Company's continued expansion through strategic niche acquisitions.

           For the six months ended June 30, 1997, the Company reported net income of $105 million, or $1.87 per share, compared to a net loss of $434 million, or $8.43 per share, for the comparable period in 1996. When compared to the earlier year period, net income for the six months ended June 30, 1997 was negatively impacted by price declines, partially offset by the benefit of increased volumes and productivity gains, particularly in the insulation business.

           In addition to the net asbestos charge recorded in the second quarter of 1996, results for the six months ended June 30, 1996 included a $37 million pretax gain from the sale of the Company's minority interest in Asahi Fiber Glass Co. Ltd. in Japan and several one-time special charges, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation. The impact of the gain on net income was reduced to near zero by these special items.

           Marketing and administrative expenses were $122 million for the quarter ended June 30, 1997, compared to $115 million in the same period in 1996. The increase is primarily the result of incremental administrative expenses from acquisitions.

           In the Building Materials segment, sales increased 8% for the quarter and six months ended June 30, 1997 compared to 1996. This growth reflects the incremental sales from acquisitions as well as an increase in volume, particularly in the roofing and foam businesses. Income from operations for Building Materials increased to $122 million for the six months ended June 30, 1997. This improvement is primarily the result of volume increases, productivity gains and incremental amounts derived from acquisitions offset in part by the continuing costs of the Company's expansion program in the Asia Pacific region.

           On June 27, the Company acquired 92% of the outstanding stock of Fibreboard through the Fibreboard Tender Offer, which was commenced in May for all of the outstanding shares of Fibreboard at $55 per share. In early July, Fibreboard became a wholly owned subsidiary as a result of the Fibreboard Merger consummated at the same price as the Fibreboard Tender Offer. The purchase price of Fibreboard was $657 million, including $138 million of debt assumed, the majority of which was financed through borrowings under the Credit Agreement long-term credit facility early in the third quarter of 1997. Fibreboard is one of the five largest producers in North America of vinyl siding and accessories, marketing products under the brand names Norandex and Vytec. The business has plants in the U.S. and Canada and also operates more than 130 company-owned distribution centers in 32 states. Fibreboard is also the leading producer of manufactured stone used in home building construction. On July 15, the Company announced plans to sell the Pabco business of Fibreboard. Pabco is a producer of calcium silicate insulation used for industrial pipe applications and metal jacketing for pipe insulation.

           As the Fibreboard Acquisition was completed at the end of the quarter, the reported results do not include the results of operations of Fibreboard. To enhance comparability, certain information below is presented on a "pro forma" basis and reflects the acquisition of Fibreboard (excluding Pabco and operations that were discontinued by Fibreboard prior to the Fibreboard Acquisition) as though it had occurred at the beginning of the respective periods presented. The pro forma results include certain adjustments, primarily for depreciation and amortization, interest and other expenses directly attributable to the Fibreboard Acquisition and are not necessarily indicative of the combined results that would have occurred had the Fibreboard Acquisition occurred at the beginning of those periods.

                                                          Pro Forma                     As Reported
                                                       Six Months Ended               Six Months Ended
                                                           June 30,                       June 30,
                                                      ----------------------          ---------------------
                                                       1997           1996             1997           1996
                                                      ------          ------          ------         ------
                                                        (In millions of dollars, except share date)
Net Sales                                             $2,223          $2,092          $1,892         $1,805
Income from continuing operations                         99            (443)            105           (434)
Fully diluted earnings per share from                 $ 1.76          $(8.59)         $ 1.87         $(8.43)
      continuing operations

           Additionally, during the first quarter of 1997, the Company acquired Polypan Nord S.P.A., a manufacturer of extruded polystyrene foam (XPS) insulation products based in Italy and Falcon Manufacturing of California, Inc., a U.S. producer of expanded polystyrene (EPS) foam insulation products.

           In the Composite Materials segment, sales increased four percent for the quarter ended June 30, 1997, but were down two percent for the six months then ended, when compared to the comparable 1996 periods. While composites sales showed improvement in overall volume, the business continued to experience significant price decline during the quarter, particularly in Europe where weakening currencies compounded the sales decline. Composite Materials income from operations in the quarter and six months ended June 30, 1997, of $52 and $101 million, respectively, declined from the equivalent prior year periods. The declines are primarily attributable to the pricing weakness being experienced in Europe. The Company does not expect to see significant improvement in the Composite Materials segment in 1997. However, the Company now believes pricing is stabilizing in both the U.S. and Europe and has implemented a price increase effective during the second half of the year.

           During the second quarter of 1997, the Company completed the acquisition of the assets of The Stewart Group, Inc., a manufacturer and marketer of a composite central strength member for telecommunication cable using a proprietary technology. With this addition, the Company now markets a complete line of glass fiber products that protect and reinforce fiber optic and copper telecommunications cable.

           In the first quarter of 1997, the Company completed the previously announced acquisition of Knytex Company, a manufacturer of specialty glass fiber fabrics.

           The Company's cost of borrowed funds for the quarter ended June 30, 1997 was $5 million higher than during second quarter 1996, due to increased borrowings used to fund growth in working capital and certain acquisitions.

      Years Ended December 31, 1996, 1995 and 1994

           Net sales were $3.832 billion for the year ended December 31, 1996, reflecting a 6% increase from the 1995 level of $3.612 billion. Net sales in 1994 were $3.351 billion. Most of the 1996 growth is attributable to volume increases in the Building Materials segment, particularly in North America, as well as incremental sales growth resulting from 1995 and 1996 acquisitions. See Notes 1 and 5 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated herein by reference. Sales outside the U.S. represented 25% of total sales for the year ended December 31, 1996, compared to 27% and 24% for the years 1995 and 1994, respectively. The strength of U.S. Building Materials sales in combination with sluggish European Composites business contributed to the slightly lower percentage of sales outside the U.S. when compared to 1995. Gross margin for each of the years ended December 31, 1996 and 1995 was 26%, up from 24% in 1994. Gross margin in 1996 was adversely impacted by the lower sales volume in the European Composites business.

           For the year ended December 31, 1996, the Company reported a net loss of $284 million, or $5.50 per share, compared to net income of $231 million, or $4.40 per share, and net income of $159 million, or $3.35 per share, for the years ended December 31, 1995 and 1994, respectively. The 1996 net loss reflects a net after-tax charge of $542 million, or $10.49 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million, or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; an after-tax charge of $26 million, or $.50 per share, for restructuring and other actions; a $27 million, or $.52 per share reduction of tax reserves due to favorable legislation; and an after-tax gain of $27 million, or $.52 per share from the sale of the Company's interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd. The net loss created by the special items mentioned above caused common stock equivalents and convertible securities to be excluded from the number of fully diluted shares reported in 1996 due to their anti-dilutive effect. For comparative purposes, these anti-dilutive shares have been included in the calculation of fully diluted net income per share from ongoing operations in 1996 and represent a difference of $.32 per share. Net income from ongoing operations was $257 million, or $4.65 per share, for the year ended December 31, 1996, compared to $223 million, or $4.25 per share in 1995, discussed below. The 15% increase in net income from ongoing operations in 1996 over 1995 reflects the benefits of acquisitions, strong results from Building Materials in North America, particularly in the roofing and foam businesses, and a favorable litigation settlement with a former supplier, offset in part by increased administrative costs from regional expansion into Asia Pacific and globally within the engineered pipe systems business. See Notes, 8, 12, 18 and 21 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying prospectus by reference.

           Net income of $231 million, or $4.40 per share, for the year ended December 31, 1995 reflects a one time gain of $8 million, or $.15 per share, resulting from a tax loss carryback. Net income from ongoing operations for the year ended December 31, 1995 was $223 million, or $4.25 per share. See Note 8 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying prospectus by reference.

           Net income of $159 million for the year ended December 31, 1994 included the following special items: an after-tax gain of $123 million, or $2.45 per share, reflecting a change to the capital method of accounting for the rebuilding of glass melting facilities; an after-tax charge of $85 million, or $1.69 per share, for productivity initiatives and other actions; a non-cash, after-tax charge of $10 million, or $.20 per share, to reflect adoption of Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, for plans outside the United States; and a non-cash, after-tax charge of $28 million, or $.56 per share, to reflect adoption of SFAS No. 112, Employers' Accounting for Postemployment Benefits. See Notes 6, 18 and 19 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying prospectus by reference.

           In the Building Materials segment, sales increased 12% for the year ended December 31, 1996 compared to 1995. This growth reflects volume increases, particularly in North America, as well as incremental sales from 1995 and 1996 acquisitions offset by a slight decline in prices, particularly in Canada. Income from ongoing operations for Building Materials increased 14% from 1995 levels due to acquisitions, increased sales volumes and the improving performance in the Company's Asia Pacific operations.

           Building Materials sales in the U.S. increased 11% and Canada also posted improvement in 1996. This improvement in the North American markets is being driven by the Company's integration of its expanded product line from acquisitions and branded products into the Company's well established channels of distribution. The expanded product line includes Luminess(TM) vinyl windows, Transitions(R) vinyl siding and FOAMULAR(R) rigid polystyrene foam insulation. The third quarter 1996 acquisition of Celfortec, a Canadian producer of FOAMULAR(R) insulation, also contributed to Building Materials growth in North America. Building Materials Europe sales increased 11% over 1995, primarily from the second quarter 1996 acquisition of the extruded polystyrene foam business of Linpac Insulation, with production facilities in the U.K. and Spain. With these acquisitions in the extruded polystyrene foam operations in Europe and Canada and the joint venture announced in 1996 to produce foam insulation in China, the Company has significantly expanded its global position in the foam insulation business as part of the Company's global building systems strategy.

           In 1996, the Company's roofing business continued to increase sales and improve margins through volume increases and productivity initiatives. The window business also continued to experience significant sales growth and productivity improvements during the year. Additionally, in the second quarter of 1996 the Company acquired the U.S. assets of Partek Insulation, a producer of rock mineral wool insulation, which has expanded the Company's insulation product offering into the high temperature insulation market. The Company further expanded its Building Materials multi-product offering in 1996 with the introduction of the branded products, Build-R-Tape(R) used to seal sheathing joints and PinkSeal(TM) foam sealant.

           In the Composite Materials segment, sales decreased 5% for the year ended December 31, 1996. This sales decrease is primarily the result of sluggish European reinforcements business as well as a decline in the Canadian market, while in the U.S., composites sales remained relatively flat. Income from ongoing operations posted a 4% increase over the prior year, reflecting improved operating performance and productivity improvements, particularly in the U.S.

           In 1996, the Company announced three new large diameter glass reinforced plastic ("GRP") pipe joint ventures, one in Colombia, Egypt and Turkey. GRP pipe is used primarily in water and wastewater systems. In addition to these ventures, the Company also formed an application development center in India and announced plans for similar such centers in Brazil and China, to develop and promote the use of composite materials as a replacement for more traditional materials.

           At the end of 1996, the Company announced the acquisition of the remainder of the equity interest in Knytex(R), a manufacturer of specialty glass fiber fabrics. This business, which knits, weaves, stitches or bonds glass fiber to provide value-added performance characteristics, will be combined with the Company's existing European specialty fabrics business to form Owens Corning Fabrics.

           The Company's cost of borrowed funds for the year ended December 31, 1996 was $77 million, $10 million lower than 1995. The average total debt outstanding during the year decreased substantially in 1996 compared to 1995 as the result of the mid-year 1995 conversion of $173 million of the Company's 8% convertible junior subordinated debentures into shares of common stock, combined with the issuance of $200 million of convertible preferred securities. In 1996, the Company averaged short-term debt of $129 million, approximately $55 million lower than in 1995. The average debt reduction, together with lower average short-term interest rates, contributed to the lower cost of borrowed funds in 1996. Additionally, due to several large construction projects, interest capitalized in 1996 increased about $4 million over 1995. See Notes 2 and 3 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying prospectus by reference.

           At December 31, 1996, certain of the Company's foreign subsidiaries and state tax jurisdictions have combined tax net operating loss carryforwards the benefit of which is approximately $63 million. The Company has $580 million in net deferred tax assets at December 31, 1996, all of which management expects will be realized through future income from operations. See Note 8 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying prospectus by reference.

LIQUIDITY, CAPITAL RESOURCES AND OTHER RELATED MATTERS

      Six Months Ended June 30, 1997

           Cash flow from operations, excluding asbestos-related activities, was negative $6 million for the second quarter of 1997, compared to $73 million for second quarter 1996. The decline from 1996 to 1997 is primarily attributable to a reduction in accounts payable and accrued liabilities, and an increase in accounts receivable. Excluding Fibreboard inventories of approximately $110 million, inventories at June 30, 1997 increased 26% over December 31, 1996 levels due to the Company's seasonal inventory build in the first half of the year. See Notes 6 and 7 to the Consolidated Financial Statements of the Company as of June 30, 1997, included in the Second Quarter Form 10-Q, which is incorporated in the accompanying prospectus by reference.

           At June 30, 1997, the Company's net working capital was $260 million and its current ratio was 1.22, as compared to negative $163 million and .85, respectively at December 31, 1996. The increase in 1997 is the result of increased working capital, driven by higher seasonal inventories and receivables, as well as a decline in accounts payable and accrued liabilities.

           The Company's total borrowings at June 30, 1997 were $2,033 million, $1,099 million higher than at year-end 1996. The June 30, 1997 long-term debt balance includes $519 million payable, as well as $138 million of debt assumed, for the acquisition of Fibreboard. The acquisition amounts were drawn from the Company's new credit facility in early July. Since the cash was not exchanged until July, the Consolidated Statement of Cash Flows, for the quarter and six months ended June 30, 1997, does not reflect the acquisition of Fibreboard. Typically, the Company reports greater cash usage during the first half of the year as the Company builds inventories and other working capital.

           As of June 30, 1997, the Company had unused lines of credit of $736 million available under long-term bank loan facilities and an additional $37 million under short-term facilities, after the exclusion of the amount utilized in early July to fund the acquisition of Fibreboard, compared to $440 million and $195 million, respectively, at year-end 1996. The increase in available lines of credit is the result of the new $2 billion credit facility established to fund the acquisition of Fibreboard. Letters of credit issued under the Company's new long-term loan facility, most of which support appeals from asbestos trials, reduce the available credit of that facility. The impact of such reduction is reflected in the unused lines of credit discussed above. See Notes 3 and 4 of the Consolidated Financial Statements of the Company as of June 30, 1997, included in the Second Quarter Form 10-Q, which is incorporated in the accompanying prospectus by reference.

           Capital spending for property, plant and equipment, excluding acquisitions and investments in affiliates, was $131 million for the first six months of 1997. For the year 1997, the Company anticipates capital spending, exclusive of acquisitions and investments in affiliates, to be approximately $250 million, the majority of which is committed. The Company expects that funding for these expenditures will be from the Company's operations and external sources as required.

           Gross payments for asbestos litigation claims against Owens Corning during the second quarter of 1997, including $11 million in defense costs and $2 million for appeal bond and other costs, were $90 million. Proceeds from insurance were $24 million, resulting in a net pretax cash outflow of $66 million, or $40 million after-tax. During the second quarter of 1997, Owens Corning received approximately 9,700 new asbestos personal injury cases and closed approximately 3,200 cases. Over the next twelve months, Owens Corning's total payments for asbestos litigation claims, including defense costs, are expected to be approximately $300 million. Proceeds from insurance of $50 million are expected to be available to cover Owens Corning's costs, resulting in a net pretax cash outflow of $250 million, or $150 million after-tax. See
Note 8 Item A to the Consolidated Financial Statements of the Company as of June 30, 1997, incorporated in the accompanying prospectus by reference.

           During the next twelve months, any payments for asbestos claims against Fibreboard are expected to be paid by Fibreboard's insurers. See Note 8 Item B to the Consolidated Financial Statements of the Company as of June 30, 1997, included in the Second Quarter Form 10-Q, which is incorporated in the accompanying prospectus by reference.

           The Company expects funds generated from operations, together with funds available under long and short term bank loan facilities, to be sufficient to satisfy its debt service obligations under its existing indebtedness, as well as its contingent liabilities for uninsured asbestos personal injury claims.

           The Company has been deemed by the Environmental Protection Agency
(EPA) to be a potentially responsible party (PRP) with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund). The Company has also been deemed a PRP under similar state or local laws, including two state Superfund sites where the Company is the primary generator. In other instances, other PRPs have brought suits or claims against the Company as a PRP for contribution under such federal, state or local laws. During the second quarter of 1997, the Company was designated a PRP in such federal, state, local or private proceedings for one additional site. At June 30, 1997, a total of 42 such PRP designations remained unresolved by the Company, some of which designations the Company believes to be erroneous. The Company is also involved with environmental investigation or remediation at a number of other sites at which it has not been designated a PRP. The Company has established a $30 million reserve, of which $15 million relates to Fibreboard, for its Superfund (and similar state, local and private action) contingent liabilities. Based upon information presently available to the Company, and without regard to the application of insurance, the Company believes that, considered in the aggregate, the additional costs associated with such contingent liabilities, including any related litigation costs, will not have a materially adverse effect on the Company's results of operations, financial condition or long-term liquidity.

           The 1990 Clean Air Act Amendments (Act) provide that the EPA will issue regulations on a number of air pollutants over a period of years. Until these regulations are developed, the Company cannot determine the extent to which the Act will affect it. The Company anticipates that its sources to be regulated will include glass fiber manufacturing and asphalt processing activities. The EPA's announced schedule is to issue regulations covering glass fiber manufacturing by late 1997 and asphalt processing activities by late 2000, with implementation as to existing sources up to three years thereafter. Based on information now known to the Company, including the nature and limited number of regulated materials it emits, the Company does not expect the Act to have a materially adverse effect on the Company's results of operations, financial condition or long-term liquidity.

      Years Ended December 31, 1996, 1995 and 1994

           Cash flow from operations, excluding proceeds from insurance and payments for asbestos litigation claims, was $501 million for 1996, compared to $342 million for 1995. The increase in cash flow from operations in 1996 relates to an increase in accounts payable and accrued liabilities offset in part by an increase in inventory. Additionally, 1995 cash flow from operations was reduced by $64 million for the December 1995 funding of a Voluntary Employee's Beneficiary Association (VEBA) trust. The 1996 cash flow from operations reflects the disbursements for benefits from the VEBA trust and collection of a tax receivable. See Note 6 to the Consolidated Financial Statements of the Company included in the 1996 Form 10K which is incorporated in the accompanying prospectus by reference.

           At December 31, 1996, the Company's net working capital and current ratio were negative $163 million and .85, compared to negative $9 million and
 .99 at December 31, 1995, and negative $143 million and .87 at December 31, 1994, respectively. The decrease in 1996 was primarily due to increased accounts payable and accrued liabilities, and also a larger current asbestos liability, offset somewhat by increased inventories. Excluding the impact of short-term borrowings used to finance a $110 million U.K. acquisition in June 1994, the Company's net working capital was negative $33 million and its current ratio was
 .97 at December 31, 1994.

           During 1995, virtually all of the Company's $173 million issue of 8% convertible junior subordinated debentures were converted. Debentures not converted were redeemed for cash. The conversion resulted in the issuance of 5.8 million new shares of common stock. Also in 1995, Owens-Corning Capital, L.L.C., a Delaware limited liability company, of which all of the common limited company interests are indirectly owned by the Company, issued $200 million of 6.5% cumulative convertible preferred securities. The proceeds from the issuance were loaned to the Company and partially used to repay a short-term credit facility. See Note 4 to the Consolidated Financial Statements of the Company included in the 1996 Form 10K which is incorporated in the accompanying prospectus by reference.

           Capital spending for property, plant and equipment, excluding acquisitions, was $325 million during 1996.

           Gross payments for asbestos litigation claims during 1996, including $44 million in defense costs and $11 million for appeal bond and other costs, were $267 million. Proceeds from insurance were $101 million resulting in a net pretax cash outflow of $166 million, or $100 million after-tax. During 1996, the Company received approximately 36,400 new asbestos personal injury cases and closed approximately 22,700 cases. See Note 21 to the Consolidated Financial Statements of the Company included in the 1996 Form 10K which is incorporated in the accompanying prospectus by reference.

           In June 1996 the Company filed a lawsuit in federal court in New Orleans alleging a massive scheme to defraud the Company in connection with asbestos litigation cases. The suit alleges that medical test results in tens of thousands of asbestos litigation claims were falsified by the owners and operators of certain pulmonary function testing laboratories. A second lawsuit, alleging similar practices, was filed against the owner and operator of an additional testing laboratory in January 1997. The Company believes that at least 40,000 claims in its current backlog involve plaintiffs whose pulmonary function tests were improperly administered or manipulated by the testing laboratories or otherwise inconsistent with proper medical practice.

FUTURE REQUIRED ACCOUNTING CHANGES

           On June 30, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. The Company is required to adopt the new standard for periods beginning after December 15, 1997.

           In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS No.128). This statement introduces new methods for calculating earnings per share. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to restate earnings per share reported in prior periods to conform with this statement. The Company is required to adopt the new standard for periods ending after December 15, 1997. The Company believes that the adoption of this standard will result in essentially the same earnings per share when comparing the current fully diluted earnings per share calculation to the calculation of diluted earnings per share required by SFAS No. 128.

                          ASBESTOS AND OTHER LITIGATION

           The following is a discussion of the status of the asbestos and other litigation as of June 30, 1997; see also " Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity, Capital Resources and Other Related Matters."

ASBESTOS LIABILITIES

      Owens Corning (Excluding Fibreboard)

           Owens Corning is a co-defendant with other former manufacturers, distributors and installers of products containing asbestos and with miners and suppliers of asbestos fibers (collectively, the "Producers") in personal injury and property damage litigation. The personal injury claimants generally allege injuries to their health caused by inhalation of asbestos fibers from Owens Corning's products. Most of the claimants seek punitive damages as well as compensatory damages. The property damage claims generally allege property damage to school, public and commercial buildings resulting from the presence of products containing asbestos. Virtually all of the asbestos-related lawsuits against Owens Corning arise out of its manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture of which was discontinued in 1972.

           Status. As of June 30, 1997, approximately 165,700 asbestos personal injury claims were pending against Owens Corning, of which 16,700 were received in the first six months of 1997. Owens Corning received approximately 36,400 such claims in 1996 and 55,900 in 1995.

           Many of the recent claims appear to be the product of mass screening programs and not to involve malignancies or other significant asbestos related impairment. Owens Corning believes that at least 40,000 of the recent claims involve plaintiffs whose pulmonary function tests ("PFTs") were improperly administered or manipulated by the testing laboratory or otherwise inconsistent with proper medical practice, and it is investigating a number of testing organizations and their methods. In 1996 Owens Corning filed suit in federal court in New Orleans, Louisiana against the owners and operators of certain pulmonary function testing laboratories in the southeastern U.S. challenging such improper testing practices. This matter is now in active pre-trial discovery. In January 1997, Owens Corning filed a similar suit in federal court in Jackson, Mississippi against the owner of an additional testing laboratory.

           During 1996 Owens Corning engaged in discussions with a group of approximately 30 leading plaintiffs' law firms to explore approaches toward resolution of its asbestos liability. Agreements with the various firms not to file claims against Owens Corning except for those involving malignancies, most of which agreements expired on or before January 1, 1997, may have impacted the number of cases received by Owens Corning during 1996 and the first two quarters of 1997.

           Through June 30, 1997, Owens Corning had resolved (by settlement or otherwise) approximately 192,100 asbestos personal injury claims. This number includes cases resolved by two orders of dismissal for lack of medical proof, covering approximately 18,900 federal maritime cases which named Owens Corning as a defendant, resulting in a 15,600 case reduction in the backlog after reduction for duplicate cases and cases previously settled. Of these cases, approximately 11,700 were dismissed in 1996, with the remaining 3,900 being dismissed in the first quarter of 1997. During 1996, 1995 and 1994, Owens Corning resolved approximately 60,600 asbestos personal injury claims, over 99% without trial, and incurred total indemnity payments of $626 million (an average of about $10,300 per case).

           Owens Corning's indemnity payments have varied considerably over time and from case to case, and are affected by a multitude of factors. These include the type and severity of the disease sustained by the claimant (i.e., mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes); the occupation of the claimant; the extent of the claimant's exposure to asbestos-containing products manufactured, sold or installed by Owens Corning; the extent of the claimant's exposure to asbestoscontaining products manufactured, sold or installed by other Producers; the number and financial resources of other Producer defendants; the jurisdiction of suit; the presence or absence of other possible causes of the claimant's illness; the availability or not of legal defenses such as the statute of limitations or state of the art; whether the claim was resolved on an individual basis or as part of a group settlement; and whether the claim proceeded to an adverse verdict or judgment.

           Insurance. As of June 30, 1997, Owens Corning had approximately $265 million in unexhausted insurance coverage (net of deductibles and self-insured retentions and excluding coverage issued by insolvent carriers) under its liability insurance policies applicable to asbestos personal injury claims. This insurance, which is substantially confirmed, includes both products hazard coverage and primary level non-products coverage. Portions of this coverage are not available until 1998 and beyond under agreements with the carriers confirming such coverage. All of Owens Corning's liability insurance policies cover indemnity payments and defense fees and expenses subject to applicable policy limits.

           In addition to its confirmed primary level non-products insurance, Owens Corning has a significant amount of unconfirmed potential non-products coverage with excess level carriers. For purposes of calculating the amount of insurance applicable to asbestos liabilities, Owens Corning has estimated its probable recoveries in respect of this additional non-products coverage at $225 million, which amount was recorded in the second quarter of 1996. This coverage is unconfirmed and the amount and timing of recoveries from these excess level policies will depend on subsequent negotiations or proceedings.

           Reserve. The Company's financial statements include a reserve for the estimated cost associated with Owens Corning's asbestos personal injury claims. This reserve was established principally through a charge to income in 1991 for the costs of asbestos claims expected to be received through 1999 and an additional $1.1 billion non-recurring, noncash charge to income (before taking into account the probable nonproducts insurance recoveries) during the second quarter of 1996 for cases that may be received subsequent to 1999. In establishing the reserve, Owens Corning took into account, among other things, the effect of federal court decisions relating to punitive damages and the certification of class actions in asbestos cases, the discussions with the group of plaintiffs' law firms referred to above, the results of its continuing investigations of medical screening practices of the kind at issue in the federal PFT lawsuits, recent developments as to the prospects for federal and state tort reform, the continued rate of case filings at historically high levels, additional information on filings received during the 1993-1995 period and other factors. The combined effect of the $1.1 billion charge and the $225 million probable additional non-products insurance recovery was an $875 million charge in the second quarter of 1996.

           Owens Corning's estimated total liabilities in respect of indemnity and defense costs associated with pending and unasserted asbestos personal injury claims that may be received in the future, and its estimated insurance recoveries in respect of such claims, are reported separately as follows:

                                                              June 30,         December 31,
                                                                1997                 1996
                                                             ----------           --------
                                                                 (In millions of dollars)
Reserve for asbestos
litigation claims
       Current                                               $      300           $    300
       Other                                                      1,485              1,670
                                                             ----------           --------
           Total Reserve                                          1,785              1,970
                                                             ----------           --------
Insurance for asbestos
litigation claims
       Current                                                       50                100
       Other                                                        440                454
                                                             ----------           --------
           Total Insurance                                          490                554
                                                             ----------           --------
Net Owens Corning Asbestos Liability                         $    1,295           $  1,416
                                                             ==========           ========

           Owens Corning cautions that such factors as the number of future asbestos personal injury claims received by it, the rate of receipt of such claims, and the indemnity and defense costs associated with asbestos personal injury claims, as well as the prospects for confirming additional insurance, including the additional $225 million in non-products coverage referenced above, are influenced by numerous variables that are difficult to predict, and that estimates, such as Owens Corning's, which attempt to take account of such variables, are subject to considerable uncertainty. Owens Corning believes that its estimate of liabilities and insurance will be sufficient to provide for the costs of all pending and future asbestos personal injury claims that involve malignancies or significant asbestos-related functional impairment. While such estimates cover unimpaired claims, the number and cost of unimpaired claims are much harder to predict and such estimates reflect Owens Corning's belief that such claims have little or no value. Owens Corning will continue to review the adequacy of its estimate of liabilities and insurance on a periodic basis and make such adjustments as may be appropriate.

           Management Opinion. Although any opinion is necessarily judgmental and must be based on information now known to Owens Corning, in the opinion of management, while any additional uninsured and unreserved costs which may arise out of pending personal injury and property damage asbestos claims and additional similar asbestos claims filed in the future may be substantial over time, management believes that any such additional costs will not impair the ability of the Company to meet its obligations, to reinvest in its businesses or to take advantage of attractive opportunities for growth.

      Fibreboard (Excluding Owens Corning)

           Prior to 1972, Fibreboard manufactured insulation products containing asbestos. Fibreboard has since been named as a defendant in many thousands of personal injury claims for injuries allegedly caused by asbestos exposure as well as in asbestos property damage cases.

           As of June 30, 1997, approximately 97,600 asbestos personal injury claims were pending against Fibreboard, of which 21,200 were received in the first six months of 1997. Fibreboard received approximately 32,900 such claims in 1996 and 20,700 in 1995. These claims and most of the pending claims are made against the Fibreboard Global Settlement Trust and are subject to the Global Settlement injunction discussed below. In the first six months of 1997, Fibreboard resolved approximately 1,800 asbestos personal injury claims at an average cost of $22,000 per claim. Approximately 2,700 such claims were resolved in 1996 at an approximate average cost of $34,000 per claim and 14,500 were resolved in 1995 at an approximate average cost of $12,000 per claim.

           The average cost per claim has increased recently from the historical average cost of $11,000 per claim. This is due to the absence of group settlements, where large numbers of low value cases are traditionally settled along with higher value cases, and due to the fact that in 1996 and 1997 a relatively small number of individual cases involving more seriously injured plaintiffs were settled as exigent claims (all of which are malignancy claims) during the pendency of the Global Settlement injunction discussed below.

           As of June 30, 1997, amounts payable under various asbestos claim settlement agreements were $88 million. These amounts are payable either from the Settlement Trust discussed below or directly by the insurers. Amounts due from insurers in payment of these or past claims paid directly by Fibreboard, as of June 30, 1997 are $110 million.

           The asbestos-related long-term debt of $26 million consists of amounts advanced under a reimbursement agreement; interest accrues at prime minus 2%.

           Fibreboard has unique insurance coverage of personal injury claims. During 1993, Fibreboard and its insurers, Continental Casualty Company (Continental) and Pacific Indemnity Company (Pacific), entered into the Insurance Settlement, and Fibreboard, its insurers and representatives of a nationwide class of future asbestos plaintiffs entered into the Global Settlement. These agreements are interrelated and require final court approval. On July 26, 1996, the U.S. Fifth Circuit Court of Appeals affirmed the Global Settlement by a majority decision and the Insurance Settlement by a unanimous decision.

           The parties opposing the Global Settlement filed petitions seeking review with the U.S. Supreme Court. On June 27, 1997, the Supreme Court granted the petition, vacated the judgment and remanded the case to the Fifth Circuit for further consideration in light of the Supreme Court's decision in the GEORGINE class action involving asbestos claims filed against members of the Center for Claims Resolution. In light of this ruling, final resolution of the Global Settlement may not be known until 1998 or later.

           On October 24, 1996, the statutory time period for objectors to seek further judicial review of the Insurance Settlement lapsed with no petition for review having been filed with the U.S. Supreme Court. Therefore, the Insurance Settlement is now final and not subject to further appeal.

           The parties will continue to seek approval of the Global Settlement. If the Global Settlement becomes effective, all asbestos-related personal injury liabilities of Fibreboard will be resolved through insurance funds and existing corporate reserves. A permanent injunction barring the filing of any further claims against Fibreboard or its insurers is included as part of the Global Settlement. Upon final approval, Fibreboard's insurers are required to pay existing settlements and assume full responsibility for any claims filed before August 27, 1993, the date the settling parties reached agreement on the terms of the Global Settlement. A court-supervised claims processing trust ("Settlement Trust") will be responsible for resolving claims which were not filed against Fibreboard before August 27, 1993, and any further claims that might otherwise be asserted against Fibreboard in the future.

           The Settlement Trust will be funded principally by Continental and Pacific. These insurers have placed $1,525 million in an interest-bearing escrow account pending court approval of the settlements. Fibreboard is responsible for contributing $10 million plus accrued interest toward the Settlement Trust, which it will obtain from other remaining insurance sources and existing reserves. The Home Insurance Company has already paid $9.9 million into the escrow account on behalf of Fibreboard, in satisfaction of an earlier settlement agreement. The balance of the escrow account was $1,691 million at June 30, 1997, after payment of interim expenses and exigent claims associated with the Global Settlement.

           If the Global Settlement becomes effective, Fibreboard would have no on-going or future liabilities for asbestos personal injury claims in excess of the $10 million currently reserved in other long term liabilities.

           The Insurance Settlement is structured as an alternative solution in the event the Global Settlement fails to receive final approval. Under the Insurance Settlement, Continental and Pacific will pay in full settlements reached as of August 27, 1993 and provide Fibreboard with the remaining balance of the Global Settlement escrow account for claims filed after August 27, 1993, plus an additional $475 million for claims which were pending but not settled at August 27, 1993, less amounts paid for those claims since August 27, 1993. Under the Insurance Settlement, Fibreboard will manage the defense and resolution of asbestosrelated personal injury claims and will remain subject to suit by asbestos personal injury claimants.

           The Insurance Settlement will not be fully implemented or funded until such time as the Global Settlement has been finally resolved. In the event the Global Settlement is finally approved, the Insurance Settlement will not be implemented.

           While there are various uncertainties regarding whether the Global Settlement or the Insurance Settlement will be in effect, and these may ultimately impact Fibreboard's liability for asbestos personal injury claims, the Company believes the amounts available under the Insurance Settlement will be adequate to fund the ongoing defense and indemnity costs associated with asbestos-related personal injury claims for the foreseeable future.

           The Company anticipates reevaluating and updating its estimates of the Fibreboard liability for asbestos personal injury claims once it is determined which of the Global Settlement or the Insurance Settlement is ultimately implemented.

NON-ASBESTOS LIABILITIES

           Various other lawsuits and claims arising in the normal course of business are pending against the Company, some of which allege substantial damages. Management believes that the outcome of these lawsuits and claims will not have a materially adverse effect on the Company's financial position or results of operations.

                              ACCOUNTING TREATMENT

           The financial statements the Trust will be reflected in the Company's consolidated financial statements, with the Capital Securities shown as Company-obligated preferred securities of the Trust. The financial statement footnotes to the Company's consolidated financial statements will reflect that the sole asset of the Trust will be $___________ principal amount of the ___% Junior Subordinated Debentures due ____________, 2000 of the Company.

                      DESCRIPTION OF THE CAPITAL SECURITIES

      The Capital Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, Wilmington Trust Company, an independent trustee, will act as indenture trustee for the Capital Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Capital Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Capital Securities and the Declaration does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (including the definitions therein of certain terms), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Trust Act and the Trust Indenture Act. Wherever particular defined terms are referred to in this Prospectus Supplement, such defined terms are incorporated herein by reference.

GENERAL

      The Declaration authorizes the Owens Corning Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Capital Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own the Junior Subordinated Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Capital Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Capital Securities Guarantee". The Capital Securities Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the Capital Securities. The Capital Securities Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Capital Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures. See "Description of the Capital Securities -- Voting Rights."

DISTRIBUTIONS

      Distributions on the Capital Securities will be fixed at a rate per annum of % of the stated liquidation amount of $1,000 per Capital Security. Distributions in arrears for more than one payment period will bear interest thereon at the rate per annum of % thereof compounded semi-annually. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

      Distributions on the Capital Securities will be cumulative, will accrue
from       , 1997, and will be payable semi-annually in arrears on
and                     of each year, commencing                   , 1997,
when, as and if available for payment. Distributions will be made by the Institutional Trustee, except as otherwise described below.

      The Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures, which, if exercised, would defer distributions on the Capital Securities (though such distributions would continue to accrue with interest) during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debentures is limited to a period not extending beyond the maturity date of the Junior Subordinated Debentures. In the event that the Company exercises this right, then (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement, or any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Junior Subordinated Debentures, and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Capital Securities Guarantee or the Common Securities Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Capital Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

      Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available in the Property Account for the payment of such distributions. The Trust's funds available for distribution to the holders of the Capital Securities will be limited to payments received from the Company on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures." The payment of distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Capital Securities Guarantee".

      Distributions on the Capital Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant
record dates, which will be the        or        prior to the relevant payment
dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that any date on which distributions are to be made on the Capital Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

MATURITY; MANDATORY REDEMPTION

      The Junior Subordinated Debentures will mature on         , 2000. The
Junior Subordinated Debentures may be prepaid in whole (but not in part) at any time within 90 days of the occurrence of a Special Event (as defined herein). See "Description of the Junior Subordinated Debentures -- Special Event Prepayment." Upon the repayment of the Junior Subordinated Debentures, whether at maturity or as a result of the occurrence of a Special Event, the proceeds from such repayment shall simultaneously be applied to redeem Capital Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

      The Company will have the right at any time to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. As of the date of any distribution of Junior Subordinated Debentures upon dissolution of the Trust, (i) the Capital Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, and (iii) any certificate representing Capital Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Capital Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

      There can be no assurance as to the market prices for either the Capital Securities or the Junior Subordi- nated Debentures that may be distributed in exchange for the Capital Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Capital Securities or such Junior Subordinated Debentures may trade at a discount to the price that an investor paid to purchase the Capital Securities offered hereby.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

      In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Capital Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $1,000 per Capital Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Capital Securities have been distributed on a pro rata basis to the holders of the Capital Securities.

      If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Capital Securities, except that if a Declaration Event of Default (as defined herein) has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities with regard to such distributions.

      Pursuant to the Declaration, the Trust shall terminate (i) on , 2002, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, the filing of a certificate of cancellation with respect to the Trust [after written direction from the Company to dissolve the Trust] after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file such certificate of cancellation], or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debentures, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust, or
(vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

      An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Capital Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures in respect of an Indenture Event of Default after a holder of record of Capital Securities has made a written request, such holder of record of Capital Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, then a holder of Capital Securities may directly institute a proceeding after the respective due date specified in the Junior Subordinated Debentures for enforcement of payment to such holder directly of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder. In connection with such a direct action by a holder of Capital Securities, the Company shall have the right under the Indenture to set off any payment made to such holder by the Company. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

      Upon the occurrence of a Declaration Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

      Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Capital Securities Guarantee -- Modification of the Capital Securities Guarantee; Assignment," and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

      Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Junior Subordinated Debentures, (ii) waive any past Indenture Event of Default that is waivable under Section ___ of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debentures (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Capital Securities may direct the Institutional Trustee to give such consent or take such action. The Institutional Trustee shall notify all holders of the Capital Securities of any notice of default received from the Debt Trustee with respect to the Junior Subordinated

Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses
(i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

      In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Junior Subordinated Debentures outstanding. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

      A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

      Any required approval or direction of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Capital Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel Capital Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

      Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circum- stances described above, any of the Capital Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding.

      The procedures by which holders of Capital Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

      Holders of the Capital Securities will have no rights to appoint or remove the Owens Corning Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

      The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee or the Delaware Trustee), provided that, if any proposed amendment provides for (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment and such amendment shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment referred to in clause (i) above would adversely affect only the Capital Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

      Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940 (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

      The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) if the Trust is not the surviving entity, such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Junior Subordinated Debentures, (iii) the Capital Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Capital Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes, and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Capital Securities Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE-THE DEPOSITORY TRUST COMPANY

      The Depository Trust Company ("DTC") will act as securities depositary for the Capital Securities. The Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Capital Securities certificates, representing the total aggregate number of Capital Securities, will be issued and will be deposited with DTC.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Capital Securities as represented by a global certificate (a "Global Certificate").

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of Capital Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Capital Securities, except in the event that use of the book-entry system for the Capital Securities is discontinued.

      DTC has no knowledge of the actual Beneficial Owners of the Capital Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Capital Securities represented thereby for all purposes under the Declaration and the Capital Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

      DTC has advised the Company that it will take any action permitted to be taken by a holder of Capital Securities (including the presentation of Capital Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Capital Securities as to which such Participant or Participants has or have given such direction. However, if there is a

Declaration Event of Default, DTC will exchange the Global Certificates for certificated securities, which it will distribute to its Participants.

      Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Although voting with respect to the Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Distributions on the Capital Securities held in book-entry form will be made to DTC in immediately avail- able funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

      Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Capital Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Capital Securities.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Trust nor any Owens Corning Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Capital Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Capital Security certificates are required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Capital Securities will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the Capital Securities.

PAYMENT AND PAYING AGENCY

      Payments in respect of the Capital Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates, or, in the case of certificated securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be the Institutional Trustee. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Owens Corning Trustees. In the event that the Institutional Trustee shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

      The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Capital Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Capital Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Capital Securities Guarantee.

PAYING AGENT

      In addition, in the event that the Capital Securities do not remain in book-entry only form, the following provisions would apply:

      The Institutional Trustee will act as paying agent for the Capital Securities and may designate an additional or substitute paying agent at any time. Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but only upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Capital Securities after such Capital Securities have been called for redemption.

GOVERNING LAW

      The Declaration and the Capital Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

      The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Capital Securities or vary the terms thereof.

      Holders of the Capital Securities have no preemptive rights.

                 DESCRIPTION OF THE CAPITAL SECURITIES GUARANTEE

      Set forth below is a summary of information concerning the Capital Securities Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Capital Securities. The Capital Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, an independent trustee, will act as indenture trustee under the Capital Securities Guarantee (the "Capital Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Capital Securities Guarantee will be those set forth in the

Capital Securities Guarantee and those made part of the Capital Securities Guarantee by the Trust Indenture Act. Wherever particular defined terms of the Capital Securities Guarantee are defined in this Prospectus Supplement, such defined terms are incorporated herein by reference. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Capital Securities Guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, and the Trust Indenture Act. The Capital Securities Guarantee will be held by the Capital Guarantee Trustee for the benefit of the holders of the Capital Securities.

GENERAL

      Pursuant to the Capital Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full on a subordinated basis, to the holders of the Capital Securities issued by the Trust, the Guarantee Payments (as defined herein)(except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments or distributions with respect to Capital Securities issued by the Trust to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Capital Securities Guarantee (without duplication): (i) any accrued and unpaid distributions which are required to be paid on the Capital Securities, to the extent the Trust shall have funds available therefor; (ii) with respect to any Capital Securities called for redemption by the Trust, the redemption price (the "Redemption Price") and all accrued and unpaid distributions to the date of redemption, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Capital Securities or the redemption of all of the Capital Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Capital Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Capital Securities or by causing the Trust to pay such amounts to such holders.

      The Capital Securities Guarantee will be a full and unconditional guarantee on a subordinated basis of the Guarantee Payments with respect to the Capital Securities, but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Capital Securities issued by the Trust and will not have funds available therefor. The Capital Securities Guarantee, when taken together with the Company's obligations under the Indenture and the Declaration, will have the effect of providing a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Capital Securities.

      The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Capital Securities Guarantee, except that upon an Indenture Event of Default, holders of Capital Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

      In the Capital Securities Guarantee, the Company will covenant that, so long as any Capital Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Capital Securities Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement, or any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Capital Securities Guarantee or the Common Securities Guarantee).

MODIFICATION OF THE CAPITAL SECURITIES GUARANTEE; ASSIGNMENT

      Except with respect to any changes which do not adversely affect the rights of holders of Capital Securities (in which case no vote will be required), the Capital Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Capital Securities issued by the Trust. All guarantees and agreements contained in the Capital Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

TERMINATION

      The Capital Securities Guarantee will terminate as to the Capital Securities (a) upon full payment of the Redemption Price of all Capital Securities then outstanding, (b) upon distribution of the Junior Subordinated Debentures held by the Trust to the holders of the Capital Securities of the Trust or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Capital Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Capital Securities issued by the Trust must restore payment of any sums paid under such Capital Securities or the Capital Securities Guarantee.

EVENTS OF DEFAULT

      An event of default under the Capital Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

      The holders of a majority in liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Capital Guarantee Trustee in respect of the Capital Securities Guarantee or to direct the exercise of any trust or power conferred upon the Capital Guarantee Trustee under the Capital Securities Guarantee. If the Capital Guarantee Trustee fails to enforce the Capital Securities Guarantee, any holder of Capital Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Capital Securities Guarantee, without first instituting a legal proceeding against the Trust, the Capital Guarantee Trustee or any other person or entity. The Company waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE CAPITAL SECURITIES GUARANTEE

      The Capital Securities Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Company's common stock. The terms of the Capital

Securities provide that each holder of Capital Securities issued by the Trust by acceptance thereof agrees to the subordination provisions and other terms of the Capital Securities Guarantee.

      The Capital Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE CAPITAL GUARANTEE TRUSTEE

      The Capital Guarantee Trustee, prior to the occurrence of a default with respect to the Capital Securities Guarantee, undertakes to perform only such duties as are specifically set forth in the Capital Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Capital Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Capital Securities Guarantee at the request of any holder of Capital Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Capital Guarantee Trustee, upon the occurrence of an event of default under the Capital Securities Guarantee, from exercising the rights and powers vested in it by the Capital Securities Guarantee.

GOVERNING LAW

      The Capital Securities Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

      Set forth below is a description of the specific terms of the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture to be entered into between the Company and Wilmington Trust Company, as trustee (the "Debt Trustee"), as supplemented or amended from time to time (as so supplemented and amended, the "Indenture"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, and to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

GENERAL

      The Junior Subordinated Debentures will be issued as unsecured, subordinated debt under the Indenture. The Junior Subordinated Debentures will be limited in aggregate principal amount to $ , such amount being the sum of the aggregate stated liquidation amount of the Capital Securities and the capital contributed by the Company in exchange for the Common Securities (the "Owens Corning Payment").

      The Junior Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on , 2000.

      The Company will have the right at any time to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. If Junior Subordinated Debentures are distributed to holders of Trust Securities in liquidation of such holders' interests in the Trust, such Junior Subordinated Debentures will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that Junior

Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Institutional Trustee in
           , Delaware; provided, that at the option of the Company payment of interest may be made by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Junior Subordinated Debentures is the Institutional Trustee, the payment of principal and interest on the Junior Subordinated Debentures held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

      The Indenture does not contain provisions that afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

SUBORDINATION

      In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. In the event of any dissolution, winding-up, liquidation or reorganization of the Company (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise), all Senior Indebtedness will first be paid in full before any payment or distribution may be made in respect of the principal of (and premium, if any) of interest, if any, on the Junior Subordinated Debentures.

      The Company may not make any payment with respect to the Junior Subordinated Debentures if and for so long as (i) any Senior Indebtedness is or becomes due and payable (whether at maturity, for an installment of principal or interest, upon acceleration, for mandatory prepayment, or otherwise) and remains unpaid, (ii) any Senior Indebtedness Default has occurred and has not been cured or waived in conformity with the terms of the instrument, indenture or agreement governing such Senior Indebtedness; or (iii) a payment by the Company with respect to the Junior Subordinated Debentures would, immediately after giving effect thereto, result in a Senior Indebtedness Default.

      A payment with respect to the Junior Subordinated Debentures shall include, without limitation, payment of principal of, premium, if any, and interest on the Junior Subordinated Debentures, the purchase of Junior Subordinated Debentures by the Company and any other payment other than a payment in stock or any equity securities.

      The term "Senior Indebtedness" means all indebtedness incurred, assumed or guaranteed, directly or indirectly, by the Company, either before, on, or after the date of the Indenture without any limitation as to the amount or terms thereof, and whether such indebtedness (including, but not limited to, interest on any such indebtedness) arises or accrues before or after the commencement of any bankruptcy, insolvency or receivership proceedings, and whether or not such indebtedness (including, but not limited to, interest thereon) is an allowable claim under the Bankruptcy Code or is otherwise enforceable against the Company and including, in any event, interest and other liabilities accruing or arising after the filing by or against the Company of a petition under the Bankruptcy Code or that would have so accrued or arisen but for the filing of such petition, (i) which arises for borrowed money, securities sold, funds provided, assets or services purchased or any other transaction whether not in the ordinary course of business and which is evidenced by a promissory note, bond, debenture, writing or other instrument of indebtedness or reflected on the accounting records of the Company as a payable (but expressly excluding (A) amounts owed for compensation to employees, (B) obligations owing under judgments arising out of obligations that are not indebtedness for borrowed money (other than any such obligations arising from obligations which are otherwise Senior Indebtedness),
(C) any indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to or is junior in right of payment to the Junior Subordinated Debentures, (D) any liability for federal, state, local or other taxes owed or owing by the Company, (E) any liability in respect of any employee benefit plan (including, without limitation, any liability to the Pension Benefit Guaranty Corporation or any successor thereto), (F) indebtedness or obligations to a subsidiary of the Company, (G) the Company's 6 1/2% Convertible Subordinated Debentures due 2025 and (H) indebtedness to trade creditors or monetary obligations to trade creditors incurred or assumed by the Company or any of its subsidiaries in the ordinary course of business); (ii) for principal of and interest on all loans and other extensions of credit under the Credit Agreement, as in effect and as amended, renewed, extended or supplemented from time to time, and any document, instrument or agreement executed and delivered in connection therewith and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under the Credit Agreement;
(iii) for principal of (and premium, if any) and interest on the Company's 5.375% Swiss Franc Bonds due November 26, 2000 and the Company's 7.25% DM Bonds of 1985/2000 and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable thereunder; (iv) for any amounts payable with respect to any lease, conditional sale or installment sale agreement or other financing instrument or agreement which in accordance with generally accepted accounting principles is, at the date of the Indenture or at the time the lease, conditional sale or installment sale agreement or other financing instrument or agreement is entered into, assumed or guaranteed, directly or indirectly, by the Company, required to be reflected as a liability on the face of the balance sheet of the Company; (v) for all principal of and interest on all loans and other extensions of credit under any lines of credit, credit agreements or promissory notes from a bank or other financial institution (including, without limitation, any letters of credit, bankers' acceptances, performance bonds and other credit facilities under such borrowing arrangements). and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under such borrowing arrangements; (vi) for any amounts payable in respect of any interest rate exchange agreement, ceiling rate agreement, currency exchange agreement or similar agreement; and (vii) for renewals, deferrals, amendments, modifications, supplements, extensions or refunding of any of the indebtedness described in clauses (i) through (vi), inclusive, or evidences of indebtedness issued in exchange for such Senior Indebtedness. Senior Indebtedness shall constitute Senior Indebtedness for all purposes of the Junior Subordinated Debentures, and the provisions of Article of the Indenture shall continue to apply to such Senior Indebtedness, notwithstanding the fact that such Senior Indebtedness or any claim in respect thereof shall be disallowed, avoided or subordinated pursuant to the provisions of the United States Bankruptcy Code of 1978, as amended, or other applicable law.

      The term "Senior Indebtedness Default" means the failure to make any payment of Senior Indebtedness when due or the happening of an event of default with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, which, by its terms, if occurring prior to the stated maturity of such Senior Indebtedness, permits or with the giving of notice or lapse of time (or both) would permit any holder thereof, any group of such holders or any trustee or representative for such holders thereupon to accelerate the maturity thereof or which results in such acceleration, including, without limitation, a "Default" under the Credit Agreement, dated as of June 26, 1997 (the "Credit Agreement"), by and among the Company, the several financial institutions listed on Annex A thereof and Credit Suisse First Boston, as Agent, as in effect and as amended, renewed or extended or supplemented from time to time, and any document, instrument or agreement executed and delivered in connection therewith, whether or not such Senior Indebtedness or instrument has been avoided, disallowed or subordinated.

      The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

SPECIAL EVENT PREPAYMENT

      If a Special Event shall occur and be continuing, the Company may, at its option and subject to receipt of any required regulatory approval, prepay the Junior Subordinated Debentures in whole (but not in part) at any time within 90 days of the occurrence of such Special Event, at a prepayment price (the "Special Event Prepayment Price") equal to, for each Junior Subordinated Debenture, the Make-Whole Amount. The Make-Whole Amount" shall be equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Debentures to be prepaid or (ii) the sum, as determined by a Quotation Agent, of the present values of the scheduled payments of principal and interest on the Junior Subordinated Debentures from the prepayment date to the Maturity Date, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon, including Compound Interest and Additional Interest (as hereinafter defined), if any, to the date of prepayment. If, following the occurrence of a Special Event, the Company exercises its option to prepay the Junior Subordinated Debentures, then the proceeds of that prepayment must be applied to redeem Trust Securities having a liquidation amount equal to the principal amount of Junior Subordinated Debentures to be paid in accordance with their terms, at the Special Event Redemption Price (equal to the Special Event Prepayment Price in respect of the Junior Subordinated Debentures).

      A "Special Event" means a Tax Event or an Investment Company Event.

      "Tax Event" means the receipt by the Trust of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on the date the Capital Securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the Capital Securities under the Declaration, there is more than an insubstantial risk that (i) within 90 days of the date thereof, the Trust would be subject to U.S. federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) within 90 days of the date thereof, interest payable by the Company on the Junior Subordinated Debentures would not be deductible, in whole or in part, by the Company for federal income tax purposes or (iii) within 90 days of the date thereof, the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in such practice under the 1940 Act to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act .

      "Adjusted Treasury Rate" means, with respect to any Special Event
prepayment date, the Treasury Rate plus (i)           % if such prepayment date
occurs prior to        , 1998 and (ii)          % in all other cases.

      "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date. The Treasury Rate shall be calculated on the third Business Day preceding the prepayment date.

      "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term to maturity of the Junior Subordinated Debentures (the "Remaining Life") to be prepaid that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after , 2000, the two most closely corresponding United States Treasury securities as selected by the Quotation Agent shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

      "Comparable Treasury Price" means with respect to any Special Event prepayment date: (i) the average of the Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Debt Trustee (after consultation with the Company) obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

      "Quotation Agent" means the Reference Treasury Dealer selected by the Debt Trustee. "Reference Treasury Dealer" means: Merrill Lynch Government Securities, Inc. and its respective successors, provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Debt Trustee after consultation with the Company.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Special Event prepayment date, the average, as determined by the Debt Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Debt Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.

      Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the prepayment date to each registered holder of Junior Subordinated Debentures to be prepaid at its registered address. Unless the Company defaults in payment of the Special Event Prepayment Price, on and after the prepayment date interest shall cease to accrue on such Junior Subordinated Debentures called for prepayment.

INTEREST

      Each Junior Subordinated Debenture shall bear interest at the rate of % per annum from the original date of issuance, payable semi-annually in arrears
on          and          of each year (each an "Interest Payment Date"),
commencing            , 1997, to the person in whose name such Junior
Subordinated Debenture is registered, subject to certain exceptions, at the
close of business on the                      and               next preceding
such Interest Payment Date.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

      The Company shall have the right at any time, and from time to time, during the term of the Junior Subordinated Debentures to defer payments of interest by extending the interest payment period for a period not extending beyond the maturity of the Junior Subordinated Debentures, at the end of which Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded semi-annually at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) the Company shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company,
(ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement or any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Junior Subordinated Debentures, and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Capital Securities Guarantee or the Common Securities Guarantee). Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable, but the Company, at its option, may prepay on any Interest Payment Date all the of the interest accrued during the then elapsed portion of an Extension Period. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Capital Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Capital Securities of the record or payment date of such distribution. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Capital Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debentures, the Company shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

      If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Junior Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

      If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debentures, will have the right to declare the principal of and the interest on the Junior Subordinated Debentures (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Capital Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debentures. See "Description of the Capital Securities -- Declaration Events of Default" and "-- Voting Rights." If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures in respect of an Indenture Event of Default after a holder of record of Capital Securities has made a written request, such holder of record of Capital Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, the Company acknowledges that a holder of Capital Securities may then institute a Direct Action for payment after the respective due date specified in the Junior Subordinated Debentures. In connection with such a Direct Action by a holder of Capital Securities, the Company shall have the right under the Indenture to set off any payment made to such holder by the Company. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

MODIFICATION OF INDENTURE; WAIVER

      The Indenture may be modified by the Company and the Debt Trustee without the consent of any holders of the Junior Subordinated Debentures with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture, (ii) to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act and (iii) to make any change that does not materially adversely affect the interests of any holder of Junior Subordinated Debentures. In addition, under the Indenture, certain rights and obligations of the Company and the rights of holders of the Junior Subordinated Debentures may be modified by the Company and the Debt Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures; but no extension of the maturity of Junior Subordinated Debentures, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of Junior Subordinated Debentures, other modification in the terms of payment of the principal of, or interest on, the Junior Subordinated Debentures, or reduction of the percentage required for modification, will be effective against any holder of any outstanding Junior Subordinated Debentures without the holder's consent.

      The holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures may on behalf of the holders of all Junior Subordinated Debentures waive compliance by the

Company with certain restrictive covenants of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures may on behalf of the holders of all Junior Subordinated Debentures waive any past Indenture Event of Default or Default under the Indenture, except an Indenture Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Junior Subordinated Debenture or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture affected.

DEFEASANCE

      The Company will not have the ability to redeem the Junior Subordinated Debentures prior to the stated maturity date other than in the circumstances described in "-- Special Event Prepayment." However, the Company will be able to defease the Junior Subordinated Debentures by making an irrevocable deposit with the Debt Trustee of money and/or U.S. governmental obligations that will provide money in an amount sufficient, in the opinion of a nationally recognized independent accounting firm, to pay each payment of principal and interest on the Junior Subordinated Debentures.

BOOK-ENTRY AND SETTLEMENT

      If distributed to holders of Capital Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Junior Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in certificated form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

      Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debentures in certificated form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

      If Junior Subordinated Debentures are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Junior Subordinated Debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Capital Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by the Company. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

      None of the Company, the Trust, the Institutional Trustee, any paying agent and any other agent of the Company or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

      A Global Security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

      The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

      The Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Owens Corning Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Capital Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by the Company.

                         EFFECT OF OBLIGATIONS UNDER THE
            JUNIOR SUBORDINATED DEBENTURES AND THE CAPITAL SECURITIES
                                    GUARANTEE

      As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Junior Subordinated Debentures.

      As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Capital Securities; (iii) the Company shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Owens Corning Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

      Payments of distributions (to the extent funds therefor are available) and other payments due on the Capital Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Capital Securities Guarantee". If the Company does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Capital Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

      If the Company fails to make interest or other payments on the Junior Subordinated Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Capital Securities, using the procedures described in "Description of the Capital Securities -- Book
- Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debentures. If the Institutional Trustee fails to enforce its rights under the Indenture in respect of an Event of Default, such holder of record of Capital Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, then a holder of Capital Securities may directly institute a proceeding against the Company for payment. The Company, under the Capital Securities Guarantee, acknowledges that the Guarantee Trustee shall enforce the Capital Securities Guarantee on behalf of the holders of the Capital Securities. If the Company fails to make payments under the Capital Securities Guarantee, the Capital Securities Guarantee provides a mechanism whereby the holders of the Capital Securities may direct the Guarantee Trustee to enforce its rights thereunder. Notwithstanding the foregoing, if the Company has failed to make a payment under the Capital Securities Guarantee, any holder of Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Capital Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

      The Capital Securities Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), has the effect of providing a full and unconditional guarantee on a subordinated basis of amounts due on the Capital Securities. See "Description of the Capital Securities Guarantee -- General."

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities by a beneficial owner acquiring Capital Securities on their original issuance at their original offering price who is for United States federal income tax purposes (i) an individual citizen or resident of the United States,
(ii) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a domestic partnership, (iv) an estate the income of which is subject to United States federal income taxation, regardless of its source, or (v) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust, in each case holding Capital Securities as a capital asset (a "U.S. Securityholder"). The statements of law or legal conclusion set forth in this summary represent the opinion of Debevoise & Plimpton, special tax counsel to the Company ("Tax Counsel"). This summary does not address potential tax consequences applicable to a prospective purchaser that is not a U.S. Securityholder. Prospective investors in Capital Securities that are not U.S. Securityholders should consult their tax advisors as to the United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities.

      This summary does not address all potential tax consequences that may be applicable to a particular U.S. Securityholder and is not intended to be wholly applicable to all categories of U.S. Securityholders (including, for example, (a) insurance companies, banks, tax-exempt organizations or dealers, (b) persons holding Capital Securities as a part of a straddle, hedge, conversion transaction or other integrated investment or (c) persons whose functional currency is not the United States dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could adversely affect a beneficial owner of Capital Securities. These authorities are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the Capital Securities may differ from the treatment described below.

      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE TRUST

      In connection with the issuance of the Capital Securities, Tax Counsel will render its opinion to the effect that, under current law and assuming compliance with the terms of the Declaration, and based on certain assumptions contained in such opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. Accordingly, each U.S. Securityholder will be considered the owner of an undivided interest in the Junior Subordinated Debentures and will take into account its pro rata share of all items of income, gain, loss or deduction of the Trust. Any amount included in a U.S. Securityholder's gross income will increase such U.S. Securityholder's tax basis in its Capital Securities, and the amount of distributions to a U.S. Securityholder will reduce such U.S. Securityholder's tax basis in its Capital Securities.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

      The Company, the Trust and, by acquiring Capital Securities, each holder of Capital Securities agree to treat the Junior Subordinated Debentures as indebtedness for all United States tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

      Under the Indenture, the Company has the right to defer payments of interest on the Junior Subordinated Debentures. The Company's right to defer payments of interest could cause the Junior Subordinated Debentures to be subject to the "original issue discount" ("OID") rules. The Company, however, believes, and intends to take the position, that as of the issue date, the terms and conditions of the Junior Subordinated Debentures (in particular the restrictions on the Company's ability to pay dividends during an Extension Period) make the likelihood that the Company would exercise its right to defer payments of interest a "remote" contingency for these purposes. If so treated, the Junior Subordinated Debentures would not be subject to the OID rules, and a U.S. Securityholder generally would include stated interest in income as ordinary income when paid to the Trust or accrued, in accordance with such U.S. Securityholder's regular method of accounting, unless the Company were to defer the payment of interest.

      If the Company were to exercise its right to defer payments of interest, the Junior Subordinated Debentures would at that time be treated, solely for purposes of the OID rules, as reissued with OID. In such event, all of a U.S. Securityholder's taxable interest income with respect to the Junior Subordinated Debentures would thereafter be accounted for on an economic accrual basis regardless of such U.S. Securityholder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, each U.S. Securityholder (including those using the cash basis of accounting) would be required to include OID in its gross income daily even though the Company would not make actual cash payments during an Extension Period.

      The IRS could take the position that the likelihood that the Company would exercise its option to defer the payment of interest is not a "remote" contingency for these purposes, in which case U.S. Securityholders would be required to accrue OID on the Junior Subordinated Debentures on an economic accrual basis under the OID rules described in the preceding paragraph.

      Corporate U.S. Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF CAPITAL SECURITIES

      Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of the Capital Securities--Distribution of the Junior Subordinated Debentures" will be non-taxable and will result in a U.S. Securityholder receiving directly his pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and the aggregate tax basis such U.S. Securityholder had in its Capital Securities before such distribution. A U.S. Securityholder will continue to include interest (or OID) in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "Interest Income and Original Issue Discount."

SALES OR REDEMPTIONS OF CAPITAL SECURITIES

      Gain or loss will be recognized by a Securityholder on a sale of a Capital Security (including a redemption for cash) in an amount equal to the difference between the amount realized by the U.S. Securityholder on the sale or redemption and the U.S. Securityholder's adjusted tax basis in the Capital Security sold or redeemed. Gain or loss recognized by a U.S. Securityholder on Capital Securities held for more than one year generally will be taxable as long-term capital gain or loss (except to the extent attributable to accrued interest, which will be taxable as ordinary income to the extent not previously included in income).

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

      In general, information reporting requirements on Form 1099 will apply to payments on Capital Securities to a noncorporate U.S. Securityholder. "Backup" withholding at a rate of 31% will apply to such payments if such U.S. Securityholder fails to provide an accurate taxpayer identification number or certain other conditions are met.

      Payment of the proceeds from the disposition of Capital Securities to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

      Any amounts withheld from a U.S. Securityholder under the backup withholding rules will be allowed as a refund or credit against such U.S. Securityholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in an Underwriting Agreement (the "Underwriting Agreement") among the Company, the Trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. (the "Underwriters"), the Company and the Trust have agreed to sell to the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company and the Trust, the number of Capital Securities set forth opposite each Underwriter's name. In the Underwriting Agreement, the several Underwriters severally have agreed, subject to the terms and conditions set forth therein, to purchase all of the Capital Securities offered hereby if any of the Capital Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                       Number of
                  Underwriters                                                     Capital Securities
                  ------------                                                     ------------------
Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...............................................
Credit Suisse First Boston Corporation......................................
Goldman, Sachs & Co. .......................................................         ------------
                  Total.....................................................         ============

    The Underwriters have advised the Company and the Trust that they propose initially to offer the Capital Securities to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $ per Capital Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per Capital Security on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    In view of the fact that the proceeds of the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that the Company will agree to pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (same day) funds of $ per Capital Security (or $ in the aggregate) for the accounts of the several Underwriters, provided, that such compensation for sales of or more Capital Securities to a single purchaser will be $ per Capital Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

    Until the distribution of the Capital Securities is completed, rules of the Commission may limit the ability of the Underwriters and any selling group members to bid for and purchase the Capital Securities or shares of the Company's common stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Capital Securities or such common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Capital Securities or such common stock.

    If the Underwriters create a short position in the Capital Securities in connection with this offering, i.e., if they sell more Capital Securities than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Capital Securities in the open market.

    The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Capital Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Capital Securities, they may reclaim the amount of the selling concession from any Underwriter and any selling group members who sold those Capital Securities as part of this offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company, the Trust nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities or the Company's common stock. In addition, neither the Company, the Trust nor any of the Underwriters makes any representation that the Underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

    The Company and the Trust have granted to the Underwriters an option, exercisable for 30 days following the date of this Prospectus Supplement, to purchase up to an aggregate of an additional $45,000,000 in liquidation amount of Capital Securities from the Trust at the price to the public set forth on the cover page of this Prospectus Supplement. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Capital Securities offered hereby. If the Underwriters exercise their over-allotment option, each of the Underwriters has severally agreed, subject to certain conditions, to effect the foregoing transactions, with respect to approximately the same percentage of such Capital Securities that the respective number of Capital Securities set forth opposite its name in the foregoing table bears to the Capital Securities offered hereby.

    The Company and the Trust have agreed, for a period of days after the date of this Prospectus Supplement, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Capital Securities or Junior Subordinated Debentures as the case may be, or any securities of the Company similar to the Capital Securities or Junior Subordinated Debentures or any security convertible into or exchangeable or exercisable for Capital Securities or Junior Subordinated Debentures (except for the Junior Subordinated Debentures and Capital Securities offered hereby) other than to the Underwriters pursuant to the Underwriting Agreement.

    The Company and the Trust have been advised by the Underwriters that they presently intend to make a market for the Capital Securities; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance that an active trading market will develop for the Capital Securities or that the Capital Securities will trade in the public market subsequent to the offering at or above the initial public offering price.

    The Company and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Each of the Underwriters engage in transactions with, and from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

    The validity of the Junior Subordinated Debentures will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and certain matters of Delaware law with respect to the validity of the Capital Securities offered hereby will be passed upon for the Company by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Company. The validity of the Securities offered hereby will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

================================================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Owens Corning, Owens Corning Capital II or the Underwriters. Neither the delivery of this Prospectus Supplement or the Prospectus, nor any sale made hereunder and thereunder, shall under any circumstances, create an implication that there has been no change in the affairs of Owens Corning or Owens Corning Capital II since the date hereof. This Prospectus Supplement and the Prospectus shall not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             ------------------------
                                TABLE OF CONTENTS
                              Prospectus Supplement

                                                          Page
                                                          ----
The Company................................................S-4
The Trust..................................................S-6
Risk Factors...............................................S-8
Use of Proceeds...........................................S-12
Condensed Consolidated Capitalization.....................S-12
Selected Consolidated Financial Information...............S-13
Management's Discussion and Analysis of
Financial Condition and Results of Operations.............S-15
Asbestos and Other Litigation.............................S-22
Accounting Treatment......................................S-26
Description of the Capital Securities.....................S-27
Description of the Capital Securities Guarantee...........S-35
Description of the Junior Subordinated
Debentures................................................S-38
Effect of Obligations under the Junior
Subordinated Debentures and the
Capital Securities Guarantee..............................S-46
Certain Federal Income Tax Consequences...................S-47
Underwriting..............................................S-50
Legal Opinions............................................S-51

                          Prospectus

Available Information........................................4
Incorporation of Certain Documents by Reference..............5
The Company..................................................6
The Trust....................................................7
Use of Proceeds..............................................8
Selected Consolidated Financial Information..................8
Description of Junior Subordinated Debentures...............11
Description of Preferred Securities.........................21
Description of the Guarantee................................32
Relationship Among the Preferred Securities, the
  Junior Subordinated Debentures
  and the Guarantee.........................................35
Description of Capital Stock................................36
Description of Stock Purchase Contracts and
  Stock Purchase Units......................................40
Book-Entry Issuance.........................................40
Plan of Distribution........................................41
Legal Opinions..............................................43
Experts.....................................................43

================================================================================

                            Owens Corning Capital II

                              % Capital Securities

                            guaranteed to the extent
                               set forth herein by

                                  Owens Corning



                                -----------------
                              PROSPECTUS SUPPLEMENT
                                -----------------



                               Merrill Lynch & Co.

                           Credit Suisse First Boston

                              Goldman, Sachs & Co.



                                             , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION.



                SUBJECT TO COMPLETION, DATED                , 1997
PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED           , 1997)

                           6,000,000 FELINE PRIDES(SM)
                                  OWENS CORNING

    The securities offered hereby are 6,000,000 FELINE PRIDES(sm) ("FELINE PRIDES" or the "Securities") of Owens Corning, a Delaware corporation ("OC" or the "Company"). Each FELINE PRIDES offered hereby initially will consist of a unit (referred to as an Income PRIDES(sm)) with a Stated Amount of $50 (the "Stated Amount") comprised of (a) a stock purchase contract (a "Purchase Contract") under which (i) the holder will purchase from the Company on _____, 2000 (the "Purchase Contract Settlement Date"), for an amount in cash equal to the Stated Amount, a number of newly issued shares of common stock, $.10 par value per share (the "Common Stock"), of the Company equal to the Settlement Rate described herein, and (ii) the Company will pay the holder unsecured, subordinated contract adjustment payments ("Contract Adjustment Payments"), and
(b) a 1/20 undivided beneficial ownership interest in a __% United States Treasury Note (collectively, "Treasury Notes") having a principal amount equal to $1,000 and maturing on the Purchase Contract Settlement Date. As long as the FELINE PRIDES are in the form of Income PRIDES, the related Treasury Notes will be pledged to the Collateral Agent (as defined herein) to secure the holder's obligation to purchase Common Stock under the related Purchase Contract.
                                                        (continued on next page)
                      ------------------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE __ OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF CERTAIN DISTRIBUTIONS ON THE SECURITIES MAY BE DEFERRED.

    Prior to the offering made hereby there has been no public market for the Securities. Application will be made to list the Income PRIDES on the New York Stock Exchange ("NYSE") under the symbol "[OC_]", subject to official notice of issuance. On ________, 1997, the last reported sale price of the Common Stock on the NYSE was $__ per share.

                           ---------------------------



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
           RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


==============================================================================================================================
                                    PRICE TO               UNDERWRITING           PURCHASE RICE OF      PROCEEDS (DEFICIT) TO
                                   PUBLIC(1)              COMMISSION(2)            TREASURY NOTES           THE COMPANY(3)
------------------------------------------------------------------------------------------------------------------------------
Per Security .............         $50.00                       $                        $                        $
------------------------------------------------------------------------------------------------------------------------------
Total(4) .................         $300,000,000                 $                        $                        $
==============================================================================================================================

(1) Plus accrued interest on the related Treasury Notes and Contract Adjustment Payments, if any, from ____________, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securites Act of 1933, as amended. See
     "Underwriting."

(3) Before deducting estimated expenses payable by the Company estimated at $______. Does not include proceeds per Security and total proceeds of $_____ and $_____, respectively ($______ and $_______, respectively, if the Underwriters' over-allotment option is exercised in full), receivable by the Company upon settlement of Purchase Contracts.

(4) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 900,000 Securities, to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Commission and Proceeds (Deficit) to the Company will be $_______, $_______ and $_______, respectively. See "Underwriting."

                      ------------------------------------


    The Securities are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Securities offered hereby will be made in New York, New York on or about _____, 1997.

                           ---------------------------


MERRILL LYNCH & CO.                                        GOLDMAN, SACHS & CO.

                           ---------------------------


                The date of this Prospectus Supplement is , 1997.

------------
(SM)SERVICE MARK OF MERRILL LYNCH & CO. INC.

         Payments of __% of the Stated Amount per annum will be made or accrue on each Income PRIDES semi-annually in arrears on _____ and ________ of each year, commencing _______, 1997, until the Purchase Contract Settlement Date. These payments will consist of interest on the related Treasury Notes payable by the United States Government at the rate of ___% of the Stated Amount per annum, and Contract Adjustment Payments payable by the Company at the rate of __% of the Stated Amount per annum. The Company has the right at any time, and from time to time, limited to a period not extending beyond the Purchase Contract Settlement Date, to defer Contract Adjustment Payments. Any such deferred Contract Adjustment Payments would accrue interest thereon compounded semi-annually.

         Each holder will have the right, at any time after ____________, 1997, to substitute for the related Treasury Notes held by the Collateral Agent zero-coupon U.S. Treasury Securities (CUSIP No. ________), which are principal strips of the ____ % U.S. Treasury Securities which mature on Purchase Contract Settlement Date (the "Treasury Securities"), in a principal amount per Purchase Contract equal to the Stated Amount per Income PRIDES. Holders may make such substitution only in integral multiples of 20 Income PRIDES. Such Treasury Securities will be pledged with the Collateral Agent to secure the holder's obligation to purchase Common Stock under the related Purchase Contracts. Securities with respect to which Treasury Securities have been substituted for the related Treasury Notes as collateral to secure a holder's obligation under the related Purchase Contracts are referred to herein as Growth PRIDES(sm). Each Growth PRIDES will consist of a unit with a Stated Amount of $50 comprised of
(a) a Purchase Contract under which (i) the holder will purchase from the Company on the Purchase Contract Settlement Date, for an amount in cash equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate described herein, and (ii) the Company will pay the holder Contract Adjustment Payments, and (b) a 1/20 undivided beneficial ownership interest in a Treasury Security having a principal amount at maturity equal to $1,000 and maturing on the Purchase Contract Settlement Date. Upon the substitution of Treasury Securities for the related Treasury Notes as collateral, such Treasury Notes will be released to the holder as described herein. Contract Adjustment Payments will be payable by the Company on the Growth PRIDES on _______ and ________ of each year. In addition, imputed interest will accrete on the underlying Treasury Securities. A holder of Growth PRIDES will have the right to subsequently recreate Income PRIDES by delivering 20 Growth PRIDES to the Purchase Contract Agent plus a Treasury Note having a principal amount of $1,000 to the Collateral Agent in exchange for 20 Income PRIDES and the release of the underlying Treasury Security to such holder. Such Treasury Note will be pledged with the Collateral Agent to secure the holder's obligation to purchase the Common Stock under the related Purchase Contracts.

         On the Purchase Contract Settlement Date, unless a holder of the Income PRIDES or Growth PRIDES has settled the related Purchase Contracts through the early delivery of cash to the Purchase Contract Agent in the manner described herein, or an event described herein has occurred that would cause the Purchase Contracts to terminate, the principal amount of the related Treasury Notes or Treasury Securities, as applicable, when paid at maturity, will automatically be applied to satisfy in full such holder's obligation to purchase Common Stock under the related Purchase Contracts. In the event that a holder of either an Income PRIDES or Growth PRIDES effects the early settlement of a related Purchase Contract through the delivery of cash, the related Treasury Notes or Treasury Securities, as the case may be, will be released to the holder as described herein.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


         The following summary information is qualified in its entirety by the more detailed information and Consolidated Financial Statements of the Company appearing elsewhere in the accompanying Prospectus, this Prospectus Supplement or in the documents incorporated herein or in the accompanying Prospectus by reference. Except as otherwise noted, all information in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option.

         Owens Corning, a global company incorporated in Delaware in 1938, serves consumers and industrial customers with high-performance glass fiber composites and building materials systems. These products are used in industries such as home improvement, new construction, transportation, marine, aerospace, energy, appliance, packaging and electronics. The Company operates in two industry segments - Building Materials and Composite Materials - divided into ten businesses. The Company also has affiliate companies in a number of countries.

         Owens Corning's Building Materials products are marketed through multiple distribution channels, often with the aid of the Company's well known "spokescritter" the Pink Panther. Over the last several years, the Company has supplemented its traditional relationships with specialty distributors and wholesalers with increasing presence among the large "do-it-yourself" home center retailers. In 1996, 41% of total Company sales were made to the U.S. home improvement and remodeling markets which these retailers serve.

         The Company recently introduced a strategic initiative, System Thinking for the Home(TM), designed to leverage Owens Corning's broad product offering and strong brand recognition. This systems approach represents a shift from product-oriented to systems-driven solutions across all lines of business. By redefining its role as a provider of insulation, roofing, siding, windows and accessories and linking all of its products and technology to create a high-performance building envelope, Company management is targeting an increased share of the $220 billion building materials and home improvement industry.

         Building Materials operates primarily in North America and Europe. It also has a growing presence in Latin America and Asia Pacific. Building Materials sells a variety of building and home improvement products in three major categories: glass fiber and foam insulation, roofing materials, and other specialty products for the home, such as housewrap, vinyl windows and patio doors, and vinyl siding. The businesses responsible for these products and markets include: Insulation, Building Materials Sales and Distribution - North America, Building Materials - Europe and Africa, Roofing/Asphalt, Specialty and Foam Products, Western Fiberglass Group, Latin America, and Asia Pacific.

         Composite Materials operates in North America, Europe and Latin America, with affiliates and licensees around the world, including a growing presence in Asia Pacific. The businesses responsible for these products include:
Composites, Latin America, Engineered Pipe & Fabrication Systems, and Asia Pacific.

         The Company is the world's leading producer of glass fiber materials used in composites. Composites are fabricated material systems made up of two or more components (e.g., plastic resin and glass fiber) used in various applications to replace traditional materials, such as aluminum, wood, and steel. The global composites industry has expanded to include more than 40,000 end-use applications. Worldwide, the composites industry has relatively few raw material component suppliers (glass fiber, resin and additives) delivering to thousands of industrial customers through various channels. Depending on the end-use application, these raw materials move through different manufacturing process chains, ultimately finding their way to consumers through myriad markets worldwide. The primary end use markets that the Company serves are construction, transportation, and electrical/electronics.

                         SUMMARY FINANCIAL INFORMATION

The following summary consolidated financial data have been derived from the Consolidated Financial Statements of the Company and should be read in conjunction with "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus Supplement, and the Consolidated Financial Statements of the Company and the Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K") and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the "Second Quarter Form 10-Q"), each of which is incorporated in the accompanying Prospectus by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The following summary consolidated financial data (other than in respect of balance sheet data) does not include financial information concerning Fibreboard Corporation because the acquisition by the Company of Fibreboard Corporation did not occur until the end of the quarter ended June 30, 1997. See "The Company-- Recent Developments."



                                       SIX MONTHS ENDED
                                            JUNE 30,                        YEAR ENDED DECEMBER 31,
                                      ------------------       ----------------------------------------------------
                                        1997      1996(a)      1996(b)      1995(c)   1994(d)    1993(e)    1992(f)
                                        ----      -------      -------      -------   -------    -------    -------
                                                    (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA AND WHERE NOTED)
INCOME STATEMENT DATA:
   Net sales......................     $1,892     $1,805        $3,832     $3,612     $3,351     $2,944     $2,878
   Gross margin...................        462        471           998        942        815        678        644
   Income (loss) from operations..        182       (690)         (504)       412        226        236        213
   Cost of borrowed funds.........         42         36            77         87         94         89        110
   Net income (loss)..............        105       (434)         (284)       231        159        131         73
   Net income (loss) per share
   (primary)......................       1.96      (8.43)         (5.50)     4.64       3.61       3.00       1.70
   Net income (loss) per share
   (fully diluted) ...............       1.87      (8.43)         (5.50)     4.40       3.35       2.81       1.67
   Weighted average number of
   shares outstanding (in thousands
   of shares) (primary)...........     53,619     51,512        51,722     49,711     44,209     43,593     43,013
CASH FLOW DATA:
   Net cash flow from operations..       (319)       (87)          335        285        233        253        192
   Capital expenditures...........        131        167           325        276        258        178        144
BALANCE SHEET DATA:
   Total assets...................      5,076      3,980         3,913      3,261      3,274      3,013      3,162
   Total debt.....................      2,033      1,142           934        893      1,212      1,004      1,099
   Stockholders' deficit..........       (353)      (666)         (484)      (212)      (680)      (869)    (1,008)

(a) For the six months ended June 30, 1996, the net loss of $434 million, or $8.43 per share, includes a net after-tax charge of $542 million, or $10.53 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

     Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(b) In 1996 the net loss of $284 million, or $5.50 per share, includes a net after-tax charge of $542 million, or $10.49 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million, or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; an after-tax charge of $26 million, or $.50 per share, for restructuring and other actions; a $27 million, or $.52 per share, reduction of tax reserves due to favorable legislation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

     Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(c) Net income for 1995 of $231 million, or $4.64 per share ($4.40 per share fully diluted), included a one time gain of $8 million or $.16 per share ($.15 per share fully diluted), which was the result of a tax loss carryback.

(d) Net income for 1994 of $159 million, or $3.61 per share ($3.35 per share fully diluted), included the following offsetting special items: an after-tax gain of $123 million, or $2.78 per share ($2.45 per share fully diluted), reflecting a change to the capital method of accounting for the rebuilding of glass melting facilities; an after-tax charge of $85 million, or $1.92 per share ($1.69 per share fully diluted), for productivity initiatives and other actions; a non-cash, after-tax charge of $10 million, or $.23 per share ($.20 per share fully diluted), to reflect adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" for the Company's non-U.S. plans; and a non-cash, after-tax charge of $28 million, or $.63 per share ($.56 per share fully diluted), to reflect adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(e) Net income for 1993 of $131 million, or $3.00 per share ($2.81 per share fully diluted), included a credit of $26 million, or $.60 per share ($.53 per share fully diluted), for the cumulative effect of adopting the new accounting standard for income taxes; a one-time gain of $14 million, or $.33 per share ($.29 per share fully diluted), reflecting a tax benefit resulting from a revaluation of deferred taxes necessitated by the new federal tax law; an $8 million pre-tax charge, or $.11 per share ($.10 per share fully diluted), for the writedown of the Company's hydrocarbon ventures; and a $23 million charge, or $.53 per share ($.47 per share fully diluted), for the restructuring of the Company's European operations.

(f) Net income for 1992 was $73 million, or $1.70 per share ($1.67 per share fully diluted), and included a pre-tax reorganization charge of $16 million, or $.25 per share ($.22 per share fully diluted).

(g) For purposes of the calculation of these ratios, earnings represent net income before fixed charges, provision for taxes on income, undistributed earnings of equity basis investments, extraordinary losses from early retirement of debt and the cumulative effect of accounting changes. Fixed charges include interest expense and the portion (one-third) of rental expenses deemed to be representative of interest. Preferred stock dividends represent only the distributions on the MIPS securities. The Company's earnings for the six months ended June 30, 1996 and the year ended December 31, 1996 were insufficient to cover fixed charges by approximately $720 and $600 million, respectively.

                                  THE OFFERING


Securities Offered....................  6,000,000 Income PRIDES.


Issuer................................  Owens Corning (the "Company").

Stated Amount.........................  $50 per Income PRIDES.

Components of FELINE
   PRIDES.............................  Each FELINE PRIDES offered hereby initially will consist of a unit  (re-
                                        ferred to as an Income PRIDES(sm)) comprised of (a) a Purchase Con-
                                        tract under which (i) the holder will purchase from the Company on the Purchase  Contract Settlement Date for an amount of cash equal to the Stated Amount, a number of newly issued shares of Common
                                        Stock equal to the Settlement Rate (as defined herein) and (ii) the
                                        Company will pay Contract Adjustment Payments to the holder, and
                                        (b) a 1/20 undivided beneficial ownership interest in a related    %
                                        United States Treasury Note having a principal amount at maturity equal to $1,000 and maturing on the Purchase Contract Settlement
                                        Date.  Pursuant to the Purchase Contract Agreement (as defined herein), the Purchase Contract Agent (as defined herein), as agent of the holders of Income PRIDES, will purchase from the Treasury Notes
                                        Seller (as defined herein) the Treasury Notes (excluding Pre-Purchase
                                        Accrued Interest (as defined herein)) required to be purchased under the Purchase Contract Agreement, for a purchase price equal to the aggregate purchase price of the Treasury Notes set forth on the cover page hereof.  Such purchase price may exceed the aggregate principal amount of the Treasury Notes, in which case the Company shall, for the benefit of holders of the FELINE PRIDES and as a payment under the Purchase Contracts, provide to the Treasury Notes Seller the amount of such excess (such amounts, "Initial Premium Payments").
                                        Holders will not directly receive any cash as a result of any Initial
                                        Premium Payments.  In the event that the aggregate purchase price of the Treasury Notes set forth on the cover page hereof is less than their aggregate principal amount, the Purchase Contract Agent shall provide to the Company the amount of such shortfall as a payment under the Purchase Contracts.

                                        As long as a FELINE PRIDES is in the form of an Income PRIDES, the related Treasury Note will be pledged with The Chase Manhattan
                                        Bank, as collateral agent for the Company (together with any successor thereto in such capacity, the "Collateral Agent"), to secure the holders' obligations to purchase Common Stock under the related
                                        Purchase Contract. See "Risk Factors."

Purchase Contract
   Agreement..........................  The FELINE PRIDES will be issued under a Purchase Contract
                                        Agreement, dated as of        , 1997 (the "Purchase Contract Agree-
                                        ment"), among the Company, The Bank of New York, as agent for the holders of the FELINE PRIDES (together with any successor thereto in such capacity, the "Purchase Contract Agent"), and Merrill Lynch,

                                        Pierce, Fenner & Smith Incorporated, as the seller of the Treasury
                                        Notes (the "Treasury Notes Seller").

Substitution of Pledged
   Securities.........................  Each holder of an Income PRIDES will have the right, at any time after
                                        _______ __, 1997 to substitute for the related Treasury Note  held by the Collateral Agent zero-coupon U.S. Treasury Securities (CUSIP No.
                                                  ), which are principal strips of the     % U.S. Treasury
                                        Securities which mature on the Purchase Contract Settlement Date, in a principal amount per Income PRIDES equal to the Stated Amount of such Income PRIDES.  Because Treasury Notes and Treasury
                                        Securities are issued in integral multiples of $1,000, holders of
                                        Income Prides may make such substitution only in integral multiples of 20 Income PRIDES.  Such Treasury Securities will be pledged with the Collateral Agent to secure the holder's obligation to purchase
                                        Common Stock under the related Purchase Contracts.  FELINE PRIDES with respect to which Treasury Securities have been substituted for the related Treasury Notes as collateral to secure such obligation will be referred to as Growth PRIDES(sm). Each Growth PRIDES will consist of a unit with a face amount of $50 comprised of (a) a Purchase
                                        Contract under which (i) the holder will purchase from the Company on the Purchase Contract Settlement Date for an amount of cash equal to the Stated Amount of such Growth PRIDES, a number of newly issued shares of Common Stock equal to the Settlement Rate
                                        (as defined herein), and (ii) the Company will pay the holder Contract
                                        Adjustment Payments, and (b) a 1/20 undivided beneficial ownership interest in a related Treasury Security having a principal amount at maturity equal to $1,000 and maturing on the Purchase Contract
                                        Settlement Date. Upon the substitution of Treasury Securities for the related Treasury Notes as collateral, such Treasury Notes will be released to the holder as described herein and thereafter may be disposed of by such holder free and clear of any security interest under the related Purchase Contracts.  See "Description of the FELINE
                                        PRIDES -- Substitution of Pledged Securities."

                                        Holders who elect to substitute Pledged Securities (as defined in
                                        "Description of the Purchase Contracts -- Pledged Securities and
                                        Pledge Agreement"), thereby creating Growth PRIDES or recreating
                                        Income PRIDES (as discussed below), will be responsible for any fees or expenses payable in connection with such substitution.  See
                                        "Certain Provisions of the Purchase Contract Agreement and the
                                        Pledge Agreement -- Miscellaneous."

Recreating Income PRIDES..............  A holder of 20 Growth PRIDES will have the right to subsequently recreate 20 Income PRIDES by delivering 20 Purchase Contracts to the Purchase Contract Agent plus a Treasury Note having an aggregate principal amount of $1,000 to the Collateral Agent in exchange for 20 Income PRIDES and the release of the related
                                        Treasury Note to such holder.  Such Treasury Note will be pledged with the Collateral Agent to secure the holder's obligation to purchase the Common Stock under the related Purchase Contracts.  See
                                        "Description of the FELINE PRIDES -- Recreating Income PRIDES."

Current Payments......................  Holders of Income PRIDES are entitled to receive aggregate cash
                                        distributions at a rate of      % of the Stated Amount per annum from
                                        and after _______, 1997, payable semi-annually in arrears, consisting of interest on the related Treasury Notes payable by the United States
                                        Government at the rate of ____% of the Stated Amount per annum and unsecured, subordinated contract adjustment payments ("Con-
                                        tract Adjustment Payments") payable semi-annually by the Company at the rate of ____% of the Stated Amount per annum, subject to the
                                        Company's right to defer Contract Adjustment Payments.  See
                                        "Description of the Purchase Contract-- Contract Adjustment
                                        Payments" and "Risk Factors-- Right to Defer Contract Adjustment
                                        Payments."  The Company's obligations with respect to Contract
                                        Adjustment Payments are subordinated and junior in right of payment to all liabilities of the Company and pari passu with the most senior preferred stock directly issued, from time to time, if any, by the
                                        Company.  Amounts payable on the first Payment Date (as defined below) will be adjusted as described under "Description of the FELINE
                                        PRIDES -- General."

                                        In the event that a holder of Income PRIDES elects to substitute
                                        Treasury Securities for the related Treasury Notes, such holder would receive on the resulting Growth PRIDES only the semi-annual distributions of Contract Adjustment Payments, subject to the
                                        Company's rights of deferral described herein. In addition, imputed interest would continue to accrete on the related Treasury Securities.
                                        See "Risk Factors -- Right to Defer Current Payments."

Option to Extend Distribution
   Payment Periods....................  The Company has the right at any time, and from time to time, to defer the payment of Contract Adjustment Payments on the Purchase
                                        Contracts until no later than the Purchase Contract Settlement Date;
                                        however, deferred Contract Adjustment Payments will bear additional
                                        Contract Adjustment Payments at the rate of         % per annum
                                        (such deferred installments of Contract Adjustment Payments together with the additional Contract Adjustment Payments shall be referred to as the "Deferred Contract Adjustment Payments"). See
                                        "Description of the Purchase Contracts-- Contract Adjustment Pay-
                                        ments." If the Contract Adjustment Payments are deferred, the
                                        Company has agreed, among other things, with certain exceptions, not to declare or pay any dividend on or repurchase its capital stock during the period of such deferral.

                                        In the event that the Company elects to defer the payment of
                                        Contract Adjustment Payments on the related Purchase Contracts until the Purchase Contract Settlement Date, each holder of the related Income PRIDES or Growth PRIDES will receive on the Purchase
                                        Contract Settlement Date in respect of such Deferred Contract
                                        Adjustment Payments, in lieu of a cash payment, a number of shares of Common Stock equal to (x) the aggregate amount of Deferred
                                        Contract Adjustment Payments payable to such holder divided by (y)
                                        the Applicable Market Value (as defined herein). See "Description of the Purchase Contracts -- Option to Defer Contract Adjustment
                                        Payments."

Payment Dates.........................             and            of each year, commencing           , 1998, through
                                        and including the Purchase Contract Settlement Date (each, a "Payment Date").

Purchase Contract Settlement
   Date...............................  On the Purchase Contract Settlement Date, unless a holder of Income
                                        PRIDES or Growth PRIDES has settled the related Purchase Contract through the early delivery of cash to the Purchase Contract Agent in the manner described herein, or an event described under "Description of the Purchase Contracts -- Termination" has occurred, the principal amount of the related Treasury Notes or Treasury Securities, as applicable, when paid at maturity, will automatically be applied to satisfy in full such holder's obligation to purchase Common Stock under the related Purchase Contract.

                                        In the event that a holder of either an Income PRIDES or Growth
                                        PRIDES effects the early settlement of a related Purchase Contract through the delivery of cash, the related Treasury Notes or Treasury
                                        Securities, as the case may be, will be released to such holder as described herein.

Settlement Rate.......................  The number of new shares of Common Stock issuable upon settle-
                                        ment of each Purchase Contract through the application on the
                                        Purchase Contract Settlement Date of the principal amount of the related Treasury Notes or Treasury Securities, as applicable, when paid at maturity, to satisfy a holder's obligation to purchase Common
                                        Stock under such Purchase Contract (the "Settlement Rate"), will be calculated as follows (subject to adjustment under certain circum-
                                        stances): (a) if the Applicable Market Value is equal to or greater than
                                        $             (the "Threshold Appreciation Price"), the Settlement Rate
                                        will be         , (b) if the Applicable Market Value is less than the
                                        Threshold Appreciation Price, but greater than $     , the Settlement
                                        Rate will equal the Stated Amount divided by the  Applicable Market
                                        Value, and (c) if the Applicable Market Value is less than or equal to
                                        $       , the Settlement Rate will be       . "Applicable Market Value"
                                        means the average of the Closing Price (as defined) per share of
                                        Common Stock on each of the thirty consecutive Trading Days (as defined) ending on the second Trading Day immediately preceding the
                                        Purchase Contract Settlement Date.

Early Settlement .....................  A holder of Income PRIDES or Growth PRIDES may settle (an "Early
                                        Settlement") the related Purchase Contracts prior to the Purchase
                                        Contract Settlement Date in the manner described herein, but only in integral multiples of 20 Income PRIDES or Growth PRIDES. Upon such
                                        Early Settlement, (a) the holder will pay to the Company through the
                                        Purchase Contract Agent in immediately available funds an amount equal to the Stated Amount for each Purchase Contract so to be settled and deliver the Income PRIDES or Growth PRIDES, as the case may be, to the Purchase Contract Agent, (b) the related Treasury
                                        Notes or Treasury Securities, as applicable, will, within three Business
                                        Days of the date of Early Settlement, be transferred to the holder free and clear of the Company's security interest therein, and (c) the
                                        Company will, within three Business Days of the date of Early

                                        Settlement, deliver newly issued shares of Common Stock to the holder for each Purchase Contract so settled.  Upon Early Settlement,
                                        (i) the holder's rights to receive Deferred Contract Adjustment
                                        Payments, if any, on the Purchase Contracts being settled will be forfeited, (ii) the holder's right to receive additional Contract
                                        Adjustment Payments in respect of such Purchase Contracts will terminate and (iii) no adjustment will be made to or for the holder on account of Deferred Contract Adjustment Payments or  amounts accrued in respect of Contract Adjustment Payments.

Termination...........................  The Purchase Contracts (including the right thereunder to receive accrued or Deferred Contract Adjustment Payments and the obligation to purchase Common Stock) will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganiza-
                                        tion with respect to the Company. Upon such termination, the
                                        Collateral Agent will release the related Treasury Notes, or if substituted, the related Treasury Securities, held by it to the Purchase
                                        Contract Agent for distribution to the holders, although there may be a limited delay before such release and distribution.

Voting Rights.........................  Holders of the Purchase Contracts forming part of the Income PRIDES or Growth PRIDES in their capacity as such holders will have no voting or other rights in respect of the Common Stock.

Listing of the Income
   PRIDES.............................  Application will be made to list the Income PRIDES on the New York
                                        Stock Exchange (the "NYSE") under the symbol "       ", subject to
                                        official notice of issuance. The Growth PRIDES will not be listed or traded on any securities exchange. See "Underwriting."

NYSE Symbol of Common
  Stock...............................  "OWC"

Federal Income Tax
   Consequences.......................  In general, a Holder (as defined in "Certain Federal Income Tax
                                        Consequences") will include interest on the Treasury Notes (other than Pre-Purchase Accrued Interest (as defined herein)) in income when received or accrued, in accordance with such Holder's method of accounting.  The Company believes Contract Adjustment Payments and Deferred Contract Adjustment Payments (whether payable in cash or in additional shares of Common Stock), if any, may constitute taxable income to a Holder when received or accrued, in accordance with such Holder's method of accounting, and similarly, that the Initial
                                        Premium Payments, if any, may constitute taxable income to a Holder at the time the Income PRIDES are purchased, although a direct cash payment is not received by such Holder.  Holders should consult their advisors concerning the treatment of Contract Adjustment Payments,
                                        Deferred Contract Adjustment Payments and Initial Premium
                                        Payments, including the possibility that any such payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.  A Holder of Growth PRIDES will continue to include in income any interest, original issue discount or market discount or amortize any bond premium otherwise includible or deductible, respectively, with respect to Treasury Securities held by the Collateral Agent.  See "Certain Federal Income Tax
                                        Consequences."

Use of Proceeds.......................  Substantially all of the proceeds from the sale of the Income PRIDES will be used by the Purchase Contract Agent (as agent for the holders of the Income PRIDES) to purchase the related Treasury Notes from the Treasury Notes Seller pursuant to the terms of the Purchase
                                        Contract Agreement, and the Company will receive no proceeds from such sale unless the purchase price paid by the Purchase Contract
                                        Agent for such Treasury Notes is less than their aggregate principal amount, in which case the Purchase Contract Agent shall pay such shortfall to the Company.  The amount of any such shortfall and amounts received by the Company upon settlement of Purchase
                                        Contracts are expected to be used for general corporate purposes, including, without limitation, working capital, repurchases or redemptions of the Company's outstanding debt securities or other reductions of the Company's outstanding borrowings, business acquisitions, investments in or loans to subsidiaries or capital expenditures.  See "Use of Proceeds."

                                  RISK FACTORS

Prospective purchasers of Securities should consider, in addition to the other information contained or incorporated by reference in this Prospectus Supplement, the following characteristics of the Securities.

INVESTMENT IN THE SECURITIES WILL BECOME INVESTMENT IN COMMON STOCK; RISK OF DECLINE IN EQUITY VALUE

      Although holders of the Securities will be the beneficial owners of the related Treasury Notes or Treasury Securities, as the case may be, prior to the Purchase Contract Settlement Date, unless a holder of Securities settles the related Purchase Contracts through the early delivery of cash to the Purchase Contract Agent in the manner described below or the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), principal of the related Treasury Notes or Treasury Securities, as the case may be, when paid at maturity, will automatically be applied to the purchase of a specified number of shares of Common Stock on behalf of such holder. Thus, following the Purchase Contract Settlement Date, holders will own shares of Common Stock rather than a beneficial interest in Treasury Notes or Treasury Securities. See "Description of the Purchase Contracts -- General." There can be no assurance that the market value of the Common Stock receivable by the holder on the Purchase Contract Settlement Date will be equal to or greater than the Stated Amount of the Securities held by such holder. If the Applicable Market Value of the Common Stock is less than the closing price of the Common Stock on the date hereof, the market value of the Common Stock receivable by the holder on the Purchase Contract Settlement Date will be less than the Stated Amount paid for the Securities, in which case an investment in the Securities will result in a loss. Accordingly, a holder of the Securities assumes the risk that the market value of the Common Stock may decline, and that such decline could be substantial.

LIMITATIONS ON OPPORTUNITY FOR EQUITY APPRECIATION

      The opportunity for equity appreciation afforded by an investment in the Securities is less than the opportunity for equity appreciation afforded by a direct investment in the Common Stock, because the market value of the Common Stock to be received by a holder of Purchase Contracts on the Purchase Contract Settlement Date will only exceed the Stated Amount if the Applicable Market Value of the Common Stock exceeds the Threshold Appreciation Price (which represents an appreciation of __% over the closing price of the Common Stock on the date hereof). Moreover, holders of the Securities will only be entitled to receive on the Purchase Contract Settlement Date ___% (the percentage equal to the closing price of the Common Stock on the date hereof divided by the Threshold Appreciation Price) of any appreciation of the value of the Common Stock in excess of the Threshold Appreciation Price.

FACTORS AFFECTING TRADING PRICES

      The trading prices of the Income PRIDES and the Growth PRIDES in the secondary market will be directly affected by the trading prices of the Common Stock in the secondary market, the general level of interest rates and the credit quality of the Company. It is impossible to predict whether the price of Common Stock or interest rates will rise or fall. Trading prices of Common Stock will be influenced by the Company's operating results and prospects and by economic, financial and other factors and market conditions that can affect the capital markets generally, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Common Stock in the market subsequent to the offering of the Securities or the perception that such sales could occur. Fluctuations in interest rates may give rise to opportunities of arbitrage based upon changes in the relative value of the Common Stock underlying the Purchase Contracts and of the other components of the FELINE PRIDES.

Any such arbitrage could, in turn, affect the trading prices of the Income PRIDES, Growth PRIDES and Common Stock.

NO SHAREHOLDER RIGHTS

      Holders of the Securities will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) unless and until such time as the Company shall have delivered shares of Common Stock for Securities on the Purchase Contract Settlement Date or as a result of Early Settlement, as the case may be, and unless the applicable record date, if any, for the exercise of such rights occurs after such date. For example, in the event that an amendment is proposed to the Articles of Incorporation or By-Laws of the Company and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to such delivery, holders of the Securities will not be entitled to vote on such amendment.

DILUTION OF COMMON STOCK

      The number of shares of Common Stock that holders of the FELINE PRIDES are entitled to receive on the Purchase Contract Settlement Date or as a result of Early Settlement is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of the Company that modify its capital structure. See "Description of the Purchase Contracts -- Anti-Dilution Adjustments." Such number of shares of Common Stock to be received by such holders on the Purchase Contract Settlement Date or as a result of Early Settlement will not be adjusted for other events, such as offerings of Common Stock for cash or in connection with acquisitions. The Company is not restricted from issuing additional Common Stock during the term of the Securities and has no obligation to consider the interests of the holders of the Securities for any reason. Additional issuances may materially and adversely affect the price of the Common Stock and, because of the relationship of the number of shares to be received on the Purchase Contract Settlement Date to the price of the Common Stock, such other events may adversely affect the trading price of the Income PRIDES or Growth PRIDES.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

      It is not possible to predict how the Securities will trade in the secondary market or whether such market will be liquid or illiquid. The Income PRIDES and the Growth PRIDES are novel securities and there is currently no secondary market for either the Income PRIDES or Growth PRIDES. Application will be made to list the Income PRIDES on the NYSE. The Growth PRIDES will not be listed or traded on any securities exchange. The Company has been advised by the Underwriters that they presently intend to make a market for the Growth PRIDES; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the Income PRIDES or the Growth PRIDES, the ability of holders to sell such Securities, the price at which holders would be able to sell such Securities or whether a trading market, if it develops, will continue. In addition, in the event that holders of Income PRIDES were to substitute Treasury Securities for Treasury Notes, thereby converting their Income PRIDES to Growth PRIDES, the liquidity of Income PRIDES could be adversely affected. There can be no assurance that the Income PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES will not be suspended as a result of the election by holders to create Growth PRIDES through the substitution of collateral, which could cause the number of Income PRIDES to fall below the minimum requirements for listing securities on the NYSE.

PLEDGED SECURITIES ENCUMBERED

      Although holders of FELINE PRIDES will be beneficial owners of the related Treasury Notes or Treasury Securities (together, the "Pledged Securities"), as applicable, those Pledged Securities will be pledged with the Collateral Agent to secure the obligations of the holders under the related Purchase Contracts. Thus, rights of the holders to their Pledged Securities will be subject to the Company's security interest. Additionally, upon the automatic termination of the Purchase Contracts in the event that the Company becomes the subject of a case under the United States Bankruptcy Code (the "Bankruptcy Code"), the delivery of the Pledged Securities to holders of the FELINE PRIDES may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code. During the period of any such delay, the Treasury Notes will continue to accrue interest payable by the United States Government, for the account of the holders of FELINE PRIDES, until their maturity.

SUBORDINATION OF CONTRACT ADJUSTMENT PAYMENTS

      The Company's obligations with respect to Contract Adjustment Payments are subordinate and junior in right of payment to all liabilities of the Company and pari passu with the most senior preferred stock directly issued from time to time, if any, by the Company. There are no terms in the Purchase Contract Agreement or the Purchase Contracts that limit the Company's ability to incur obligations that rank senior to the Contract Adjustment Payments.

RIGHT TO DEFER CONTRACT ADJUSTMENT PAYMENTS

      The Company may, at its option, defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date. However, deferred installments of Contract Adjustment Payments will bear additional Contract Adjustment Payments at the rate of _____% per annum (compounding on each succeeding Payment Date) until paid (such deferred installments of Contract Adjustment Payments together with such additional Contract Adjustment Payments shall be referred to herein as the "Deferred Contract Adjustment Payments"). If the related Purchase Contracts are settled early or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive Contract Adjustment Payments (other than any accrued but unpaid Contract Adjustment Payments that have not been deferred) and Deferred Contract Adjustment Payments will terminate.

      In the event that the Company elects to defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date, each holder will receive on the Purchase Contract Settlement Date in respect of the related Deferred Contract Adjustment Payments, in lieu of a cash payment, a number of shares of Common Stock equal to (x) the aggregate amount of Deferred Contract Adjustment Payments payable to such holder divided by (y) the Applicable Market Value. See "Description of the Purchase Contracts -- Contract Adjustment Payments."

PURCHASE CONTRACT AGREEMENT NOT QUALIFIED UNDER TRUST INDENTURE ACT; LIMITED OBLIGATIONS OF PURCHASE CONTRACT AGENT

         The Purchase Contract Agreement will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Purchase Contract Agent will not be required to qualify as a trustee thereunder. Accordingly, holders of FELINE PRIDES will not have the benefit of the protections of the Trust Indenture Act. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include disqualification of the indenture trustee for "conflicting interests" as defined under the Trust Indenture Act, provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture and the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities. Under the terms of the Purchase Contract Agreement, the Purchase Contract Agent will have only limited obligations to the holders of the FELINE PRIDES. See "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement -- Information Concerning the Purchase Contract Agent."

                                   THE COMPANY

           Owens Corning, a global company incorporated in Delaware in 1938, serves consumers and industrial customers with high-performance glass fiber composites and building materials systems. These products are used in industries such as home improvement and repair, new construction, transportation, marine, aerospace, energy, appliance, packaging and electronics. The Company operates in two industry segments - Building Materials and Composite Materials - divided into ten businesses. The Company also has affiliate companies in a number of countries.

           Owens Corning's Building Materials products are marketed through multiple distribution channels, often with the aid of the Company's well known "spokescritter" the Pink Panther. Over the last several years, the Company has supplemented its traditional relationships with specialty distributors and wholesalers with increasing presence among the large "do-it-yourself" home center retailers. In 1996, 41% of total Company sales were made to the U.S. home improvement and remodeling markets which these retailers serve.

           The Company recently introduced a strategic initiative, System Thinking for the Home(TM), designed to leverage Owens Corning's broad product offering and strong brand recognition. This systems approach represents a shift from product-oriented to systems-driven solutions across all lines of business. By redefining its role as a provider of insulation, roofing, siding, windows and accessories and linking all of its products and technology to create a high-performance building envelope, Company management is targeting an increased share of the $220 billion building materials and home improvement industry.

           Building Materials operates primarily in North America and Europe. It also has a growing presence in Latin America and Asia Pacific. Building Materials sells a variety of building and home improvement products in three major categories: glass fiber and foam insulation, roofing materials, and other specialty products for the home, such as housewrap, vinyl windows and patio doors, and vinyl siding. The businesses responsible for these products and markets include: Insulation, Building Materials Sales and Distribution - North America, Building Materials - Europe and Africa, Roofing/Asphalt, Specialty and Foam Products, Western Fiberglass Group, Latin America, and Asia Pacific.

           Composite Materials operates in North America, Europe and Latin America, with affiliates and licensees around the world, including a growing presence in Asia Pacific. The businesses responsible for these products include:
Composites, Latin America, Engineered Pipe & Fabrication Systems, and Asia Pacific.

           The Company is the world's leading producer of glass fiber materials used in composites. Composites are fabricated material systems made up of two or more components (e.g., plastic resin and glass fiber) used in various applications to replace traditional materials, such as aluminum, wood, and steel. The global composites industry has expanded to include more than 40,000 end-use applications. Worldwide, the composites industry has relatively few raw material component suppliers (glass fiber, resin and additives) delivering to thousands of industrial customers through various channels. Depending on the end-use application, these raw materials move through different manufacturing process chains, ultimately finding their way to consumers through myriad markets worldwide. The primary end use markets that the Company serves are construction, transportation, and electrical/electronics.

The following table summarizes selected information concerning the Company's industry segments. The table does not include information concerning Fibreboard Corporation because the acquisition by the Company of Fibreboard Corporation did not occur until the end of the quarter ended June 30, 1997. See " -- Recent Developments." For further information, see Notes 1 and 3 of the Notes to Consolidated

Financial Statements of the Company as of June 30, 1997 included in the Second Quarter Form 10-Q and Note 1 of the Notes to Consolidated Financial Statements of the Company as of December 31, 1996 included in the 1996 Form 10-K, each of which is incorporated in the accompanying Prospectus by reference.



                                        SIX MONTHS ENDED         YEAR ENDED
                                             JUNE 30,           DECEMBER 31,
                                      ------------------------------------------
                                         1997     1996(A)    1996(B)      1995
                                      ------------------------------------------
                                                   (in millions)
NET SALES:
  Building Materials ...............   $ 1,318    $ 1,221    $ 2,687    $ 2,404
  Composite Materials ..............       574        584      1,145      1,208
  Consolidated Net Sales ...........   $ 1,892    $ 1,805    $ 3,832    $ 3,612
INCOME (LOSS) FROM OPERATIONS:
  Building Materials ...............   $   122    $    89    $   219    $   237
  Composite Materials ..............       101        116        222        225
  General Corporate Expense ........       (41)      (895)      (945)       (50)
    Total Income (Loss) from .......   $   182    $  (690)   $  (504)   $   412
      Operations

---------------

(a) Income from operations for the six months ended June 30, 1996 includes the Company's pretax charge of $875 million for asbestos litigation claims to be received after 1999 and probable additional insurance recovery, all of which was recorded as an increase in general corporate expense. Income from operations for the six months ended June 30, 1996 also includes the Company's pretax gain of $37 million from the sale of its ownership interest in its Japanese affiliate Asahi Fiber Glass Co. Ltd., all of which was recorded as a reduction in general corporate expense. Also included are special charges totaling $42 million, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens Corning Foundation. The impact of these special items was to reduce income from operations for Building Materials by $22 million and for Composite Materials by $5 million and to increase general corporate expense by $15 million.

(b) Income from operations for the year ended December 31, 1996 includes a net pretax charge of $875 million for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; charges totaling $42 million, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; a pretax charge of $43 million for restructuring and other actions; and a pretax gain of $37 million from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd. The impact of these special items was to reduce income from operations for Building Materials by $50 million and for Composite Materials by $12 million, and to increase general corporate expense by $861 million.

RECENT DEVELOPMENTS

           On June 27, 1997, Sierra Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Sierra Corp."), completed a tender offer (the "Fibreboard Tender Offer") for all of the outstanding shares of common stock (including certain associated preferred stock purchase rights) of Fibreboard Corporation, a Delaware corporation ("Fibreboard"), by purchasing approximately 92% of such shares for a purchase price of $55.00 per share. On July 3, 1997, Sierra Corp. was merged with and into Fibreboard (the "Fibreboard Merger" and, together with the Fibreboard Tender Offer, the "Fibreboard Acquisition"), and, as a result of the Fibreboard Merger, each outstanding share of Fibreboard's common stock that was not purchased in the Fibreboard Tender Offer was converted into a right to receive $55.00 in cash (subject to applicable appraisal rights pursuant to Delaware law). Fibreboard is a leading producer and distributor of vinyl siding and other residential and industrial building materials.

           The total purchase price for the Fibreboard Acquisition was $657 million, which included an assumption of $138 million of debt. The Fibreboard Acquisition was financed through loans made under a $2 billion Credit Agreement, dated as of June 26, 1997 (the "Credit Agreement"), among the Company, Sierra Corp., certain other subsidiaries of the Company, the banks party thereto and Credit Suisse First Boston, as agent for such banks.

           The acquisition of Fibreboard provides the Company with a significant position in vinyl siding and therefore furthers the System Thinking for the Home(TM) strategy. Fibreboard also manufactures and sells other produts which Company management believe are complementary to Owens Corning's existing product and distribution strengths. Through Fibreboard's company-owned distribution system, the Company also gains additional access to a significant customer base.

                                 USE OF PROCEEDS

           Substantially all of the proceeds from the sale of the Income PRIDES will be used by the Purchase Contract Agent (as agent of the holders of Income PRIDES) to purchase the related Treasury Notes from the Treasury Notes Seller pursuant to the terms of the Purchase Contract Agreement, and the Company will receive no proceeds from such sale unless the purchase price paid by the Purchase Contract Agent for such Treasury Notes is less than their aggregate principal amount, in which case the Purchase Contract Agent shall pay such shortfall to the Company as a payment under the Purchase Contracts. The amount of any such shortfall and amounts received by the Company upon settlement of Purchase Contracts are expected to be used for general corporate purposes, including, without limitation, working capital, repurchases or redemptions of the Company's outstanding debt securities or other reductions of the Company's outstanding borrowings, business acquisitions, investments in or loans to subsidiaries or capital expenditures.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

           The Common Stock is listed and traded on the NYSE and the Toronto Stock Exchange (the "TSE") under the symbol "OWC." The following table sets forth, for the periods indicated, the high and low sales prices in dollars per share of the Common Stock as reported in the NYSE Composite Transactions Tape.


                                                                                      High            Low
1995
    First Quarter............................................................       36 1/4            30 1/4
    Second Quarter...........................................................       40                34 5/8
    Third Quarter............................................................       47 1/8            36 1/2
    Fourth Quarter...........................................................       46 3/4            40 3/8

1996
    First Quarter............................................................       46                39 3/4
    Second Quarter...........................................................       43 1/8            37 5/8
    Third Quarter............................................................       43                36
    Fourth Quarter...........................................................       43 1/2            36 1/4

1997
     First Quarter...........................................................       49 7/8            40
     Second Quarter..........................................................       45                36 7/8
     Third Quarter (through July 24, 1997)...................................       44                40 5/8


           A recent closing sale price for the Common Stock as reported on the NYSE Composite Transactions Tape is set forth on the cover page of this Prospectus Supplement.

           In June 1996, the Board of Directors of the Company approved an annual dividend policy. The Company had not previously declared any dividends since 1986. The Company has declared dividends of $.0625 per share of Common Stock for each of the third and fourth quarters of 1996 and the first and second quarter of 1997, and $.075 per share for the third quarter of 1997.


                      CONDENSED CONSOLIDATED CAPITALIZATION

           The following table summarizes (i) the actual capitalization of the Company and its consolidated subsidiaries (including Fibreboard) at June 30, 1997 and (ii) such capitalization as adjusted to reflect (a) the sale of the FELINE PRIDES (based on an assumed aggregate public offering price of $50 per Security and after estimated underwriting commissions and estimated expenses of the offering of the FELINE PRIDES), (b) the expected concurrent sale by Owens Corning Capital II, a Delaware statutory business trust organized by the Company, of $300,000,000 in liquidation amount of its _____% Capital Securities (the "Capital Securities") (based on an assumed aggregate offering price of $300,000,000 and after estimated underwriting compensation and estimated expenses of the offering of the Capital Securities) and (c) an assumed application of the proceeds from the offering of the Capital Securities to repay indebtedness. For further information, see Note 4 of Notes to the Consolidated Financial Statements of the Company as of June 30, 1997 included in the Second Quarter Form 10-Q, incorporated in the accompanying Prospectus by reference.



                                                                                         At June 30, 1997
                                                                                          (in Millions)
                                                                                   -----------------------------
                                                                                       Actual     As Adjusted
                                                                                       ------     ------------
Short-term debt, including current portion of long-term debt....................        $ 179         $ 23
Long-term debt:
    Senior.........................................................................     1,877         1,744
       Less: Current portion.......................................................      23            23
                                                                                       ------        ------
    Total long-term debt...........................................................     1,854         1,721
                                                                                       ------        ------
Company obligated convertible security of subsidiary
    holding solely parent debentures ("MIPS")......................................      194           194
                                                                                       ------        ------
Company obligated preferred security of subsidiary
    holding solely parent debentures.............................................                     300
Stockholders' equity:
    Preferred Stock, no par value; 8 million shares authorized;
      none issued . . . . .........................................................     --            --
    Common Stock, $.10 par value; 100 million shares authorized;
       __________ shares issued and outstanding(a).................................      653           653
    Deficit........................................................................     (980)         (980)
    Foreign currency translation adjustments.......................................      (8)           (8)
    Other..........................................................................     (18)          (18)
                                                                                        ----          ----
    Total stockholders' equity.....................................................     (353)         (353)
                                                                                        -----         -----
Total capitalization...............................................................    $ 1,874       $ 1,885
                                                                                       =======       =======

---------------------

(a) Does not include shares of Common Stock issuable or which may be issued pursuant to various stock compensation plans of the Company (see Note 16 of Notes to Consolidated Financial Statements of the Company as of December 31, 1996 included in the 1996 Form 10-K, incorporated in the accompanying Prospectus by reference).


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected consolidated financial information of the Company (i) for the six months ended June 30, 1997 and 1996, which has been derived from the unaudited quarterly consolidated financial statements of the Company for the six months ended June 30, 1997 and 1996, and
(ii) for each of the five fiscal years in the period ended December 31, 1996, which has been derived from the annual consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants. This table should be read in conjunction with those statements, all of which have been previously filed with the Securities and Exchange Commission (the "Commission"). The financial information presented below for the six months ended June 30, 1997 and 1996 reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's results. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The following table (other than in respect of balance sheet data) does not include financial information concerning Fibreboard because the Fibreboard Acquisition did not occur until the end of the quarter ended June 30, 1997. See "The Company -- Recent Developments." The following table is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial information and related notes of the Company included in the documents incorporated in the accompanying Prospectus by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.


                                                     SIX MONTHS ENDED
                                                        JUNE 30,                             YEAR ENDED DECEMBER 31,
                                                  ---------------------  -----------------------------------------------------------
                                                      1997      1996(a)    1996(b)    1995(c)      1994(d)    1993(e)      1992(f)
                                                  ----------  ---------  ---------   --------     --------   ---------    ---------
                                                           (in millions of dollars, except per share data and where noted)
INCOME STATEMENT DATA:
   Net sales ...................................   $  1,892    $  1,805    $  3,832    $  3,612    $  3,351    $  2,944    $  2,878
   Gross margin ................................        462         471         998         942         815         678         644
   Income (loss) from operations ...............        182        (690)       (504)        412         226         236         213
   Cost of borrowed funds ......................         42          36          77          87          94          89         110
   Net income (loss) ...........................        105        (434)       (284)        231         159         131          73
   Net income (loss) per share .................
   (primary) ...................................       1.96       (8.43)      (5.50)       4.64        3.61        3.00        1.70
   Net income (loss) per share (fully ..........
   diluted) ....................................       1.87       (8.43)      (5.50)       4.40        3.35        2.81        1.67
   Weighted average number of
   shares outstanding (in thousands ............
   of shares) (primary).........................     53,619      51,512      51,722      49,711      44,209      43,593      43,013
CASH FLOW DATA:
   Net cash flow from operations ...............       (319)        (87)        335         285         233         253         192
   Capital expenditures ........................        131         167         325         276         258         178         144
BALANCE SHEET DATA:
   Total assets ................................      5,076       3,980       3,913       3,261       3,274       3,013       3,162
   Total debt ..................................      2,033       1,142         934         893       1,212       1,004       1,099
   Stockholders' deficit .......................       (353)       (666)       (484)       (212)       (680)       (869)     (1,008)

(a) For the six months ended June 30, 1996, the net loss of $434 million, or $8.43 per share, includes a net after-tax charge of $542 million, or $10.53 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

           Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(b) In 1996 the net loss of $284 million, or $5.50 per share, includes a net after-tax charge of $542 million, or $10.49 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million, or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; an after-tax charge of $26 million, or $.50 per share, for restructuring and other actions; a $27 million, or $.52 per share, reduction of tax reserves due to favorable legislation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

           Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(c) Net income for 1995 of $231 million, or $4.64 per share ($4.40 per share fully diluted), included a one time gain of $8 million or $.16 per share ($.15 per share fully diluted), which was the result of a tax loss carryback.

(d) Net income for 1994 of $159 million, or $3.61 per share ($3.35 per share fully diluted), included the following offsetting special items: an after-tax gain of $123 million, or $2.78 per share ($2.45 per share fully diluted), reflecting a change to the capital method of accounting for the rebuilding of glass melting facilities; an after-tax charge of $85 million, or $1.92 per share ($1.69 per share fully diluted), for productivity initiatives and other actions; a non-cash, after-tax charge of $10 million, or $.23 per share ($.20 per share fully diluted), to reflect adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" for the Company's non-U.S. plans; and a non-cash, after-tax charge of $28 million, or $.63 per share ($.56 per share fully diluted), to reflect adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(e) Net income for 1993 of $131 million, or $3.00 per share ($2.81 per share fully diluted), included a credit of $26 million, or $.60 per share ($.53 per share fully diluted), for the cumulative effect of adopting the new accounting standard for income taxes; a one-time gain of $14 million, or $.33 per share ($.29 per share fully diluted), reflecting a tax benefit resulting from a revaluation of deferred taxes necessitated by the new federal tax law; an $8 million pre-tax charge, or $.11 per share ($.10 per share fully diluted), for the writedown of the Company's hydrocarbon ventures; and a $23 million charge, or $.53 per share ($.47 per share fully diluted), for the restructuring of the Company's European operations.

(f) Net income for 1992 was $73 million, or $1.70 per share ($1.67 per share fully diluted), and included a pre-tax reorganization charge of $16 million, or $.25 per share ($.22 per share fully diluted).

(g) For purposes of the calculation of these ratios, earnings represent net income before fixed charges, provision for taxes on income, undistributed earnings of equity basis investments, extraordinary losses from early retirement of debt and the cumulative effect of accounting changes. Fixed charges include interest expense and the portion (one-third) of rental expenses deemed to be representative of interest. Preferred stock dividends represent only the distributions on the MIPS securities. The Company's earnings for the six months ended June 30, 1996 and the year ended December 31, 1996 were insufficient to cover fixed charges by approximately $720 and $600 million, respectively.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

(All per share information in this Section is on a fully diluted basis. All references to results from ongoing operations exclude the impact of special items reported for the relevant period.)

RESULTS OF OPERATIONS

      Six Months Ended June 30, 1997

           Net sales were $1,017 million for the quarter ended June 30, 1997, a six percent increase from the 1996 level of $956 million. The growth is attributable to increased volumes in the Building Materials and Composite Materials segments, worldwide. In Building Materials, niche acquisitions and the integration of their products into the Company's existing channels of distribution continue to grow the Company's volumes, particularly in the U.S. and Europe. These volume increases were offset in large part by a decline in worldwide composites pricing, most notably in Europe, the effects of a stronger dollar on sales made in foreign currencies, and a decline in insulation prices in North America. Gross margin for the quarter ended June 30, 1997 was 24%, a decline from the second quarter 1996 level of 27%, primarily resulting from declining prices and a change in the mix of product sales in Building Materials to lower margin products.

           Net income for the quarter ended June 30, 1997 was $63 million, or $1.11 per share, compared to a net loss of $473 million, or $9.19 per share, for the quarter ended June 30, 1996. Income from operations of $105 million in the second quarter of 1997 was negatively impacted by the price declines described above. This impact was partially offset by volume increases experienced in the Company's roofing, foam and composites businesses. Additionally, income from operations benefited by $15 million from the modification of certain employee benefits in the U.S. Earnings in the second quarter of 1997 were also affected by increased cost of borrowed funds resulting from increased borrowing to fund working capital and certain acquisitions, and the improved performance of the Company's unconsolidated affiliates.

           Included in the quarter ended June 30, 1996 was the net after-tax charge of $542 million, or $10.53 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery. The net loss created by this item caused common stock equivalents and convertible securities to be excluded from the number of fully diluted shares reported in the second quarter of 1996 due to their anti-dilutive effect. Had these anti-dilutive shares been included in the calculation of earnings per share, such amount for the second quarter of 1996 would have been $.09 lower.

           Net sales for the six months ended June 30, 1997, were $1,892 million, a five percent increase over the $1,805 million reported for the first six months of 1996. This increase reflects the strength of the Company's roofing and foam businesses in the Building Materials segment, coupled with the Company's continued expansion through strategic niche acquisitions.

           For the six months ended June 30, 1997, the Company reported net income of $105 million, or $1.87 per share, compared to a net loss of $434 million, or $8.43 per share, for the comparable period in 1996. When compared to the earlier year period, net income for the six months ended June 30, 1997 was negatively impacted by price declines, partially offset by the benefit of increased volumes and productivity gains, particularly in the insulation business.

           In addition to the net asbestos charge recorded in the second quarter of 1996, results for the six months ended June 30, 1996 included a $37 million pretax gain from the sale of the Company's minority interest in Asahi Fiber Glass Co. Ltd. in Japan and several one-time special charges, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation. The impact of the gain on net income was reduced to near zero by these special items.

           Marketing and administrative expenses were $122 million for the quarter ended June 30, 1997, compared to $115 million in the same period in 1996. The increase is primarily the result of incremental administrative expenses from acquisitions.

           In the Building Materials segment, sales increased 8% for the quarter and six months ended June 30, 1997 compared to 1996. This growth reflects the incremental sales from acquisitions as well as an increase in volume, particularly in the roofing and foam businesses. Income from operations for Building Materials increased to $122 million for the six months ended June 30, 1997. This improvement is primarily the result of volume increases, productivity gains and incremental amounts derived from acquisitions offset in part by the continuing costs of the Company's expansion program in the Asia Pacific region.

           On June 27, the Company acquired 92% of the outstanding stock of Fibreboard through the Fibreboard Tender Offer, which was commenced in May, for all of the outstanding shares of Fibreboard at $55 per share. In early July, Fibreboard became a wholly owned subsidiary of the Company as a result of the Fibreboard Merger, which was consummated at the same price as the Fibreboard Tender Offer. The purchase price of Fibreboard was $657 million, including the assumption of $138 million of indebtedness, the majority of which was financed through borrowings under the Credit Agreement. Fibreboard is one of the five largest producers in North America of vinyl siding and accessories, marketing products under the brand names Norandex and Vytec. The business has plants in the U.S. and Canada and also operates more than 130 company-owned distribution centers in 32 states. Fibreboard is also the leading producer of manufactured stone used in home building construction. On July 15, the Company announced plans to sell the Pabco business of Fibreboard. Pabco is a producer of calcium silicate insulation used for industrial pipe applications and metal jacketing for pipe insulation.

           As the Fibreboard Acquisition was completed at the end of the quarter, the reported results do not include the results of operations of Fibreboard. To enhance comparability, certain information below is presented on a "pro forma" basis and reflects the acquisition of Fibreboard (excluding Pabco and operations that were discontinued by Fibreboard prior to the Fibreboard Acquisition) as though it had occurred at the beginning of the respective periods presented. The pro forma results include certain adjustments, primarily for depreciation and amortization, interest and other expenses directly attributable to the Fibreboard Acquisition and are not necessarily indicative of the combined results that would have occurred had the Fibreboard Acquisition occurred at the beginning of those periods.


                                                  PRO FORMA            AS REPORTED
                                               SIX MONTHS ENDED      SIX MONTHS ENDED
                                                   JUNE 30,               JUNE 30,
                                              -----------------------------------------
                                                1997       1996        1997       1996
                                               ------     ---------   ------    -------
                                             (in millions of dollars, except share date)
Net Sales                                     $2,223       $2,092     $1,892    $1,805
Income from continuing operations                 99         (443)       105      (434)
Fully diluted earnings per share from          $1.76       $(8.59)    $ 1.87    $(8.43)
      continuing operations


           Additionally, during the first quarter of 1997, the Company acquired Polypan Nord S.P.A., a manufacturer of extruded polystyrene foam (XPS) insulation products based in Italy and Falcon Manufacturing of California, Inc., a U.S. producer of expanded polystyrene (EPS) foam insulation products.

           In the Composite Materials segment, sales increased four percent for the quarter ended June 30, 1997, but were down two percent for the six months then ended, when compared to the comparable 1996 periods. While composites sales showed improvement in overall volume, the business continued to experience significant price decline during the quarter, particularly in Europe where weakening currencies compounded the sales decline. Composite Materials income from operations in the quarter and six months ended June 30, 1997, of $52 and $101 million, respectively, declined from the equivalent prior year periods. The declines are primarily attributable to the pricing weakness being experienced in Europe. The Company does not expect to see significant improvement in the Composite Materials segment in 1997. However, the Company now believes pricing is stabilizing in both the U.S. and Europe and has implemented a price increase effective during the second half of the year.

           During the second quarter of 1997, the Company completed the acquisition of the assets of The Stewart Group, Inc., a manufacturer and marketer of a composite central strength member for telecommunication cable using a proprietary technology. With this addition, the Company now markets a complete line of glass fiber products that protect and reinforce fiber optic and copper telecommunications cable.

           In the first quarter of 1997, the Company completed the previously announced acquisition of Knytex Company, a manufacturer of specialty glass fiber fabrics.

           The Company's cost of borrowed funds for the quarter ended June 30, 1997 was $5 million higher than during second quarter 1996, due to increased borrowings used to fund growth in working capital and certain acquisitions.

      Years Ended December 31, 1996, 1995 and 1994

           Net sales were $3.832 billion for the year ended December 31, 1996, reflecting a 6% increase from the 1995 level of $3.612 billion. Net sales in 1994 were $3.351 billion. Most of the 1996 growth is attributable to volume increases in the Building Materials segment, particularly in North America, as well as incremental sales growth resulting from 1995 and 1996 acquisitions. See Notes 1 and 5 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying Prospectus by reference. Sales outside the U.S. represented 25% of total sales for the year ended December 31, 1996, compared to 27% and 24% for the years 1995 and 1994, respectively. The strength of U.S. Building Materials sales in combination with sluggish European Composites business contributed to the slightly lower percentage of sales outside the U.S. when compared to 1995. Gross margin for each of the years ended December 31, 1996 and 1995 was 26%, up from 24% in 1994. Gross margin in 1996 was adversely impacted by the lower sales volume in the European Composites business.

           For the year ended December 31, 1996, the Company reported a net loss of $284 million, or $5.50 per share, compared to net income of $231 million, or $4.40 per share, and net income of $159 million, or $3.35 per share, for the years ended December 31, 1995 and 1994, respectively. The 1996 net loss reflects a net after-tax charge of $542 million, or $10.49 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million, or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; an after-tax charge of $26 million, or $.50 per share, for restructuring and other actions; a $27 million, or $.52 per share reduction of tax reserves due to favorable legislation; and an after-tax gain of $27 million, or $.52 per share from the sale of the Company's interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd. The net loss created by the special items mentioned above caused common stock equivalents and convertible securities to be excluded from the number of fully diluted shares reported in 1996 due to their anti-dilutive effect. For comparative purposes, these anti-dilutive shares have been included in the calculation of fully diluted net income per share from ongoing operations in 1996 and represent a difference of $.32 per share. Net income from ongoing operations was $257 million, or $4.65 per share, for the year ended December 31, 1996, compared to $223 million, or $4.25 per share in 1995, discussed below. The 15% increase in net income from ongoing operations in 1996 over 1995 reflects the benefits of acquisitions, strong results from Building Materials in North America, particularly in the roofing and foam businesses, and a favorable litigation settlement with a former supplier, offset in part by increased administrative costs from regional expansion into Asia Pacific and globally within the engineered pipe systems business. See Notes, 8, 12, 18 and 21 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying Prospectus by reference.

           Net income of $231 million, or $4.40 per share, for the year ended December 31, 1995 reflects a one time gain of $8 million, or $.15 per share, resulting from a tax loss carryback. Net income from ongoing operations for the year ended December 31, 1995 was $223 million, or $4.25 per share. See Note 8 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying Prospectus by reference.

           Net income of $159 million for the year ended December 31, 1994 included the following special items: an after-tax gain of $123 million, or $2.45 per share, reflecting a change to the capital method of accounting for the rebuilding of glass melting facilities; an after-tax charge of $85 million, or $1.69 per share, for productivity initiatives and other actions; a non-cash, after-tax charge of $10 million, or $.20 per share, to reflect adoption of Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, for plans outside the United States; and a non-cash, after-tax charge of $28 million, or $.56 per share, to reflect adoption of SFAS No. 112, Employers' Accounting for Postemployment Benefits. See Notes 6, 18 and 19 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying Prospectus by reference.

           In the Building Materials segment, sales increased 12% for the year ended December 31, 1996 compared to 1995. This growth reflects volume increases, particularly in North America, as well as incremental sales from 1995 and 1996 acquisitions offset by a slight decline in prices, particularly in Canada. Income from ongoing operations for Building Materials increased 14% from 1995 levels due to acquisitions, increased sales volumes and the improving performance in the Company's Asia Pacific operations.

           Building Materials sales in the U.S. increased 11% and Canada also posted improvement in 1996. This improvement in the North American markets is being driven by the Company's integration of its expanded product line from acquisitions and branded products into the Company's well established channels of distribution. The expanded product line includes Luminess(TM) vinyl windows, Transitions(R) vinyl siding and FOAMULAR(R) rigid polystyrene foam insulation. The third quarter 1996 acquisition of Celfortec, a Canadian producer of FOAMULAR(R) insulation, also contributed to Building Materials growth in North America. Building Materials Europe sales increased 11% over 1995, primarily from the second quarter 1996 acquisition of the extruded polystyrene foam business of Linpac Insulation, with production facilities in the U.K. and Spain. With these acquisitions in the extruded polystyrene foam operations in Europe and Canada and the joint venture announced in 1996 to produce foam insulation in China, the Company has significantly expanded its global position in the foam insulation business as part of the Company's global building systems strategy.

           In 1996, the Company's roofing business continued to increase sales and improve margins through volume increases and productivity initiatives. The window business also continued to experience significant sales growth and productivity improvements during the year. Additionally, in the second quarter of 1996 the Company acquired the U.S. assets of Partek Insulation, a producer of rock mineral wool insulation, which has expanded the Company's insulation product offering into the high temperature insulation market. The Company further expanded its Building Materials multi-product offering in 1996 with the introduction of the branded products, Build-R-Tape(R) used to seal sheathing joints and PinkSeal(TM) foam sealant.

           In the Composite Materials segment, sales decreased 5% for the year ended December 31, 1996. This sales decrease is primarily the result of sluggish European reinforcements business as well as a decline in the Canadian market, while in the U.S., composites sales remained relatively flat. Income from ongoing operations posted a 4% increase over the prior year, reflecting improved operating performance and productivity improvements, particularly in the U.S.

           In 1996, the Company announced three new large diameter glass reinforced plastic ("GRP") pipe joint ventures, one in Colombia, Egypt and Turkey. GRP pipe is used primarily in water and wastewater systems. In addition to these ventures, the Company also formed an application development center in India and announced plans for similar such centers in Brazil and China, to develop and promote the use of composite materials as a replacement for more traditional materials.

           At the end of 1996, the Company announced the acquisition of the remainder of the equity interest in Knytex(R), a manufacturer of specialty glass fiber fabrics. This business, which knits, weaves, stitches or bonds glass fiber to provide value-added performance characteristics, will be combined with the Company's existing European specialty fabrics business to form Owens Corning Fabrics.

           The Company's cost of borrowed funds for the year ended December 31, 1996 was $77 million, $10 million lower than 1995. The average total debt outstanding during the year decreased substantially in 1996 compared to 1995 as the result of the mid-year 1995 conversion of $173 million of the Company's 8% convertible junior subordinated debentures into shares of common stock, combined with the issuance of $200 million of convertible preferred securities. In 1996, the Company averaged short-term debt of $129 million, approximately $55 million lower than in 1995. The average debt reduction, together with lower average short-term interest rates, contributed to the lower cost of borrowed funds in 1996. Additionally, due to several large construction projects, interest capitalized in 1996 increased about $4 million over 1995. See Notes 2 and 3 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying Prospectus by reference.

           At December 31, 1996, certain of the Company's foreign subsidiaries and state tax jurisdictions have combined tax net operating loss carryforwards the benefit of which is approximately $63 million. The Company has $580 million in net deferred tax assets at December 31, 1996, all of which management expects will be realized through future income from operations. See Note 8 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K, which is incorporated in the accompanying Prospectus by reference.


LIQUIDITY, CAPITAL RESOURCES AND OTHER RELATED MATTERS

      Six Months Ended June 30, 1997

           Cash flow from operations, excluding asbestos-related activities, was negative $6 million for the second quarter of 1997, compared to $73 million for second quarter 1996. The decline from 1996 to 1997 is primarily attributable to a reduction in accounts payable and accrued liabilities, and an increase in accounts receivable. Excluding Fibreboard inventories of approximately $110 million, inventories at June 30, 1997 increased 26% over December 31, 1996 levels due to the Company's seasonal inventory build in the first half of the year. See Notes 6 and 7 to the Consolidated Financial Statements of the Company as of June 30, 1997, included in the Second Quarter Form 10-Q, which is incorporated in the accompanying Prospectus by reference.

           At June 30, 1997, the Company's net working capital was $260 million and its current ratio was 1.22, as compared to negative $163 million and .85, respectively at December 31, 1996. The increase in 1997 is the result of increased working capital, driven by higher seasonal inventories and receivables, as well as a decline in accounts payable and accrued liabilities.

           The Company's total borrowings at June 30, 1997 were $2,033 million, $1,099 million higher than at year-end 1996. The June 30, 1997 long-term debt balance includes $519 million payable, as well as $138 million of debt assumed, for the acquisition of Fibreboard. The acquisition amounts were drawn from the Company's new credit facility in early July. Since the cash was not exchanged until July, the Consolidated Statement of Cash Flows, for the quarter and six months ended June 30, 1997, does not reflect the acquisition of Fibreboard. Typically, the Company reports greater cash usage during the first half of the year as the Company builds inventories and other working capital.

           As of June 30, 1997, the Company had unused lines of credit of $736 million available under long-term bank loan facilities and an additional $37 million under short-term facilities, after the exclusion of the amount utilized in early July to fund the acquisition of Fibreboard, compared to $440 million and $195 million, respectively, at year-end 1996. The increase in available lines of credit is the result of the new $2 billion credit facility established to fund the acquisition of Fibreboard. Letters of credit issued under the Company's new long-term loan facility, most of which support appeals from asbestos trials, reduce the available credit of that facility. The impact of such reduction is reflected in the unused lines of credit discussed above. See Notes 3 and 4 of the Consolidated Financial Statements of the Company as of June 30, 1997, included in the Second Quarter Form 10-Q, which is incorporated in the accompanying Prospectus by reference.

           Capital spending for property, plant and equipment, excluding acquisitions and investments in affiliates, was $131 million for the first six months of 1997. For the year 1997, the Company anticipates capital spending, exclusive of acquisitions and investments in affiliates, to be approximately $250 million, the majority of which is committed. The Company expects that funding for these expenditures will be from the Company's operations and external sources as required.

           Gross payments for asbestos litigation claims against Owens Corning during the second quarter of 1997, including $11 million in defense costs and $2 million for appeal bond and other costs, were $90 million. Proceeds from insurance were $24 million, resulting in a net pretax cash outflow of $66 million, or $40 million after-tax. During the second quarter of 1997, Owens Corning received approximately 9,700 new asbestos personal injury cases and closed approximately 3,200 cases. Over the next twelve months, Owens Corning's total payments for asbestos litigation claims, including defense costs, are expected to be approximately $300 million. Proceeds from insurance of $50 million are expected to be available to cover Owens Corning's costs, resulting in a net pretax cash outflow of $250 million, or $150 million after-tax. See
Note 8 Item A to the Consolidated Financial Statements of the Company as of June 30, 1997, incorporated in the accompanying Prospectus by reference.

           During the next twelve months, any payments for asbestos claims against Fibreboard are expected to be paid by Fibreboard's insurers. See Note 8 Item B to the Consolidated Financial Statements of the Company as of June 30, 1997, included in the Second Quarter Form 10-Q, which is incorporated in the accompanying Prospectus by reference.

           The Company expects funds generated from operations, together with funds available under long and short term bank loan facilities, to be sufficient to satisfy its debt service obligations under its existing indebtedness, as well as its contingent liabilities for uninsured asbestos personal injury claims.

           The Company has been deemed by the Environmental Protection Agency
(EPA) to be a potentially responsible party (PRP) with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund). The Company has also been deemed a PRP under similar state or local laws, including two state Superfund sites where the Company is the primary generator. In other instances, other PRPs have brought suits or claims against the Company as a PRP for contribution under such federal, state or local laws. During the second quarter of 1997, the Company was designated a PRP in such federal, state, local or private proceedings for one additional site. At June 30, 1997, a total of 42 such PRP designations remained unresolved by the Company, some of which designations the Company believes to be erroneous. The Company is also involved with environmental investigation or remediation at a number of other sites at which it has not been designated a PRP. The Company has established a $30 million reserve, of which $15 million relates to Fibreboard, for its Superfund (and similar state, local and private action) contingent liabilities. Based upon information presently available to the Company, and without regard to the application of insurance, the Company believes that, considered in the aggregate, the additional costs associated with such contingent liabilities, including any related litigation costs, will not have a materially adverse effect on the Company's results of operations, financial condition or long-term liquidity.

           The 1990 Clean Air Act Amendments (Act) provide that the EPA will issue regulations on a number of air pollutants over a period of years. Until these regulations are developed, the Company cannot determine the extent to which the Act will affect it. The Company anticipates that its sources to be regulated will include glass fiber manufacturing and asphalt processing activities. The EPA's announced schedule is to issue regulations covering glass fiber manufacturing by late 1997 and asphalt processing activities by late 2000, with implementation as to existing sources up to three years thereafter. Based on information now known to the Company, including the nature and limited number of regulated materials it emits, the Company does not expect the Act to have a materially adverse effect on the Company's results of operations, financial condition or long-term liquidity.

      Years Ended December 31, 1996, 1995 and 1994

           Cash flow from operations, excluding proceeds from insurance and payments for asbestos litigation claims, was $501 million for 1996, compared to $342 million for 1995. The increase in cash flow from operations in 1996 relates to an increase in accounts payable and accrued liabilities offset in part by an increase in inventory. Additionally, 1995 cash flow from operations was reduced by $64 million for the December 1995 funding of a Voluntary Employee's Beneficiary Association (VEBA) trust. The 1996 cash flow from operations reflects the disbursements for benefits from the VEBA trust and collection of a tax receivable. See Note 6 to the Consolidated Financial Statements of the Company included in the 1996 Form 10K which is incorporated in the accompanying Prospectus by reference.

           At December 31, 1996, the Company's net working capital and current ratio were negative $163 million and .85, compared to negative $9 million and
 .99 at December 31, 1995, and negative $143 million and .87 at December 31, 1994, respectively. The decrease in 1996 was primarily due to increased accounts payable and accrued liabilities, and also a larger current asbestos liability, offset somewhat by increased inventories. Excluding the impact of short-term borrowings used to finance a $110 million U.K. acquisition in June 1994, the Company's net working capital was negative $33 million and its current ratio was
 .97 at December 31, 1994.

           During 1995, virtually all of the Company's $173 million issue of 8% convertible junior subordinated debentures were converted. Debentures not converted were redeemed for cash. The conversion resulted in the issuance of 5.8 million new shares of common stock. Also in 1995, Owens-Corning Capital, L.L.C., a Delaware limited liability company, of which all of the common limited company interests are indirectly owned by the Company, issued $200 million of 6.5% cumulative convertible preferred securities. The proceeds from the issuance were loaned to the Company and partially used to repay a short-term credit facility. See Note 4 to the Consolidated Financial Statements of the Company included in the 1996 Form 10K, which is incorporated in the accompanying Prospectus by reference.

           Capital spending for property, plant and equipment, excluding acquisitions, was $325 million during 1996.

           Gross payments for asbestos litigation claims during 1996, including $44 million in defense costs and $11 million for appeal bond and other costs, were $267 million. Proceeds from insurance were $101 million resulting in a net pretax cash outflow of $166 million, or $100 million after-tax. During 1996, the Company received approximately 36,400 new asbestos personal injury cases and closed approximately 22,700 cases. See Note 21 to the Consolidated Financial Statements of the Company included in the 1996 Form 10K, which is incorporated in the accompanying Prospectus by reference.

           In June 1996 the Company filed a lawsuit in federal court in New Orleans alleging a massive scheme to defraud the Company in connection with asbestos litigation cases. The suit alleges that medical test results in tens of thousands of asbestos litigation claims were falsified by the owners and operators of certain pulmonary function testing laboratories. A second lawsuit, alleging similar practices, was filed against the owner and operator of an additional testing laboratory in January 1997. The Company believes that at least 40,000 claims in its current backlog involve plaintiffs whose pulmonary function tests were improperly administered or manipulated by the testing laboratories or otherwise inconsistent with proper medical practice.

FUTURE REQUIRED ACCOUNTING CHANGES

           On June 30, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. The Company is required to adopt the new standard for periods beginning after December 15, 1997.

           In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS No.128). This statement introduces new methods for calculating earnings per share. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to restate earnings per share reported in prior periods to conform with this statement. The Company is required to adopt the new standard for periods ending after December 15, 1997. The Company believes that the adoption of this standard will result in essentially the same earnings per share when comparing the current fully diluted earnings per share calculation to the calculation of diluted earnings per share required by SFAS No. 128.

                          ASBESTOS AND OTHER LITIGATION

           The following is a discussion of the status of the asbestos and other litigation as of June 30, 1997; see also " Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity, Capital Resources and Other Related Matters."

ASBESTOS LIABILITIES

      Owens Corning (Excluding Fibreboard)

           Owens Corning is a co-defendant with other former manufacturers, distributors and installers of products containing asbestos and with miners and suppliers of asbestos fibers (collectively, the "Producers") in personal injury and property damage litigation. The personal injury claimants generally allege injuries to their health caused by inhalation of asbestos fibers from Owens Corning's products. Most of the claimants seek punitive damages as well as compensatory damages. The property damage claims generally allege property damage to school, public and commercial buildings resulting from the presence of products containing asbestos. Virtually all of the asbestos-related lawsuits against Owens Corning arise out of its manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture of which was discontinued in 1972.

           Status. As of June 30, 1997, approximately 165,700 asbestos personal injury claims were pending against Owens Corning, of which 16,700 were received in the first six months of 1997. Owens Corning received approximately 36,400 such claims in 1996 and 55,900 in 1995.

           Many of the recent claims appear to be the product of mass screening programs and not to involve malignancies or other significant asbestos related impairment. Owens Corning believes that at least 40,000 of the recent claims involve plaintiffs whose pulmonary function tests ("PFTs") were improperly administered or manipulated by the testing laboratory or otherwise inconsistent with proper medical practice, and it is investigating a number of testing organizations and their methods. In 1996 Owens Corning filed suit in federal court in New Orleans, Louisiana against the owners and operators of certain pulmonary function testing laboratories in the southeastern U.S. challenging such improper testing practices. This matter is now in active pre-trial discovery. In January 1997, Owens Corning filed a similar suit in federal court in Jackson, Mississippi against the owner of an additional testing laboratory.

           During 1996 Owens Corning engaged in discussions with a group of approximately 30 leading plaintiffs' law firms to explore approaches toward resolution of its asbestos liability. Agreements with the various firms not to file claims against Owens Corning except for those involving malignancies, most of which agreements expired on or before January 1, 1997, may have impacted the number of cases received by Owens Corning during 1996 and the first two quarters of 1997.

           Through June 30, 1997, Owens Corning had resolved (by settlement or otherwise) approximately 192,100 asbestos personal injury claims. This number includes cases resolved by two orders of dismissal for lack of medical proof, covering approximately 18,900 federal maritime cases which named Owens Corning as a defendant, resulting in a 15,600 case reduction in the backlog after reduction for duplicate cases and cases previously settled. Of these cases, approximately 11,700 were dismissed in 1996, with the remaining 3,900 being dismissed in the first quarter of 1997. During 1996, 1995 and 1994, Owens Corning resolved approximately 60,600 asbestos personal injury claims, over 99% without trial, and incurred total indemnity payments of $626 million (an average of about $10,300 per case).

           Owens Corning's indemnity payments have varied considerably over time and from case to case, and are affected by a multitude of factors. These include the type and severity of the disease sustained by the claimant (i.e., mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes); the occupation of the claimant; the extent of the claimant's exposure to asbestos-containing products manufactured, sold or installed by Owens Corning; the extent of the claimant's exposure to asbestos-containing products manufactured, sold or installed by other Producers; the number and financial resources of other Producer defendants; the jurisdiction of suit; the presence or absence of other possible causes of the claimant's illness; the availability or not of legal defenses such as the statute of limitations or state of the art; whether the claim was resolved on an individual basis or as part of a group settlement; and whether the claim proceeded to an adverse verdict or judgment.

           Insurance. As of June 30, 1997, Owens Corning had approximately $265 million in unexhausted insurance coverage (net of deductibles and self-insured retentions and excluding coverage issued by insolvent carriers) under its liability insurance policies applicable to asbestos personal injury claims. This insurance, which is substantially confirmed, includes both products hazard coverage and primary level non-products coverage. Portions of this coverage are not available until 1998 and beyond under agreements with the carriers confirming such coverage. All of Owens Corning's liability insurance policies cover indemnity payments and defense fees and expenses subject to applicable policy limits.

           In addition to its confirmed primary level non-products insurance, Owens Corning has a significant amount of unconfirmed potential non-products coverage with excess level carriers. For purposes of calculating the amount of insurance applicable to asbestos liabilities, Owens Corning has estimated its probable recoveries in respect of this additional non-products coverage at $225 million, which amount was recorded in the second quarter of 1996. This coverage is unconfirmed and the amount and timing of recoveries from these excess level policies will depend on subsequent negotiations or proceedings.

           Reserve. The Company's financial statements include a reserve for the estimated cost associated with Owens Corning's asbestos personal injury claims. This reserve was established principally through a charge to income in 1991 for the costs of asbestos claims expected to be received through 1999 and an additional $1.1 billion non-recurring, noncash charge to income (before taking into account the probable non-products insurance recoveries) during the second quarter of 1996 for cases that may be received subsequent to 1999. In establishing the reserve, Owens Corning took into account, among other things, the effect of federal court decisions relating to punitive damages and the certification of class actions in asbestos cases, the discussions with the group of plaintiffs' law firms referred to above, the results of its continuing investigations of medical screening practices of the kind at issue in the federal PFT lawsuits, recent developments as to the prospects for federal and state tort reform, the continued rate of case filings at historically high levels, additional information on filings received during the 1993-1995 period and other factors. The combined effect of the $1.1 billion charge and the $225 million probable additional non-products insurance recovery was an $875 million charge in the second quarter of 1996.

           Owens Corning's estimated total liabilities in respect of indemnity and defense costs associated with pending and unasserted asbestos personal injury claims that may be received in the future, and its estimated insurance recoveries in respect of such claims, are reported separately as follows:

                                                               JUNE 30,         DECEMBER 31,
                                                                1997                1996
                                                             ----------           --------
                                                                 (IN MILLIONS OF DOLLARS)
Reserve for asbestos
litigation claims
-----------------
       Current                                               $      300           $    300
       Other                                                      1,485              1,670
                                                             ----------           --------
           Total Reserve                                          1,785              1,970
                                                             ----------           --------

Insurance for asbestos
litigation claims
-----------------
       Current                                                       50                100
       Other                                                        440                454
                                                             ----------           --------

           Total Insurance                                          490                554
                                                             ----------           --------

Net Owens Corning Asbestos Liability                         $    1,295           $  1,416
                                                             ==========           ========

           Owens Corning cautions that such factors as the number of future asbestos personal injury claims received by it, the rate of receipt of such claims, and the indemnity and defense costs associated with asbestos personal injury claims, as well as the prospects for confirming additional insurance, including the additional $225 million in non-products coverage referenced above, are influenced by numerous variables that are difficult to predict, and that estimates, such as Owens Corning's, which attempt to take account of such variables, are subject to considerable uncertainty. Owens Corning believes that its estimate of liabilities and insurance will be sufficient to provide for the costs of all pending and future asbestos personal injury claims that involve malignancies or significant asbestos-related functional impairment. While such estimates cover unimpaired claims, the number and cost of unimpaired claims are much harder to predict and such estimates reflect Owens Corning's belief that such claims have little or no value. Owens Corning will continue to review the adequacy of its estimate of liabilities and insurance on a periodic basis and make such adjustments as may be appropriate.

           Management Opinion. Although any opinion is necessarily judgmental and must be based on information now known to Owens Corning, in the opinion of management, while any additional uninsured and unreserved costs which may arise out of pending personal injury and property damage asbestos claims and additional similar asbestos claims filed in the future may be substantial over time, management believes that any such additional costs will not impair the ability of the Company to meet its obligations, to reinvest in its businesses or to take advantage of attractive opportunities for growth.

      Fibreboard (Excluding Owens Corning)

           Prior to 1972, Fibreboard manufactured insulation products containing asbestos. Fibreboard has since been named as a defendant in many thousands of personal injury claims for injuries allegedly caused by asbestos exposure as well as in asbestos property damage cases.

           As of June 30, 1997, approximately 97,600 asbestos personal injury claims were pending against Fibreboard, of which 21,200 were received in the first six months of 1997. Fibreboard received approximately 32,900 such claims in 1996 and 20,700 in 1995. These claims and most of the pending claims are made against the Fibreboard Global Settlement Trust and are subject to the Global Settlement injunction discussed below. In the first six months of 1997, Fibreboard resolved approximately 1,800 asbestos personal injury claims at an average cost of $22,000 per claim. Approximately 2,700 such claims were resolved in 1996 at an approximate average cost of $34,000 per claim and 14,500 were resolved in 1995 at an approximate average cost of $12,000 per claim.

           The average cost per claim has increased recently from the historical average cost of $11,000 per claim. This is due to the absence of group settlements, where large numbers of low value cases are traditionally settled along with higher value cases, and due to the fact that in 1996 and 1997 a relatively small number of individual cases involving more seriously injured plaintiffs were settled as exigent claims (all of which are malignancy claims) during the pendency of the Global Settlement injunction discussed below.

           As of June 30, 1997, amounts payable under various asbestos claim settlement agreements were $88 million. These amounts are payable either from the Settlement Trust discussed below or directly by the insurers. Amounts due from insurers in payment of these or past claims paid directly by Fibreboard, as of June 30, 1997 are $110 million.

           The asbestos-related long-term debt of $26 million consists of amounts advanced under a reimbursement agreement; interest accrues at prime minus 2%.

           Fibreboard has unique insurance coverage of personal injury claims. During 1993, Fibreboard and its insurers, Continental Casualty Company (Continental) and Pacific Indemnity Company (Pacific), entered into the Insurance Settlement, and Fibreboard, its insurers and representatives of a nationwide class of future asbestos plaintiffs entered into the Global Settlement. These agreements are interrelated and require final court approval. On July 26, 1996, the U.S. Fifth Circuit Court of Appeals affirmed the Global Settlement by a majority decision and the Insurance Settlement by a unanimous decision.

           The parties opposing the Global Settlement filed petitions seeking review with the U.S. Supreme Court. On June 27, 1997, the Supreme Court granted the petition, vacated the judgment and remanded the case to the Fifth Circuit for further consideration in light of the Supreme Court's decision in the GEORGINE class action involving asbestos claims filed against members of the Center for Claims Resolution. In light of this ruling, final resolution of the Global Settlement may not be known until 1998 or later.

           On October 24, 1996, the statutory time period for objectors to seek further judicial review of the Insurance Settlement lapsed with no petition for review having been filed with the U.S. Supreme Court. Therefore, the Insurance Settlement is now final and not subject to further appeal.

           The parties will continue to seek approval of the Global Settlement. If the Global Settlement becomes effective, all asbestos-related personal injury liabilities of Fibreboard will be resolved through insurance funds and existing corporate reserves. A permanent injunction barring the filing of any further claims against Fibreboard or its insurers is included as part of the Global Settlement. Upon final approval, Fibreboard's insurers are required to pay existing settlements and assume full responsibility for any claims filed before August 27, 1993, the date the settling parties reached agreement on the terms of the Global Settlement. A court-supervised claims processing trust ("Settlement Trust") will be responsible for resolving claims which were not filed against Fibreboard before August 27, 1993, and any further claims that might otherwise be asserted against Fibreboard in the future.

           The Settlement Trust will be funded principally by Continental and Pacific. These insurers have placed $1,525 million in an interest-bearing escrow account pending court approval of the settlements. Fibreboard is responsible for contributing $10 million plus accrued interest toward the Settlement Trust, which it will obtain from other remaining insurance sources and existing reserves. The Home Insurance Company has already paid $9.9 million into the escrow account on behalf of Fibreboard, in satisfaction of an earlier settlement agreement. The balance of the escrow account was $1,691 million at June 30, 1997, after payment of interim expenses and exigent claims associated with the Global Settlement.

           If the Global Settlement becomes effective, Fibreboard would have no on-going or future liabilities for asbestos personal injury claims in excess of the $10 million currently reserved in other long term liabilities.

           The Insurance Settlement is structured as an alternative solution in the event the Global Settlement fails to receive final approval. Under the Insurance Settlement, Continental and Pacific will pay in full settlements reached as of August 27, 1993 and provide Fibreboard with the remaining balance of the Global Settlement escrow account for claims filed after August 27, 1993, plus an additional $475 million for claims which were pending but not settled at August 27, 1993, less amounts paid for those claims since August 27, 1993. Under the Insurance Settlement, Fibreboard will manage the defense and resolution of asbestos-related personal injury claims and will remain subject to suit by asbestos personal injury claimants.

           The Insurance Settlement will not be fully implemented or funded until such time as the Global Settlement has been finally resolved. In the event the Global Settlement is finally approved, the Insurance Settlement will not be implemented.

           While there are various uncertainties regarding whether the Global Settlement or the Insurance Settlement will be in effect, and these may ultimately impact Fibreboard's liability for asbestos personal injury claims, the Company believes the amounts available under the Insurance Settlement will be adequate to fund the ongoing defense and indemnity costs associated with asbestos-related personal injury claims for the foreseeable future.

           The Company anticipates reevaluating and updating its estimates of the Fibreboard liability for asbestos personal injury claims once it is determined which of the Global Settlement or the Insurance Settlement is ultimately implemented.

NON-ASBESTOS LIABILITIES

           Various other lawsuits and claims arising in the normal course of business are pending against the Company, some of which allege substantial damages. Management believes that the outcome of these lawsuits and claims will not have a materially adverse effect on the Company's financial position or results of operations.

                        DESCRIPTION OF THE FELINE PRIDES

      The following descriptions of certain terms of the FELINE PRIDES offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the FELINE PRIDES set forth in the accompanying Prospectus, to which reference is hereby made. The summaries of certain provisions of documents described below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents (including the definitions therein of certain terms), forms of which are on file with the Commission. Wherever particular Sections of, or terms defined in, such documents are referred to herein, such Sections or defined terms are incorporated by reference herein. Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying Prospectus.

      Each FELINE PRIDES will be issued under the Purchase Contract Agreement between the Company, the Purchase Contract Agent and the Treasury Notes Seller. Each FELINE PRIDES offered hereby initially will consist of a unit (referred to as an Income PRIDE) with a Stated Amount of $50 comprised of (a) a Purchase Contract under which (i) the holder will purchase from the Company on the Purchase Contract Settlement Date, for an amount of cash equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate described below under "Description of the Purchase Contracts--General," and
(ii) the Company will pay Contract Adjustment Payments to the holder, and (b)
(i) a 1/20 undivided beneficial ownership interest in a related      % Treasury
Note having a principal amount at maturity equal to $1,000 and maturing on the Purchase Contract Settlement Date. Pursuant to the Purchase Contract Agreement, the Purchase Contract Agent (as agent of the holders of Income PRIDES) will purchase the related Treasury Notes (excluding Pre-Purchase Accrued Interest) from the Treasury Notes Seller for a purchase price equal to the aggregate purchase price of the Treasury Notes set forth on the cover page hereof. Such purchase price may exceed the aggregate principal amount of the Treasury Notes, in which case, the Company shall, for the benefit of the holders of the FELINE PRIDES and as a payment under the Purchase Contracts, provide to the Treasury Notes Seller the amount of such excess (such amounts, "Initial Premium Payments"). Holders will not directly receive any cash as a result of any Initial Premium Payments. In the event that such aggregate purchase price of the Treasury Notes is less than their aggregate principal amount, the Purchase Contract Agent shall provide to the Company the amount of such shortfall as a payment under the Purchase Contracts. As long as the FELINE PRIDES are in the form of Income PRIDES, the related Treasury Notes will be pledged to the Collateral Agent to secure the holder's obligation to purchase Common Stock under the related Purchase Contracts.

SUBSTITUTION OF PLEDGED SECURITIES

      Each holder of an Income PRIDES will have the right, at any time after August __, 1997, to substitute for the related Treasury Notes held by the Collateral Agent Treasury Securities, in a principal amount per Income PRIDES equal to the Stated Amount and maturing on the Purchase Contract Settlement Date; provided, however, that a holder may make such substitution only in integral multiples of 20 Income PRIDES. FELINE PRIDES with respect to which Treasury Securities have been substituted for the related Treasury Notes as collateral to secure a holder's obligation under the related Purchase Contracts will be referred to as Growth PRIDES(sm). To create 20 Growth PRIDES, the Income PRIDES holder will (a) deposit with the Collateral Agent a Treasury Security having a principal amount at maturity of $1,000 and (b) transfer 20 Income PRIDES to the Purchase Contract Agent accompanied by a notice stating that the Income PRIDES holder has deposited a Treasury Security with the Collateral Agent and requesting that the Purchase Contract Agent instruct the Collateral Agent to release to such holder the Treasury Note relating to such 20 Income PRIDES. Upon such deposit and receipt of an instruction from the Purchase Contract Agent, the Collateral Agent will effect the release of the related Treasury Note from the pledge under the

Pledge Agreement free and clear of the Company's security interest therein to the Purchase Contract Agent, which will (i) cancel the 20 Income PRIDES, (ii) transfer the related Treasury Note to such holder and (iii) deliver 20 Growth PRIDES to the holder. The substituted Treasury Security will be pledged with the Collateral Agent to secure the holder's obligation to purchase Common Stock under the related Purchase Contracts. Each Growth PRIDES will consist of a unit with a Stated Amount of $50 comprised of (a) a Purchase Contract with respect to which (i) the holder will purchase from the Company on the Purchase Contract Settlement Date, for an amount of cash equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate described herein, and (ii) the Company will pay the holder Contract Adjustment Payments, and (b) a 1/20 beneficial ownership interest in a related Treasury Security having a principal amount at maturity equal to $1,000. The related Treasury Notes released to the holder thereafter may be disposed of by such holder free and clear of any security interest under the related Purchase Contracts. Contract Adjustment Payments will be payable by the Company on the Growth PRIDES on each Payment Date from the later of __________, 1997 and the last Payment Date on which Contract Adjustment Payments were paid. In addition, imputed interest would accrete on the underlying Treasury Securities.

      Holders who elect to substitute Pledged Securities, thereby creating Growth PRIDES or recreating Income PRIDES (as discussed below), shall be responsible for any fees or expenses payable in connection with such substitution. See "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement-- Miscellaneous."

RECREATING INCOME PRIDES

      A holder of 20 Growth PRIDES may recreate 20 Income PRIDES by (a) depositing with the Collateral Agent $1,000 principal amount of Treasury Notes and (b) transferring 20 Growth PRIDES to the Purchase Contract Agent accompanied by a notice stating that the Growth PRIDES holder has deposited such amount of Treasury Notes with the Collateral Agent and requesting that the Purchase Contract Agent instruct the Collateral Agent to release to such holder the related Treasury Security. Upon such deposit and receipt of instructions from the Purchase Contract Agent, the Collateral Agent will effect the release of the related Treasury Security from the pledge of the Pledge Agreement free and clear of the Company's security interest therein to the Purchase Contract Agent, which will (i) cancel the Growth PRIDES, (ii) transfer such Treasury Security to such holder and (iii) deliver 20 Income PRIDES to such holder. The substituted Treasury Note will be pledged with the Collateral Agent to secure the holder's obligation to purchase Common Stock under the related Purchase Contracts.

CURRENT PAYMENTS

      The semi-annual payments on the Income PRIDES will consist of interest on the related Treasury Notes payable by the United States Government for periods from and after _______, 1997 at the rate of ___% of the Stated Amount per annum and unsecured, subordinated Contract Adjustment Payments payable semi-annually on each Payment Date by the Company for periods from and after _______, 1997, subject to the Company's rights of deferral as described herein, at the rate of ___% of the Stated Amount per annum. The Company's obligations with respect to Contract Adjustment Payments are subordinated and junior in right of payment to all liabilities of the Company and pari passu with the most senior preferred stock directly issued, from time to time, if any, by the Company.

      The semi-annual interest payment due on the related Treasury Notes on August ___, 1997 will be remitted by the Collateral Agent to the Purchase Contract Agent, who will remit such amount to the Treasury Note Seller, except for an amount representing accrued interest on such Treasury Notes from the date of issuance of the Income PRIDES until August ___, 1997 (such accrued interest, the "Holders'

Accrued Interest", and the amount of such interest payment that is remitted to the Treasury Note Seller, the "Pre-Purchase Accrued Interest"). Holders' Accrued Interest will be remitted by the Collateral Agent to the Purchase Contract Agent, who will invest such amount, on behalf of the holders, in a permitted investment maturing on the first Payment Date, at which time such amount and any reinvestment income thereon, net of expenses associated therewith, will be paid to holders, together with the regularly scheduled semi-annual interest payment on the Treasury Notes. The Contract Adjustment Payments payable on the First Payment Date will be adjusted so that the Contract Adjustment Payments payable on such date will be the equivalent of ___% of the Stated Amount per annum accruing from ___________, 1997 to _____________, 1998.

      The semi-annual payments on the Growth PRIDES will consist of unsecured, subordinated Contract Adjustment Payments, payable on each Payment Date by the Company from the later of _____, 1997 and the last Payment Date on which the Contract Adjustment Payments were paid, subject to the Company's right of deferral as described herein. In addition, imputed interest will accrete on the related Treasury Securities.

      The Company has the right to defer the payment of Contract Adjustment Payments on the related Purchase Contracts until the Purchase Contract Settlement Date; however, deferred Contract Adjustment Payments will bear additional Contract Adjustment Payments at the rate of % per annum (such deferred installments of Contract Adjustment Payments together with the additional Contract Adjustment Payments shall be referred to as the "Deferred Contract Adjustment Payments") until paid. See "Description of the Purchase Contracts--Contract Adjustment Payments and "--Option to Defer Contract Adjustment Payments."

VOTING RIGHTS

      Holders of Purchase Contracts underlying the Income PRIDES or Growth PRIDES, in their capacity as such holders, will have no voting or other rights in respect of the Common Stock.

LISTING OF THE SECURITIES

      Application will be made to list the Income PRIDES on the NYSE under the
symbol "[    ]," subject to official notice of issuance. The Growth PRIDES will not be listed or traded on any securities exchange.

NYSE SYMBOL OF COMMON STOCK

      The Common Stock is listed on the NYSE under the symbol "OWC."


                      DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

      Each Purchase Contract underlying a FELINE PRIDES (unless earlier terminated, or earlier settled at the holder's option) will obligate the holder of such Purchase Contract to purchase, and the Company to sell, on the Purchase Contract Settlement Date, for an amount in cash equal to the Stated Amount of such FELINE PRIDES, a number of newly issued shares of Common Stock equal to the Settlement Rate. The Settlement Rate will be calculated as follows (subject to adjustment under certain circumstances): (a) if the Applicable Market Value is equal to or greater than the Threshold Appreciation Price, the Settlement Rate
will be         , (b) if the Applicable Market Value is less than the Threshold
Appreciation Price but
greater than $    , the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value, and (c) if the Applicable Market Value is less than
or equal to $      , the Settlement Rate will be       . "Applicable Market
Value" means the average of the Closing Prices (as defined) per share of Common Stock on each of the thirty consecutive Trading Days (as defined) ending on the second Trading Day immediately preceding the Purchase Contract Settlement Date.

      No fractional shares of Common Stock will be issued by the Company pursuant to the Purchase Contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of Purchase Contracts being settled by a holder of Income PRIDES or Growth PRIDES, the holder will be entitled to receive an amount of cash equal to such fraction of a share times the Applicable Market Value.

      On the Purchase Contract Settlement Date, unless a holder of Income PRIDES or Growth PRIDES has settled the related Purchase Contracts prior to the Purchase Contract Settlement Date through the early delivery of cash to the Purchase Contract Agent in the manner described under "--Early Settlement", or an event described under "--Termination" has occurred, the principal amount of the Treasury Notes or Treasury Securities, as the case may be, related to such Income PRIDES or Growth PRIDES, when paid at maturity, will be automatically applied to satisfy in full the holder's obligation to purchase Common Stock under the related Purchase Contracts. Such Common Stock will then be issued and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such FELINE PRIDES (a "FELINE PRIDES Certificate") and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the Common Stock to any person other than such holder. In the event that a holder of either an Income PRIDES or Growth PRIDES effects the early settlement of a Purchase Contract through the delivery of cash, the related Treasury Notes or Treasury Securities, as the case may be, will be released to the holder as described herein.

      Prior to the date on which shares of Common Stock are issued in settlement of Purchase Contracts, the Common Stock underlying the related Purchase Contracts will not be deemed to be outstanding for any purpose and the holders of such Purchase Contracts will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder of the Company by virtue of holding such Purchase Contracts.

      Each holder of Income PRIDES or Growth PRIDES, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the related Purchase Contracts be deemed to have (a) irrevocably agreed to be bound by the terms of the related Purchase Contracts and the Pledge Agreement for so long as such holder remains a holder of such FELINE PRIDES, and (b) duly appointed the Purchase Contract Agent as such holder's attorney-in-fact to enter into and perform the related Purchase Contracts on behalf of and in the name of such holder. In addition, each beneficial owner of Income PRIDES or Growth PRIDES, by acceptance of such interest, will under the terms of the Purchase Contract Agreement and the related Purchase Contracts be deemed to have agreed to treat itself as the owner of the related Treasury Notes or Treasury Securities, as the case may be, for United States federal, state and local income and franchise tax purposes.

EARLY SETTLEMENT

      A holder of Income PRIDES or Growth PRIDES may settle the related Purchase Contracts prior to the Purchase Contract Settlement Date by presenting and surrendering the FELINE PRIDES certificate evidencing such Income PRIDES or Growth PRIDES at the offices of the Purchase Contract Agent with the form of "Election to Settle Early" on the reverse side of the certificate completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company or in immediately available funds) of an amount equal to the Stated Amount times the

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number of Purchase Contracts being settled. So long as the FELINE PRIDES are evidenced by one or more global security certificates deposited with the Depositary (as defined below), procedures for early settlement will also be governed by standing arrangements between the Depositary and the Purchase Contract Agent. HOLDERS MAY SETTLE PURCHASE CONTRACTS EARLY ONLY IN INTEGRAL MULTIPLES OF 20 INCOME PRIDES or 20 GROWTH PRIDES.

      Upon Early Settlement of the Purchase Contracts related to any Income PRIDES or Growth PRIDES, (a) the holder will receive ___ newly issued shares of Common Stock per Income PRIDES or Growth PRIDES having a Stated Amount of $50 (regardless of the market price of the Common Stock on the date of such Early Settlement), subject to adjustment under certain circumstances, (b) the Treasury Notes or Treasury Securities, as the case may be, related to such Income PRIDES or Growth PRIDES, will thereupon be transferred to the holder free and clear of the Company's security interest therein, (c) the holder's right to receive Deferred Contract Adjustment Payments, if any, on the related Purchase Contracts being settled will be forfeited, (d) the holder's right to receive future Contract Adjustment Payments will terminate and (e) no adjustment will be made to or for the holder on account of Deferred Contract Adjustment Payments or amounts accrued in respect of Contract Adjustment Payments.

      If the Purchase Contract Agent receives a FELINE PRIDES Certificate, accompanied by the completed "Election to Settle Early" and requisite check or immediately available funds, from a holder of FELINE PRIDES by 5:00 p.m., New York City time, on a Business Day, that day will be considered the settlement date. If the Purchase Contract Agent receives the foregoing after 5:00 p.m., New York City time, on a Business Day or at any time on a day that is not a Business Day, the next Business Day will be considered the settlement date.

      Upon Early Settlement of Purchase Contracts in the manner described above, presentation and surrender of the FELINE PRIDES Certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the underlying Common Stock to any person other than the holder of such Income PRIDES or Growth PRIDES, the Company will cause the shares of Common Stock being purchased to be issued, and the related Treasury Notes or Treasury Securities, as the case may be, securing such Purchase Contracts, to be released from the pledge under the Pledge Agreement (described in "--Pledged Securities and Pledge Agreement") and transferred, within three Business Days following the settlement date, to the purchasing holder or such holder's designee.

CONTRACT ADJUSTMENT PAYMENTS

      Contract Adjustment Payments will be fixed at a rate per annum of % of the Stated Amount per Purchase Contract. Contract Adjustment Payments that are not paid when due (after giving effect to any permitted deferral thereof) will bear interest thereon at the rate per annum of % thereof, compounded semi-annually, until paid. Contract Adjustment Payments payable for any period will be computed on the basis of actual days elapsed in a year of 365 or 366 days, as the case
may be. Contract Adjustment Payments will accrue from [      ], 1997 and will be
payable semi-annually in arrears on [     ] and [        ] of each year,
commencing [       ], 1998.

      Contract Adjustment Payments will be payable to the holders of Purchase Contracts as they appear on the books and records of the Purchase Contract Agent on the relevant record dates, which, as long as the Income PRIDES or Growth PRIDES remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Purchase Contract Agent who will hold amounts received in respect of the Contract Adjustment Payments for the benefit of the holders of the Purchase Contracts related to such Income PRIDES or Growth PRIDES. Subject to any applicable laws and regulations, each such payment will be made as described under "Book-Entry System" below. In the event that the Income PRIDES or Growth PRIDES do not continue to remain in book-entry only form, the Company shall have the right to select relevant record dates, which shall be more than one Business Day but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which Contract Adjustment Payments are to be made on the Purchase Contracts related to the Income PRIDES or Growth PRIDES is not a Business Day, then payment of the Contract Adjustment Payments payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

      The Company's obligations with respect to Contract Adjustment Payments are subordinate and junior in right of payment to all liabilities of the Company. See "Risk Factors--Ranking of Contract Adjustment Payments."

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

      The Company may, at its option and upon prior written notice to the holders of the FELINE PRIDES and the Purchase Contract Agent, defer the payment of Contract Adjustment Payments on the Purchase Contracts until no later than the Purchase Contract Settlement Date. However, Deferred Contract Adjustment Payments will bear additional Contract Adjustment Payments at the rate of % per annum (compounding on each succeeding Payment Date) until paid. If the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive Contract Adjustment Payments (other than any accrued but unpaid Contract Adjustment Payments that have not been deferred) and Deferred Contract Adjustment Payments will also terminate.

      In the event that the Company elects to defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date, each holder of FELINE PRIDES will receive on the Purchase Contract Settlement Date in respect of the Deferred Contract Adjustment Payments, in lieu of a cash payment, a number of shares of Common Stock equal to
(x) the aggregate amount of Deferred Contract Adjustment Payments payable to such holder divided by (y) the Applicable Market Value.

      No fractional shares of Common Stock will be issued by the Company with respect to the payment of Deferred Contract Adjustment Payments on the Purchase Contract Settlement Date. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis after taking into account all of the FELINE PRIDES held by a particular holder) with respect to such payment of Deferred Contract Adjustment Payments, the holder will be entitled to receive an amount in cash equal to such fraction of a share times the Applicable Market Value.

      In the event the Company exercises its option to defer the payment of Contract Adjustment Payments, then, until the Deferred Contract Adjustment Payments have been paid, the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or make guarantee payments with respect to the foregoing (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company or (v) redemptions or purchases of any rights pursuant to the Rights Agreement, dated as of December 12, 1996, between the Company and The Chase Manhattan Bank, as Rights Agent, or any successor to such Rights Agreement, and the declaration thereunder of a dividend of rights in the future).

ANTI-DILUTION ADJUSTMENTS

      The formula for determining the Settlement Rate will be subject to adjustment (without duplication) upon the occurrence of certain events, including: (a) the payment of dividends (and other distributions) of Common Stock on Common Stock; (b) the issuance to all holders of Common Stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase Common Stock at less than the Current Market Price (as defined in the Purchase Contract Agreement) thereof; (c) subdivisions, splits and combinations of Common Stock; (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash); (e) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months and (ii) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a subsidiary thereof for the Common Stock concluded within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the Current Market Price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (f) the successful completion of a tender or exchange offer made by the Company or any subsidiary thereof for the Common Stock which involves an aggregate consideration that, together with (i) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a subsidiary thereof for the Common Stock concluded within the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of the Common Stock made within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer.

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or property, each Purchase Contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares of Common Stock which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of such transaction if such holder had then settled such Purchase Contract.

      If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the Settlement Rate adjustment provisions of the Purchase Contract Agreement, the Settlement Rate is increased, such increase may give rise to a taxable dividend to holders of FELINE PRIDES. See "Certain Federal Income Tax Consequences--Adjustment of Settlement Rate."

      In addition, the Company may make such increases in the Settlement Rate as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

      Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Settlement Rate: provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

      The Company will be required, within ten Business Days following the occurrence of an event that requires or permits an adjustment in the Settlement Rate, to provide written notice to the Purchase Contract Agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Settlement Rate was determined and setting forth the revised Settlement Rate.

      Each adjustment to the Settlement Rate will result in a corresponding adjustment to the number of shares of Common Stock issuable upon Early Settlement of a Purchase Contract.

TERMINATION

      The Purchase Contracts, and the rights and obligations of the Company and of the holders of the FELINE PRIDES thereunder (including the right to receive accrued Contract Adjustment Payments or Deferred Contract Adjustment Payments and the right and obligation to purchase Common Stock), will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Collateral Agent will release the related Treasury Notes or Treasury Securities, as the case may be, held by it to the Purchase Contract Agent for distribution to the holders. Upon such termination, however, such release and termination may be subject to a limited delay. In the event that the Company becomes the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted. During the period of any such delay, the related Treasury Notes will continue to accrue interest, payable by the United States Government, until their maturity.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

      The Treasury Notes related to the Income PRIDES or, if substituted, the Treasury Securities related to the Growth PRIDES (together, the "Pledged Securities") will be pledged to the Collateral Agent, for the benefit of the Company, pursuant to a pledge agreement, to be dated as of , 1997 (the "Pledge Agreement"), to secure the obligations of the holders of the FELINE PRIDES to purchase Common Stock under the related Purchase Contracts. The rights of holders of FELINE PRIDES to the related Pledged Securities will be subject to the Company's security interest therein created by the Pledge Agreement. No holder of Income PRIDES or Growth PRIDES will be permitted to withdraw the Pledged Securities related to such Income PRIDES or Growth PRIDES from the pledge arrangement except (i) to substitute Treasury Securities for the related Treasury Notes, (ii) to substitute Treasury Notes for the related Treasury Securities (for both (i) and (ii), as provided for under "Description of the FELINE PRIDES--Substitution of Pledged Securities") or (iii) upon the termination or Early Settlement of the related Purchase Contracts. Subject to such security interest and the terms of the Purchase Contract Agreement and the Pledge Agreement, however, each holder of an Income PRIDES will retain beneficial ownership of the related Treasury Notes, and each holder of a Growth PRIDES will retain beneficial ownership of the related

Treasury Securities, pledged in respect of such Purchase Contracts. The Company will have no interest in the Pledged Securities other than its security interest.

      Except as described in "Description of the FELINE PRIDES -- Current Payments" and "Description of the Purchase Contracts -- General," the Collateral Agent will, upon receipt of distributions on the Pledged Securities, distribute such payments to the Purchase Contract Agent, which will in turn distribute those payments, together with Contract Adjustment Payments received from the Company, to the persons in whose names the related Income PRIDES or Growth PRIDES are registered at the close of business on the Record Date immediately preceding the date of such distribution.

      THE RELATED TREASURY NOTES AND TREASURY SECURITIES WHICH ARE PLEDGED SECURITIES WILL BE OBLIGATIONS OF THE UNITED STATES GOVERNMENT AND NOT OF THE COMPANY.

BOOK-ENTRY SYSTEM

      The Depository Trust Company (the "Depositary") will act as securities depositary for the FELINE PRIDES. The FELINE PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global security certificates ("Global Security Certificates"), representing the total aggregate number of FELINE PRIDES, will be issued and will be deposited with the Depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the FELINE PRIDES so long as such FELINE PRIDES are represented by Global Security Certificates.

      The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

      No FELINE PRIDES represented by Global Security Certificates may be exchanged in whole or in part for FELINE PRIDES registered, and no transfer of Global Security Certificates in whole or in part may be registered, in the name of any person other than the Depositary or any nominee of the Depositary unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security Certificates or has ceased to be qualified to act as such as required by the Purchase Contract Agreement or there shall have occurred and be continuing a default by the Company in respect of its obligations under one or more Purchase Contracts. All FELINE PRIDES represented by one or more

Global Security Certificates or any portion thereof will be registered in such names as the Depositary may direct.

      As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Global Security Certificates and all FELINE PRIDES represented thereby for all purposes under the FELINE PRIDES and the Purchase Contract Agreement. Except in the limited circumstances referred to above, owners of beneficial interests in Global Security Certificates will not be entitled to have such Global Security Certificates or the FELINE PRIDES represented thereby registered in their names, will not receive or be entitled to receive physical delivery of FELINE PRIDES Certificates in exchange therefor and will not be considered to be owners or holders of such Global Security Certificates or any FELINE PRIDES represented thereby for any purpose under the FELINE PRIDES or the Purchase Contract Agreement. All payments on the FELINE PRIDES represented by the Global Security Certificates and all transfers and deliveries of related Treasury Notes, Treasury Securities and Common Stock with respect thereto will be made to the Depositary or its nominee, as the case may be, as the holder thereof.

      Ownership of beneficial interests in the Global Security Certificates will be limited to Participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary or its nominee. Ownership of beneficial interests in Global Security Certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) or any such Participant (with respect to interests of persons held by such Participants on their behalf). Procedures for settlement of Purchase Contracts on the Purchase Contract Settlement Date or upon Early Settlement will be governed by arrangements among the Depositary, Participants and persons that may hold beneficial interests through Participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in Global Security Certificates, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's records relating to such beneficial ownership interests.


                   CERTAIN PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

      Distributions on the FELINE PRIDES will be payable, Purchase Contracts (and documents related thereto) will be settled and transfers of the FELINE PRIDES will be registrable at the office of the Purchase Contract Agent in the Borough of Manhattan, The City of New York. In addition, in the event that the FELINE PRIDES do not remain in book-entry form, payment of distributions on the FELINE PRIDES may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as shown on the Security Register.

      Shares of Common Stock will be delivered on the Purchase Contract Settlement Date, or, if the Purchase Contracts have terminated, the related Pledged Securities will be delivered potentially after a limited delay (see "Description of the Purchase Contracts--Termination"), in each case upon presentation and surrender of the FELINE PRIDES Certificate at the office of the Purchase Contract Agent.

      If a holder of outstanding Income PRIDES or Growth PRIDES fails to present and surrender the FELINE PRIDES Certificate evidencing such Income PRIDES or Growth PRIDES to the Purchase Contract Agent on the Purchase Contract Settlement Date, the shares of Common Stock issuable in settlement of the related Purchase Contract and in payment of any Deferred Contract Adjustment Payments will be registered in the name of the Purchase Contract Agent and, together with any distributions thereon, shall be held by the Purchase Contract Agent as agent for the benefit of such holder, until such FELINE PRIDES Certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.

      If the Purchase Contracts have terminated prior to the Purchase Contract Settlement Date, the related Pledged Securities have been transferred to the Purchase Contract Agent for distribution to the holders entitled thereto and a holder fails to present and surrender the FELINE PRIDES Certificate evidencing such holder's Income PRIDES or Growth PRIDES to the Purchase Contract Agent, the related Pledged Securities delivered to the Purchase Contract Agent and payments thereon shall be held by the Purchase Contract Agent as agent for the benefit of such holder, until such FELINE PRIDES Certificate is presented or the holder provides the evidence and indemnity described above.

      Except as described in "Description of the FELINE PRIDES -- Current Payments," the Purchase Contract Agent will have no obligation to invest or to pay interest on any amounts held by the Purchase Contract Agent pending distribution, as described above.

      No service charge will be made for any registration of transfer or exchange of the FELINE PRIDES, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

      The Purchase Contract Agreement and the Pledge Agreement will contain provisions permitting the Company and the Purchase Contract Agent or Collateral Agent, as the case may be, with the consent of the holders of not less than 66 2/3% of the Purchase Contracts at the time outstanding, to modify the terms of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement, except that no such modification may, without the consent of the holder of each outstanding Purchase Contract affected thereby, (a) change any Payment Date, (b) change the amount or type of Pledged Securities related to such Purchase Contract, impair the right of the holder of any Pledged Securities to receive distributions on such Pledged Securities (except for the rights of holders of Income PRIDES to substitute Treasury Securities for the related Treasury Notes or the rights of holders of Growth PRIDES to substitute Treasury Notes for the related Treasury Securities) or otherwise adversely affect the holder's rights in or to such Pledged Securities, (c) change the place or currency of payment or reduce any Contract Adjustment Payments or any Deferred Contract Adjustment Payments, (d) impair the right to institute suit for the enforcement of such Purchase Contract, (e) reduce the amount of Common Stock purchasable under such Purchase Contract, increase the price to purchase Common Stock on settlement of such Purchase Contract, change the Purchase Contract Settlement Date or otherwise adversely affect the holder's rights under such Purchase Contract or (f) reduce the above-stated percentage of outstanding Purchase Contracts the consent of whose holders is required for the modification or amendment of the provisions of the Purchase Contracts, the Purchase Contract Agreement or the Pledge Agreement; provided, that if any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holder will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the consent of the holders of not less than 66-2/3% of such class.

NO CONSENT TO ASSUMPTION

      Each holder of Income PRIDES or Growth PRIDES, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the Income PRIDES or Growth PRIDES, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

      The Company will covenant in the Purchase Contract Agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation unless the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations of the Company under the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement, and the Company or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations thereunder.

TITLE

      The Company, the Purchase Contract Agent and the Collateral Agent may treat the registered owner of any FELINE PRIDES as the absolute owner thereof for the purpose of making payment and settling the related Purchase Contracts and for all other purposes.

REPLACEMENT OF FELINE PRIDES CERTIFICATES

      In the event that physical certificates have been issued, any mutilated FELINE PRIDES Certificate will be replaced by the Company at the expense of the holder upon surrender of such certificate to the Purchase Contract Agent. FELINE PRIDES Certificates that become destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Company and the Purchase Contract Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Purchase Contract Agent. In the case of a destroyed, lost or stolen FELINE PRIDES Certificate, an indemnity satisfactory the Purchase Contract Agent and the Company may be required at the expense of the holder of the FELINE PRIDES evidenced by such certificate before a replacement will be issued.

      Notwithstanding the foregoing, the Company will not be obligated to issue any Income PRIDES or Growth PRIDES on or after the Purchase Contract Settlement Date or after the Purchase Contracts have terminated. The Purchase Contract Agreement will provide that in lieu of the delivery of a replacement FELINE PRIDES Certificate following the Purchase Contract Settlement Date, the Purchase Contract Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock issuable pursuant to the Purchase Contracts included in the Income PRIDES or Growth PRIDES evidenced by such certificate, or, if the Purchase Contracts have terminated prior to the Purchase Contract Settlement Date, transfer the principal amount of the Pledged Securities included in the Income PRIDES or Growth PRIDES evidenced by such certificate.

GOVERNING LAW

      The Purchase Contract Agreement, the Pledge Agreement and the Purchase Contracts will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

      The Bank of New York will be the Purchase Contract Agent. The Purchase Contract Agent will act as the agent for the holders of Income PRIDES and Growth PRIDES from time to time. The Purchase Contract Agreement will not obligate the Purchase Contract Agent to exercise any discretionary actions in connection with a default under the terms of the Income PRIDES and Growth PRIDES or the Purchase Contract Agreement.

      The Purchase Contract will contain provisions limiting the liability of the Purchase Contract Agent. The Purchase Contract Agreement will contain provisions under which the Purchase Contract Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

      The Chase Manhattan Bank will be the Collateral Agent. The Collateral Agent will act solely as the agent of the Company and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Income PRIDES and Growth PRIDES except for the obligations owed by a pledgee of property to the owner thereof under the Pledge Agreement and applicable law.

      The Pledge Agreement will contain provisions limiting the liability of the Collateral Agent. The Pledge Agreement will contain provisions under which the Collateral Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

MISCELLANEOUS

      The Purchase Contract Agreement will provide that the Company will pay all fees and expenses related to (i) the offering of the FELINE PRIDES, (ii) the retention of the Collateral Agent and (iii) the enforcement by the Purchase Contract Agent of the rights of the holders of the FELINE PRIDES; provided, however, that holders who elect to substitute the related Pledged Securities, thereby creating Growth PRIDES or recreating Income PRIDES, shall be responsible for any fees or expenses payable in connection with such substitution, as well as any commissions, fees or other expenses incurred in acquiring the Pledged Securities to be substituted, and the Company shall not be responsible for any such fees or expenses.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of FELINE PRIDES and Common Stock acquired under a Purchase Contract. This summary applies only to a beneficial owner of FELINE PRIDES that acquires Income PRIDES at the closing of the initial offering for an amount equal to the Stated Amount thereof and that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a domestic partnership, (iv) an estate the income of which is subject to United States federal income taxation, regardless of its source, or
(v) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust, in each case holding FELINE PRIDES or Common Stock acquired under a Purchase Contract as a capital asset (for purposes of this summary, a "Holder"). The statements of law or legal conclusion in this summary represent the opinion of Debevoise & Plimpton, special counsel to the Company ("Special Counsel").

      This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could adversely affect a Holder. This summary does not address all potential tax consequences that may be applicable to a particular Holder, and is not intended to be wholly applicable to all categories of Holders (including, for example, (a) insurance companies, banks, tax-exempt organizations or dealers, (b) persons holding FELINE PRIDES or Common Stock as a part of a straddle, hedge, conversion transaction or other integrated investment or (c) persons whose functional currency is not the U.S. Dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. PROSPECTIVE INVESTORS THAT ARE NOT UNITED STATES PERSONS (WITHIN THE MEANING OF
SECTION 7701(A)(30) OF THE CODE) ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN FELINE PRIDES, INCLUDING THE POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES.

       No statutory, judicial or administrative authority directly addresses the treatment of FELINE PRIDES or instruments similar to FELINE PRIDES for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FELINE PRIDES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

OWNERSHIP OF TREASURY NOTES AND TREASURY SECURITIES

      A Holder will be treated as owning the Treasury Notes or Treasury Securities constituting a part of the FELINE PRIDES. The Company and each Holder, by acquiring FELINE PRIDES, agree to treat such Holder as the owner, for United States federal, state and local income and franchise tax purposes, of the Treasury Notes or Treasury Securities constituting a part of the FELINE PRIDES beneficially owned by such Holder. The remainder of this summary will assume that Holders of FELINE PRIDES will be treated as the owners of the Treasury Notes or Treasury Securities constituting a part of such FELINE PRIDES for United States federal income tax purposes.

ACQUISITION OF INCOME PRIDES; INITIAL BASIS IN TREASURY NOTES AND PURCHASE CONTRACTS

      A Holder's acquisition of Income PRIDES will be treated as an acquisition of the Treasury Notes and Purchase Contract constituting such Income PRIDES. In general, a Holder's initial tax basis in the Treasury Notes should equal the price paid by the Purchase Contract Agent to acquire such Treasury Notes (including any Initial Premium Payments applied toward such purchase price).

      If the purchase price of the Treasury Notes is less than the Stated Amount of the Income PRIDES, the difference will be paid by the Purchase Contract Agent to the Company as a payment under the Purchase Contracts and should constitute the Holder's initial tax basis in the Purchase Contract. If the purchase price of the Treasury Notes (including any Initial Premium Payments applied toward such purchase price) is greater than or equal to the Stated Amount of the Income PRIDES the Purchase Contract Agent will not make any payment to the Company under the Purchase Contract and a Holder's initial tax basis in the Purchase Contract should be zero.

INCOME FROM TREASURY NOTES

      In general, a Holder will include interest on the Treasury Notes (other than Pre-Purchase Accrued Interest) in income when received or accrued, in accordance with the Holder's method of accounting. For United States federal income tax purposes, a Holder will be deemed to receive an interest payment on the Treasury Notes when such payment is made to the Collateral Agent, even if such interest payment is not distributed to the Holder until a later date, as will be the case for the interest paid on the Treasury Notes with respect to the first interest payment date on the Treasury Notes following the issuance date of the Securities (i.e., Holders' Accrued Interest).

      Because the Holders, when acquiring the Treasury Notes, are not acquiring the right to receive Pre-Purchase Accrued Interest, the Treasury Notes will likely be subject to the special rules applicable to "stripped bonds." Under those rules, a Holder, for purposes of the original issue discount rules and market discount rules, will be treated as having purchased the Treasury Notes (without Pre-Purchase Accrued Interest) as part of an original issuance of such Treasury Notes. Accordingly, if the purchase price for such Treasury Notes is less than the principal amount of such Treasury Notes, such difference will be treated as original issue discount, unless it is less than l/4 of one percent of such principal amount multiplied by the number of complete years remaining to maturity, in which case the original issue discount will be treated as zero. Generally, a Holder (including a cash basis Holder) of a Treasury Note treated as issued with original issue discount must include such original issue discount in income as it accrues, using a constant yield method, without regard to the receipt of cash attributable to such income. It is possible that, in the case of a Treasury Note issued with original issue discount, as described above, the IRS might take the view that the excess of (i) the sum of the principal amount of the Treasury Note and all of the remaining interest payments due on the Treasury Note (other than Pre-Purchase Accrued Interest) over (ii) the purchase price of the Treasury Note constitutes original issue discount.

      In addition, a Holder will include in income when received (by the Collateral Agent) or accrued, in accordance with such Holder's regular method of accounting, such Holder's share of any earnings with respect to the investment of Holders' Accrued Interest by the Collateral Agent.

INCOME FROM CONTRACT ADJUSTMENT PAYMENTS, DEFERRED CONTRACT ADJUSTMENT PAYMENTS AND INITIAL PREMIUM PAYMENTS

           There is no direct authority addressing the treatment of the Contract Adjustment Payments, Deferred Contract Adjustment Payments and Initial Premium Payments under current law, and such treatment is unclear. The Company believes Contract Adjustment Payments and Deferred Contract Adjustment Payments (whether payable in cash or in additional shares of Common Stock), if any, may constitute taxable income to Holders when received or accrued, in accordance with the Holder's method of accounting and, similarly, that the Initial Premium Payments, if any, may constitute taxable income to Holders when made (i.e., the day the FELINE PRIDES are purchased, although a direct cash payment is not received by the Holder). To the extent the Company is required to file information returns with respect to Contract Adjustment Payments and Deferred Contract Adjustment Payments, it intends to treat such payments as taxable income to each Holder. Holders should consult their tax advisors concerning the treatment of Contract Adjustment Payments, Deferred Contract Adjustment Payments and Initial Premium Payments, including the possibility that any such payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The Company does not intend to deduct the Contract Adjustment Payments, Deferred

Contract Adjustment Payments or Initial Premium Payments because it views them as a cost of issuing the Common Stock.

BOND PREMIUM ON TREASURY NOTES

      If a Holder's initial tax basis in the Treasury Notes exceeds the principal amount of the Treasury Notes (as would be the case if the Company makes any Initial Premium Payments), such excess will be treated as bond premium. A Holder may elect to amortize any such bond premium over the term of the Treasury Notes. If the election is made, bond premium generally will reduce interest income on the Treasury Notes on a constant yield basis over the remaining term of the Treasury Notes and will reduce the Holder's tax basis in the Treasury Notes by the amount so amortized. An election to amortize bond premium generally applies to all bonds with bond premium owned by a Holder (other than certain tax-exempt obligations). Accordingly, a Holder should consult its tax advisor in connection with making any such election.

MATURITY OF TREASURY NOTES

      Upon payment of the principal amount of the Treasury Notes at their maturity, a Holder generally will recognize gain or loss equal to the difference between such principal amount and such Holder's adjusted tax basis in the Treasury Notes. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Holder held the Treasury Notes for more than one year at the time of repay ment.

ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT

      A Holder generally will not recognize gain or loss on the purchase of Common Stock under a Purchase Contract, except with respect to any cash paid in lieu of a fractional share of Common Stock. Subject to the following discussion, a Holder's aggregate initial tax basis in the Common Stock received under a Purchase Contract (including any Common Stock received as a Deferred Contract Adjustment Payment) generally should equal the purchase price paid for such Common Stock (i.e., the Stated Amount) plus such Holder's tax basis in the Purchase Contract (if any), less the portion of such purchase price and basis allocable to the fractional share. Payments of Contract Adjustment Payments, Deferred Contract Adjustment Payments or Initial Premium Payments that have been received in cash by a Holder but not included in income by such Holder should reduce such Holder's tax basis in the Purchase Contract or the Common Stock to be received thereunder. Any Contract Adjustment Payments or Deferred Contract Adjustment Payments included in a Holder's income but not paid in cash should increase such Holder's tax basis in the Purchase Contract or the Common Stock (see "Income from Contract Adjustment Payments, Deferred Contract Adjustment Payments and Initial Premium Payments" above). The holding period for Common Stock received under a Purchase Contract will commence on the day after the acquisition of such Common Stock.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE GROWTH PRIDES

      A Holder of an Income PRIDES that delivers Treasury Securities to the Collateral Agent in substitution for Treasury Notes generally will not recognize gain or loss upon the delivery of such Treasury Securities or the release of the Treasury Notes to such Holder. Such Holder will continue to include in income any interest, original issue discount or market discount or amortize any bond premium otherwise includible or deductible, respectively, by such Holder with respect to such Treasury Securities and Treasury Notes, and such Holder's tax basis in the Treasury Securities, the Treasury Notes and the Purchase Contract will not be affected by such delivery and release. Holders should consult their tax advisors concerning the tax consequences of purchasing, owning and disposing of Treasury Securities.

SUBSTITUTION OF TREASURY NOTES TO RECREATE INCOME PRIDES

      A Holder of a Growth PRIDES that delivers Treasury Notes to the Collateral Agent to recreate an Income PRIDES generally will not recognize gain or loss upon the delivery of such Treasury Notes or the release of the Treasury Securities to the Holder. Such Holder will continue to include in income any interest, original issue discount or market discount or amortize any bond premium otherwise includible or deductible, respectively, by such Holder with respect to such Treasury Securities and Treasury Notes, and such Holder's tax basis in the Treasury Securities, the Treasury Notes and the Purchase Contract will not be affected by such delivery and release.

SALE OR DISPOSITION OF FELINE PRIDES

      If a Holder sells, exchanges or otherwise disposes of FELINE PRIDES, such Holder will be treated as having sold, exchanged or disposed of the Purchase Contract and Treasury Notes or, in the case of Growth PRIDES, the Treasury Securities, that constitute such FELINE PRIDES and generally will recognize gain or loss equal to the difference between the portion of the proceeds to such Holder allocable to the Purchase Contract and the Treasury Notes or Treasury Securities, as the case may be, and such Holder's respective adjusted tax bases in the Purchase Contract and the Treasury Notes or Treasury Securities. Such gain or loss generally will be capital gain or loss, except to the extent that such Holder is treated as having received an amount with respect to accrued interest on the Treasury Notes, which will be treated as ordinary interest income, or to the extent such Holder is treated as having received an amount with respect to accrued Contract Adjustment Payments or Deferred Contract Adjustment Payments, which may be treated as ordinary income, in each case to the extent not previously included in income. Such capital gain or loss will be long-term capital gain or loss if the Holder held the FELINE PRIDES (or, in the case of gain or loss with respect to the Treasury Notes or Treasury Securities, such Treasury Notes or Treasury Securities) for more than one year at the time of disposition. If the sale, exchange or other disposition of FELINE PRIDES occurs when the Purchase Contract constituting a part of such FELINE PRIDES has negative value, the Holder might be considered to have received additional consideration for the Treasury Notes or Treasury Securities in an amount equal to such negative value, and to have paid such amount to be released from the Holder's obligation under the Purchase Contract. Holders should consult their tax advisors regarding a sale, exchange or other disposition of the FELINE PRIDES at a time when the Purchase Contract has negative value.

      Payments of Contract Adjustment Payments, Deferred Contract Adjustment Payments or Initial Premium Payments that have been received by a Holder but not included in income by such Holder should either reduce such Holder's tax basis in the Purchase Contract or result in an increase in the amount realized on the disposition of the Purchase Contract. Any Contract Adjustment Payments or Deferred Contract Adjustment Payments included in a Holder's income but not paid should increase such Holder's tax basis in the Purchase Contract (see "Income from Contract Adjustment Payments, Deferred Contract Adjustment Payments and Initial Premium Payments" above).

OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

      Any dividend on Common Stock paid by the Company out of its current or accumulated earnings and profits (as determined for federal income tax purposes) will be includable in income by the Holder when received. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate Holder that meets the holding period and other requirements for the dividends received deduction.

SALE OR DISPOSITION OF COMMON STOCK

      Upon a sale, exchange or other disposition of Common Stock, a Holder generally will recognize gain or loss equal to the difference between the amount realized and such Holder's adjusted tax basis in the Common Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Holder held the Common Stock for more than one year at the time of such disposition.

EARLY SETTLEMENT OF PURCHASE CONTRACT

      A Holder will not recognize gain or loss on the receipt of such Holder's proportionate share of the Treasury Notes or Treasury Securities upon Early Settlement of a Purchase Contract and will have the same tax basis in such Treasury Notes or Treasury Securities as before such Early Settlement.

TERMINATION OF PURCHASE CONTRACT

      If a Purchase Contract terminates, a Holder will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such Holder's adjusted tax basis (if any) in the Purchase Contract at the time of such termination. Payments of Contract Adjustment Payments, Deferred Contract Adjustment Payments or Initial Premium Payments received by a Holder but not included in income by such Holder should either reduce such Holder's tax basis in the Purchase Contract or result in an amount realized on the termination of the Purchase Contract. Any Contract Adjustment Payments or Deferred Contract Adjustment Payments included in a Holder's income but not paid should increase such Holder's tax basis in the Purchase Contract (see "Income from Contract Adjustment Payments, Deferred Contract Adjustment Payments and Initial Premium Payments" above). Any such gain or loss should be capital gain or loss and should be long-term capital loss if the Holder held such Purchase Contract for more than one year at the time of such termination. A Holder will not recognize gain or loss on the receipt of such Holder's proportionate share of the Treasury Notes or Treasury Securities upon termination of a Purchase Contract and will have the same tax basis in such Treasury Notes or Treasury Securities as before such distribution.

ADJUSTMENT TO SETTLEMENT RATE

      Holders of FELINE PRIDES might be treated as receiving a constructive distribution from the Company if (i) the Settlement Rate is adjusted and as a result of such adjustment the proportionate interest of Holders of FELINE PRIDES in the assets, earnings and profits of the Company is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to such a formula if the adjustment were made to compensate Holders for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, an increase in the Settlement Rate might give rise to a taxable dividend to Holders of FELINE PRIDES even though such Holders would not receive any cash related thereto.

SECONDARY HOLDERS OF FELINE PRIDES

      Holders should be aware that certain United States federal income tax consequences of the purchase, ownership and disposition of FELINE PRIDES to an investor that does not acquire Income PRIDES in the initial offering (a "Secondary Holder") are not clear. In particular, if the Purchase Contract constituting a part of the FELINE PRIDES has negative value at the time of such purchase, it is not clear whether a Secondary Holder's tax basis in the Treasury Securities or Treasury Notes constituting a part of such FELINE PRIDES will be limited to its cash purchase price or whether it will also include an amount equal to such negative value. Holders should consult their tax advisors regarding the United States federal income tax consequences to Secondary Holders of the purchase, ownership and disposition of FELINE PRIDES.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Payments under the FELINE PRIDES or Common Stock acquired under a Purchase Contract, the proceeds received with respect to a fractional share of Common Stock upon the settlement of the Purchase Contract, and the sale of FELINE PRIDES or Common Stock acquired under a Purchase Contract may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such Holder's United States federal income tax liability.

                                  UNDERWRITING

           Subject to the terms and conditions set forth in an Underwriting Agreement (the "Underwriting Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of Income PRIDES set forth opposite each Underwriter's name. In the Underwriting Agreement, the several Underwriters severally have agreed, subject to the terms and conditions set forth therein, to purchase all of the Income PRIDES offered hereby if any of the Income PRIDES are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                    NUMBER OF
                  UNDERWRITERS                                                    INCOME PRIDES
                  ------------                                                    -------------
Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...............................................
Goldman, Sachs & Co. .......................................................
                                                                                  --------------
                  Total.....................................................
                                                                                  ==============

           The Underwriters have advised the Company that they propose initially to offer the Income PRIDES to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $. per Income PRIDES. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $. per Income PRIDES on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

           Until the distribution of the Securities is completed, rules of the Commission may limit the ability of the Underwriters and any selling group members to bid for and purchase the Securities or shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Securities or the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities or the Common Stock.

           If the Underwriters create a short position in the Securities in connection with this offering, i.e., if they sell more Securities than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Securities in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described below.

           The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from any Underwriter and any selling group members who sold those Securities as part of this offering.

           In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

           Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities or the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

           The Company has granted to the Underwriters an option, exercisable for 30 days following the date of this Prospectus Supplement, to purchase up to an aggregate of an additional 900,000 Income PRIDES from the Company at the Price to Public set forth on the cover page of this Prospectus Supplement. In the event that such option is exercised, the Company will pay to the Underwriters the Underwriting Commission per Income PRIDES set forth on the cover page of this Prospectus Supplement. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Income PRIDES offered hereby. If the Underwriters exercise their over-allotment option, each of the Underwriters has severally agreed, subject to certain conditions, to effect the foregoing transactions, with respect to approximately the same percentage of such Income PRIDES that the respective number of Income PRIDES set forth opposite its name in the foregoing table bears to the Income PRIDES offered hereby. If Purchase Contracts relating to any such additional Income PRIDES are entered into, the Purchase Contract Agent, as agent for the holders of such Income PRIDES, would purchase and pledge under the Pledge Agreement the Treasury Notes (excluding Pre-Purchase Accrued Interest) required under the Purchase Contract Agreement to be purchased in respect of such Income PRIDES, at the purchase price per Treasury Note set forth on the cover page of this Prospectus Supplement. The price paid by the Treasury Notes Seller for the Treasury Notes relating to Income PRIDES with respect to which an over-allotment option is exercised may be different from that set forth on the cover page of this Prospectus Supplement. Any such difference will be for the account of the Underwriters and will not affect the amount of the proceeds (deficit) to the Company in respect of such Securities as shown on the cover page of this Prospectus Supplement. The Underwriters may enter into certain hedge transactions for its own account to reduce or eliminate its risk in this regard.

           The Company has agreed, for a period of     days after the date of
this Prospectus Supplement, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Income PRIDES, Purchase Contracts or Common Stock, as the case may be, or any securities of the Company similar to the Income PRIDES, Purchase Contracts or Common Stock or any security convertible into or exchangeable or exercisable for Income PRIDES, Purchase Contracts or Common Stock other than to the Underwriters pursuant to the Underwriting Agreement, other than shares of Common Stock or options for shares of Common Stock issued pursuant to or sold in connection with any employee benefit, dividend reinvestment and stock option and stock purchase plans of the Company and its subsidiaries and other than the Growth PRIDES or shares of Common Stock issuable upon early settlement of the Income PRIDES or Growth PRIDES or exercise of stock options.

           Prior to this offering, there has been no public market for the Income PRIDES. The public offering price for the Income PRIDES was determined in negotiations between the Company and the Underwriters. In determining the terms of the Income PRIDES, including the public offering price, the Company and the Underwriters considered the market price of the Common Stock and also considered the Company's recent results of operations, the future prospects of the Company and the industry in general, market prices and terms of, and yields on, securities of other companies considered to be comparable to the Company and prevailing conditions in the securities markets. Application will be made to list the Income PRIDES on the NYSE under the symbol
"    ", subject to official notice of issuance. The Growth PRIDES will not be listed or traded on any securities exchange. The Company has been advised by the Underwriters that they presently intend to make a market for the Growth PRIDES; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance that an active trading market will develop for the Income PRIDES or the Growth PRIDES or that the Income PRIDES will trade in the public market subsequent to the offering at or above the initial public offering price.

           The Company has agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

           Each of the Underwriters engage in transactions with, and from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.


                                 LEGAL OPINIONS

           The validity of the Purchase Contracts and the Common Stock issuable upon settlement thereof will be passed upon for the Company by Debevoise & Plimpton, New York, New York. The validity of the Purchase Contracts and the Common Stock issuable upon settlement thereof will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

==============================================================
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OWENS CORNING OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER, SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OWENS CORNING SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                   -------------------------

                       TABLE OF CONTENTS

                     PROSPECTUS SUPPLEMENT

                                                          Page
                                                          ----
Prospectus Summary.........................................S-3
Risk Factors..............................................S-12
The Company...............................................S-16
Use of Proceeds...........................................S-18
Price Range of Common Stock
 and Dividends............................................S-18
Condensed Consolidated Capitalization.....................S-19
Selected Consolidated Financial Information...............S-20
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........S-22
Asbestos and Other Litigation.............................S-30
Description of the Feline Prides..........................S-36
Description of the Purchase Contracts.....................S-38
Certain Provisions of the Purchase Contract
  Agreement and the Pledge Agreement......................S-45
Certain Federal Income Tax Consequences...................S-48
Underwriting..............................................S-55
Legal Opinions............................................S-57

                          PROSPECTUS

Available Information........................................4
Incorporation of Certain Documents by Reference..............5
The Company..................................................6
The Trust....................................................7
Use of Proceeds..............................................8
Selected Consolidated Financial Information..................8
Description of Junior Subordinated Debentures...............11
Description of Preferred Securities.........................21
Description of the Guarantee................................32
Relationship Among the Preferred Securities, the
  Junior Subordinated Debentures
  and the Guarantee.........................................35
Description of Capital Stock................................36
Description of Stock Purchase Contracts and
  Stock Purchase Units......................................40
Book-Entry Issuance.........................................40
Plan of Distribution........................................41
Legal Opinions..............................................43
Experts.....................................................43

==============================================================


==============================================================


            6,000,000 FELINE PRIDES(SM)


                   OWENS CORNING




              -----------------------

               PROSPECTUS SUPPLEMENT

              -----------------------














                MERRILL LYNCH & CO.

               GOLDMAN, SACHS & CO.











                                  , 1997






   (SM)SERVICE MARK OF MERRILL LYNCH & CO. INC.

==============================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED ________ __, 1997

                                U.S.$690,000,000

                                  OWENS CORNING

                            STOCK PURCHASE CONTRACTS,
                            STOCK PURCHASE UNITS AND
                         JUNIOR SUBORDINATED DEBENTURES

                            OWENS CORNING CAPITAL II

                              PREFERRED SECURITIES
                        GUARANTEED AS SET FORTH HEREIN BY

                                  OWENS CORNING

                           ---------------------------

      Owens Corning (the "Company") may from time to time offer together or separately (i) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of common stock, $0.10 par value per share ("Common Stock"), of the Company, (ii) Stock Purchase Units, each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units"), and (iii) its junior subordinated debentures (the "Junior Subordinated Debentures"). Owens Corning Capital II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), may offer, from time to time, preferred securities ("Preferred Securities"), representing preferred undivided beneficial interests in the assets of the Trust. The Stock Purchase Contracts, Stock Purchase Units, Junior Subordinated Debentures and Preferred Securities are collectively called the "Securities."

      The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to U.S.$690,000,000 aggregate public offering price (or, in the case of Junior Subordinated Debentures, its equivalent (based on the applicable exchange rate at the time of issue) if issued with principal amounts denominated in one or more foreign currencies, or such greater amount if issued at an original issue discount, as shall result in aggregate proceeds of U.S.$690,000,000). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof, (ii) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof, (iii) in the case of Junior Subordinated Debentures, the specific designation, aggregate principal amount, denominations, maturity, interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, applicable Extension Period (as defined below) or interest deferral terms, if any, place or places where principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into other securities, initial offering or purchase price, methods of distribution and any other special terms, and (iv) in the case of Preferred Securities, the specific title, aggregate amount, stated liquidation preference, number of securities, the rate of payment of periodic cash distributions ("Distributions") or method of calculating such rate, applicable Extension Period or Distribution deferral terms, if any, place or places where Distributions will be payable, any terms of redemption, initial offering or purchase price, methods of distribution and any other special terms. If so specified in the applicable Prospectus Supplement, the Securities offered thereby may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

      The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures - Subordination") of the Company. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer payments of interest on any series of Junior Subordinated Debentures by extending the interest payment period thereon at any time or from time to time for such number of consecutive interest payment periods (which shall not extend beyond the maturity of the Junior Subordinated Debentures) with respect to each deferral period as may be specified in such Prospectus Supplement (each, an "Extension Period"). See "Description of Junior Subordinated Debentures - Option to Defer Interest Payments."

         The Company will be the owner of the common securities (the "Common Securities," and, together with the Preferred Securities, the "Trust Securities") of the Trust. The payment of Distributions with respect to the Preferred Securities and payments on liquidation or redemption with respect to the Preferred Securities, in each case out of funds held by the Trust, will be irrevocably guaranteed by the Company to the extent described herein (the "Guarantee"). Certain payments in respect of the Common Securities may also be guaranteed by the Company. See "Description of the Guarantee." The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all Senior Indebtedness of the Company. Concurrently with the issuance by the Trust of the Preferred Securities, the Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in the Junior Subordinated Debentures, which will have terms corresponding to the terms of the Preferred Securities. The Junior Subordinated Debentures will be the sole assets of the Trust, and payments under the Junior Subordinated Debentures and those made by the Company in respect of fees and expenses incurred by the Trust will be the only revenue of the Trust. Upon the occurrence of certain events as are described herein and in the accompanying Prospectus Supplement, the Company may redeem the Junior Subordinated Debentures and cause the redemption of the Trust Securities. In addition, if provided in the applicable Prospectus Supplement, the Company may dissolve the Trust at any time and, after satisfaction of the liabilities to creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of their interest in the Trust. See "Description of Preferred Securities--Redemption--Distribution of Junior Subordinated Debentures" and "--Liquidation Distribution Upon Termination."

         Holders of the Preferred Securities will be entitled to receive preferential cumulative cash Distributions accruing from the date of original issuance and payable periodically as specified in an accompanying Prospectus Supplement. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon at any time or from time to time for one or more Extension Periods (which shall not extend beyond the maturity of the Junior Subordinated Debentures). If interest payments are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, Distributions will continue to accumulate (and the Preferred Securities will accumulate additional Distributions thereon at the rate per annum if and as specified in the related Prospectus Supplement). See "Description of Preferred Securities - Distributions."

         Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture (as defined herein), the Declaration (as defined herein) and the Guarantee, in the aggregate, have the effect of providing a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

         The Common Stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the trading symbol "OWC." The Prospectus Supplement will state whether any Securities offered thereby will be listed on any national securities exchange. If such Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for any such Securities.

                           ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

         The Company may sell the Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                           ---------------------------

               THE DATE OF THIS PROSPECTUS IS ____________, 1997.

         No dealer, salesperson or other person has been authorized to give any information or make any representations, other than those contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement, and if given or made such information or representations must not be relied upon as having been authorized by the Company or the Trust or any agent, underwriter or dealer. This Prospectus and the applicable Prospectus Supplement do not constitute an offer of any securities other than those to which they relate, or an offer to sell or a solicitation of an offer to buy those to which they relate in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and/or the applicable Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by the Company. In addition, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, upon which the Common Stock is traded.

         This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Trust with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Trust and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus and any Prospectus Supplement concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

         No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets the Junior Subordinated Debentures and the issuance of the Trust Securities. See "The Trust," "Description of Junior Subordinated Debentures," "Description of Preferred Securities" and "Description of the Guarantee."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K (File No. 1-3660) for the year ended December 31, 1996, filed on March 20,1997 (the "1996 Form 10-K").

(2) The Company's Quarterly Report on Form 10-Q (File No. 1-3660) for the quarter ended March 31, 1997, filed on May 1, 1997.

(3) The Company's Quarterly Report on Form 10-Q (File No. 1-3660) for the quarter ended June 30, 1997, filed on July 24, 1997 (the "Second Quarter Form 10-Q").

(4) The Company's Current Report on Form 8-K (File No. 1-3660), filed on May 14, 1997.

(5) The Company's Current Report on Form 8-K (File No. 1-3660), filed on May 28, 1997.

(6) The Company's Current Report on Form 8-K (File No. 1-3660), filed on July 15, 1997.

(7) Description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed on October 16, 1986.

(8) Description of the Company's 1996 Preferred Share Purchase Rights associated with the Common Stock contained in the Company's Registration Statement on Form 8-A, filed on December 19, 1996.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents described above and incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to: Owens Corning, Owens Corning World Headquarters, Toledo, Ohio 43659, Attention: Secretary's Office (telephone: (419) 248-8000).

                                   THE COMPANY

         Owens Corning, a global company incorporated in Delaware in 1938, serves consumers and industrial customers with high-performance glass fiber composites and building materials systems. These products are used in industries such as home improvement and repair, new construction, transportation, marine, aerospace, energy, appliance, packaging and electronics. The Company operates in two industry segments - Building Materials and Composite Materials - divided into ten businesses. The Company also has affiliate companies in a number of countries.

         Owens Corning's Building Materials products are marketed through multiple distribution channels, often with the aid of the Company's well known "spokescritter" the Pink Panther. Over the last several years, the Company has supplemented its traditional relationships with specialty distributors and wholesalers with increasing presence among the large "do-it-yourself" home center retailers. In 1996, 41% of total Company sales were made to the U.S. home improvement and remodeling markets which these retailers serve.

         The Company recently introduced a strategic initiative, System Thinking for the Home(TM), designed to leverage Owens Corning's broad product offering and strong brand recognition. This systems approach represents a shift from product-oriented to systems-driven solutions across all lines of business. By redefining its role as a provider of insulation, roofing, siding, windows and accessories and linking all of its products and technology to create a high-performance building envelope, Company management is targeting an increased share of the $220 billion building materials and home improvement industry.

         Building Materials operates primarily in North America and Europe. It also has a growing presence in Latin America and Asia Pacific. Building Materials sells a variety of building and home improvement products in three major categories: glass fiber and foam insulation, roofing materials, and other specialty products for the home, such as housewrap, vinyl windows and patio doors, and vinyl siding. The businesses responsible for these products and markets include: Insulation, Building Materials Sales and Distribution - North America, Building Materials - Europe and Africa, Roofing/Asphalt, Specialty and Foam Products, Western Fiberglass Group, Latin America, and Asia Pacific.

         Composite Materials operates in North America, Europe and Latin America, with affiliates and licensees around the world, including a growing presence in Asia Pacific. The businesses responsible for these products include:
Composites, Latin America, Engineered Pipe & Fabrication Systems, and Asia Pacific.

         The Company is the world's leading producer of glass fiber materials used in composites. Composites are fabricated material systems made up of two or more components (e.g., plastic resin and glass fiber) used in various applications to replace traditional materials, such as aluminum, wood, and steel. The global composites industry has expanded to include more than 40,000 end-use applications. Worldwide, the composites industry has relatively few raw material component suppliers (glass fiber, resin and additives) delivering to thousands of industrial customers through various channels. Depending on the end-use application, these raw materials move through different manufacturing process chains, ultimately finding their way to consumers through myriad markets worldwide. The primary end use markets that the Company serves are construction, transportation, and electrical/electronics.

         The Company's principal executive offices are located at Owens Corning World Headquarters, Toledo, Ohio 43659, and its telephone number is (419) 248-8000. Unless the context indicates otherwise, references in this Prospectus to the "Company" include Owens Corning and its consolidated subsidiaries.

                                    THE TRUST

         The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of April 2, 1997, executed by the Company, as sponsor (the "Sponsor"), and the trustees of the Trust (the "Owens Corning Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on April 2, 1997. Such declaration of trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in its assets, (ii) investing the proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. Unless otherwise specified in the applicable Prospectus Supplement, the Trust has a term of approximately five years, but may terminate earlier as provided in the Declaration.

         Pursuant to the Declaration, the number of Owens Corning Trustees initially is three. Two of the Owens Corning Trustees (the "Regular Trustees") are persons who are employees or officers of or who are affiliated with the Company. The third trustee is a financial institution that is unaffiliated with the Company, which trustee serves as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, Wilmington Trust Company, a banking organization duly organized under the laws of the State of Delaware, will be the Institutional Trustee until removed or replaced by the holder of the Common Securi ties. For the purpose of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as the trustee in the State of Delaware (the "Delaware Trustee") for the purposes of the Trust Act (as defined herein), until removed or replaced by the holder of the Common Securities. See "Description of the Guarantee" and "Description of Preferred Securities -- Voting Rights; Amendment of Declaration."

         The Institutional Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Junior Subordinated Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Owens Corning Trustee and to increase or decrease the number of Owens Corning Trustees; PROVIDED, that the number of Owens Corning Trustees shall be at least three, a majority of which shall be Regular Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Guarantee - Expenses of the Trust."

         The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of Preferred Securities."

         The Delaware Trustee is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of the Trust is c/o Owens Corning, Owens Corning World Headquarters, Toledo, Ohio, 43659 and its telephone number is (419) 248-8000.

                                 USE OF PROCEEDS

         The Company intends to use the net proceeds from the sale of the Securities (including Junior Subordinated Debentures issued to the Trust in connection with the investment by the Trust of all of the proceeds from the sale of Preferred Securities) for general corporate purposes, including, without limitation, working capital, repurchases or redemptions of the Company's outstanding debt securities or other reductions of the Company's outstanding borrowings, business acquisitions, investments in or loans to subsidiaries, capital expenditures or for such other purposes as may be specified in the applicable Prospectus Supplement.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected consolidated financial information of the Company (i) for the six months ended June 30, 1997 and 1996, which has been derived from the unaudited quarterly consolidated financial statements of the Company for the six months ended June 30, 1997 and 1996, and
(ii) for each of the five fiscal years in the period ended December 31, 1996, which has been derived from the annual consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants. This table should be read in conjunction with those statements, all of which have been previously filed with the Commission. The financial information presented below for the six months ended June 30, 1997 and 1996 reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's results. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The following table (other than in respect of balance sheet data) does not include financial information concerning Fibreboard because the Fibreboard Acquisition did not occur until the end of the quarter ended June 30, 1997. See "-- Recent Developments." The following table is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial information and related notes of the Company included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."


                                          Six Months Ended
                                               June 30,                   Year Ended December 31,
                                          ----------------  -----------------------------------------------
                                           1997    1996(a)   1996(b)   1995(c)   1994(d)   1993(e)   1992(f)
                                          ------- --------  --------   -------   -------   -------   ------
                                            (in milions of dollars, except per share data and where noted)
Income Statement Data:
  Net sales..............................  $1,892   $1,805    $3,832    $3,612    $3,351    $2,944    $2,878
  Gross margin...........................     462      471       998       942       815       678       644
  Income (loss) from operations..........     182     (690)     (504)      412       226       236       213
  Cost of borrowed funds.................      42       36        77        87        94        89       110
  Nat income (loss)......................     105     (434)     (284)      231       159       131        73
  Net income (loss) per share (primary)..    1.96    (8.43)    (5.50)     4.64      3.61      3.00      1.70
  Net income (loss) per share (fully
  diluted)...............................    1.87    (8.43)    (5.50)     4.40      3.35      2.81      1.67
  Weighted average number of shares
  outstanding (in thousands of shares)
  (primary)..............................  53,619   51,512    51,722    49,711     44,209    43,593   43,013
Cash Flow Data:
  Net cash flow from operations..........    (319)     (87)      335       285        233       253      192
  Capital expenditures...................     131      167       325       276        258       178      144
Balance Sheet Data:
  Total assets...........................   5,076    3,980     3,913     3,261      3,274     3,013    3,162
  Total debt.............................   2,033    1,142       934       893      1,212     1,004    1,099
  Stockholders' deficit..................    (353)    (666)     (484)     (212)      (680)     (869)  (1,008)
Ratio of Earnings to Fixed Charges(f)        3.02x       -         -      3.67x      2.15x     2.42x    1.88x

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK
Dividends(f)........................   3.02x       --      --    3.67x      2.15x     2.42x     1.88x

(a) For the six months ended June 30, 1996, the net loss of $434 million, or $8.43 per share, includes a net after-tax charge of $542 million, or $10.53 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

      Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(b) In 1996 the net loss of $284 million, or $5.50 per share, includes a net after-tax charge of $542 million, or $10.49 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; after-tax special charges totaling $27 million, or $.52 per share, including valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation; an after-tax charge of $26 million, or $.50 per share, for restructuring and other actions; a $27 million, or $.52 per share, reduction of tax reserves due to favorable legislation; and an after-tax gain of $27 million, or $.52 per share, from the sale of the Company's ownership interest in its former Japanese affiliate, Asahi Fiber Glass Co. Ltd.

      Pursuant to generally accepted accounting principles, common stock equivalents and convertible securities have been excluded from the calculations of earnings per share in 1996, due to their anti-dilutive effect. Consequently, primary and fully diluted earnings per share are equal for 1996.

(c) Net income for 1995 of $231 million, or $4.64 per share ($4.40 per share fully diluted), included a one time gain of $8 million or $.16 per share ($.15 per share fully diluted), which was the result of a tax loss carryback.

(d) Net income for 1994 of $159 million, or $3.61 per share ($3.35 per share fully diluted), included the following offsetting special items: an after-tax gain of $123 million, or $2.78 per share ($2.45 per share fully diluted), reflecting a change to the capital method of accounting for the rebuilding of glass melting facilities; an after-tax charge of $85 million, or $1.92 per share ($1.69 per share fully diluted), for productivity initiatives and other actions; a non-cash, after-tax charge of $10 million, or $.23 per share ($.20 per share fully diluted), to reflect adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" for the Company's non-U.S. plans; and a non-cash, after-tax charge of $28 million, or $.63 per share ($.56 per share fully diluted), to reflect adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(e) Net income for 1993 of $131 million, or $3.00 per share ($2.81 per share fully diluted), included a credit of $26 million, or $.60 per share ($.53 per share fully diluted), for the cumulative effect of adopting the new accounting standard for income taxes; a one-time gain of $14 million, or $.33 per share ($.29 per share fully diluted), reflecting a tax benefit resulting from a revaluation of deferred taxes necessitated by the new federal tax law; an $8 million pre-tax charge, or $.11 per share ($.10 per share fully diluted), for the writedown of the Company's hydrocarbon ventures; and a $23 million charge, or $.53 per share ($.47 per share fully diluted), for the restructuring of the Company's European operations.

(f) Net income for 1992 was $73 million, or $1.70 per share ($1.67 per share fully diluted), and included a pre-tax reorganization charge of $16 million, or $.25 per share ($.22 per share fully diluted).

(g) For purposes of the calculation of these ratios, earnings represent net income before fixed charges, provision for taxes on income, undistributed earnings of equity basis investments, extraordinary losses from early retirement of debt and the cumulative effect of accounting changes. Fixed charges include interest expense and the portion (one-third) of rental expenses deemed to be representative of interest. Preferred stock dividends represent only the distributions on the MIPS securities. The Company's earnings for the six months ended June 30, 1996 and the year ended December 31, 1996 were insufficient to cover fixed charges by approximately $720 and $600 million, respectively.

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

           The Junior Subordinated Debentures are to be issued in one or more series under an Indenture, as supplemented or amended from time to time (as so supplemented or amended, the "Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Debt Trustee"). This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

GENERAL

           Each series of Junior Subordinated Debentures will rank pari passu with the Company's Convertible Subordinated Debentures due 2025 (the "Convertible Subordinated Debentures") and with all other series of Junior Subordinated Debentures, and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness (as defined below) of the Company. See "-- Subordination." Except as otherwise provided in the applicable Prospectus Supplement, the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See "-- Subordination" and the Prospectus Supplement relating to any offering of Securities.

           The Junior Subordinated Debentures will be issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a committee thereof.

           The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Junior Subordinated Debentures: (i) the title of the Junior Subordinated Debentures; (ii) any limit upon the aggregate principal amount of the Junior Subordinated Debentures; (iii) the date or dates on which the principal of the Junior Subordinated Debentures is payable or the method of determination thereof; (iv) the rate or rates, if any, at which the Junior Subordinated Debentures shall bear interest, the Interest Payment Dates on which any such interest shall be payable, the right, if any, of the Company to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date or the method by which any of the foregoing shall be determined; (v) the place or places where, subject to the terms of the Indenture as described below under "-- Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the Junior Subordinated Debentures will be payable and where, subject to the terms of the Indenture as described below under "-- Denominations, Registration and Transfer," the Junior Subordinated Debentures may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Junior Subordinated Debentures and the Indenture may be made ("Place of Payment"); (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of the Company or a holder thereof; (vii) the obligation or the right, if any, of the Company or a holder thereof to redeem, purchase or repay the Junior Subordinated Debentures and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Junior Subordinated Debentures shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which any Junior Subordinated Debentures shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (ix) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debentures shall be payable, or in which the Junior Subordinated Debentures shall be denominated; (x) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Indenture with respect to the Junior Subordinated Debentures; (xi) if other than the principal amount thereof, the portion of the principal amount of Junior Subordinated Debentures that shall be payable upon declaration of acceleration of the maturity thereof; (xii) any additions or changes to the Indenture with respect to a series of Junior Subordinated Debentures as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (xiii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debentures and the manner in which such amounts will be determined; (xiv) the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Subordinated Debentures of such series and exchange of such temporary Global Security for definitive Junior Subordinated Debentures of such series; (xv) subject to the terms described under "-- Global Junior Subordinated Debentures," whether the Junior Subordinated Debentures of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary for such Global Securities, which depositary shall be a clearing agency registered under the Exchange Act; (xvi) the appointment of any paying agent or agents; (xvii) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange Junior Subordinated Debentures into Preferred Securities or other securities; (xviii) the relative degree, if any, to which such Junior Subordinated Debentures of the series shall be senior to or be subordinated to other series of such Junior Subordinated Debentures or other indebtedness of the Company in right of payment, whether such other series of Junior Subordinated Debentures or other indebtedness are outstanding or not; and (xix) any other terms of the Junior Subordinated Debentures not inconsistent with the provisions of the Indenture.

           Junior Subordinated Debentures may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain material U.S. federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures will be described in the applicable Prospectus Supplement.

           If the purchase price of any of the Junior Subordinated Debentures is payable in one or more foreign currencies or currency units or if any Junior Subordinated Debentures are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Junior Subordinated Debentures is payable in one or more foreign currencies or currency units, the restrictions, elections, certain material U.S. federal income tax considerations, specific terms and other information with respect to such issue of Junior Subordinated Debentures and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

           If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Junior Subordinated Debentures, certain material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

           Unless otherwise specified in the applicable Prospectus Supplement, the Junior Subordinated Debentures will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Junior Subordinated Debentures of any series will be exchangeable for other Junior Subordinated Debentures of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and bearing the same interest rate.

           Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Junior Subordinated Debentures and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debt Trustee as Securities Registrar under the Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Junior Subordinated Debentures, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures.

           In the event of any redemption, neither the Company nor the Debt Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL JUNIOR SUBORDINATED DEBENTURES

           The Junior Subordinated Debentures of a series may be issued in whole or in part in the form of one or more Global Junior Subordinated Debentures that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Junior Subordinated Debentures may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, a Global Junior Subordinated Debenture may not be transferred except as a whole by the depositary for such Global Junior Subordinated Debenture to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

           The specific terms of the depositary arrangement with respect to a series of Junior Subordinated Debentures will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

           Upon the issuance of a Global Junior Subordinated Debenture, and the deposit of such Global Junior Subordinated Debenture with or on behalf of the applicable depositary, the depositary for such Global Junior Subordinated Debenture or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture to the accounts of persons that have accounts with such depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Junior Subordinated Debentures or by the Company if such Junior Subordinated Debentures are offered and sold directly by the Company. Ownership of beneficial interests in a Global Junior Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Junior Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Junior Subordinated Debenture.

           So long as the depositary for a Global Junior Subordinated Debenture, or its nominee, is the registered owner of such Global Junior Subordinated Debenture, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Junior Subordinated Debenture for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Junior Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures of the series represented by such Global Junior Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

           Payments of principal of (and premium, if any) and interest on individual Junior Subordinated Debentures represented by a Global Junior Subordinated Debenture registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Junior Subordinated Debenture representing such Junior Subordinated Debentures. None of the Company, the Debt Trustee, any paying agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Junior Subordinated Debenture for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

           The Company expects that the depositary for a series of Junior Subordinated Debentures or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Junior Subordinated Debenture representing any of such Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Junior Subordinated Debenture for such Junior Subordinated Debentures as shown on the records of such depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Junior Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

           Unless otherwise specified in the applicable Prospectus Supplement, if the depositary for a series of Junior Subordinated Debentures is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Junior Subordinated Debentures of such series in exchange for the Global Junior Subordinated Debenture representing such series of Junior Subordinated Debentures. In addition, unless otherwise specified in the applicable Prospectus Supplement, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debentures, determine not to have any Junior Subordinated Debentures of such series represented by one or more Global Junior Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures of such series in exchange for such Global Junior Subordinated Debentures. Further, if the Company so specifies with respect to the Junior Subordinated Debentures of a series, an owner of a beneficial interest in a Global Junior Subordinated Debenture representing Junior Subordinated Debentures of such series may, on terms acceptable to the Company, the Debt Trustee and the depositary for such Global Junior Subordinated Debenture, receive individual Junior Subordinated Debentures of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debentures. In any such instance, an owner of a beneficial interest in a Global Junior Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures of the series represented by such Global Junior Subordinated Debenture equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. The applicable Prospectus Supplement may specify other circumstances under which individual Junior Subordinated Debentures may be issued in exchange for the Global Junior Subordinated Debenture representing any Junior Subordinated Debentures.

PAYMENT AND PAYING AGENTS

           Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Junior Subordinated Debentures will be made at the office of the Debt Trustee in Wilmington, Delaware or at the office of such paying agent or paying agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person or entity entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Junior Subordinated Debentures will be made to the person or entity in whose name such Junior Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however, the Company will at all times be required to maintain a paying agent in each Place of Payment for each series of Junior Subordinated Debentures.

           Any moneys deposited with the Debt Trustee or any paying agent, or held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company or released from such trust, as applicable, and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REDEMPTION

           Unless otherwise indicated in the applicable Prospectus Supplement, Junior Subordinated Debentures will not be subject to any sinking fund.

           Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Junior Subordinated Debentures of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable Prospectus Supplement plus accrued and unpaid interest to the date fixed for redemption, and Junior Subordinated Debentures in denominations larger than $50 may be redeemed in part but only in integral multiples of $50. If the Junior Subordinated Debentures of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable Prospectus Supplement will specify such date or describe such conditions.

           Except as otherwise specified in the applicable Prospectus Supplement, if a Special Event (as defined in "Description of Preferred Securities -- Redemption -- Special Event Redemption" below or in the applicable Prospectus Supplement) in respect of the Trust shall occur and be continuing, the Company may, at its option, redeem such series of Junior Subordinated Debentures, in whole (but not in part), at a redemption price equal to the amount described in the applicable Prospectus Supplement. See "Description of Preferred Securities -- Redemption -- Special Event Redemption."

           Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless the Company defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

ADDITIONAL INTEREST

      If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Junior Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

OPTION TO DEFER INTEREST PAYMENTS

           If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Junior Subordinated Debentures to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. Certain material U.S. federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures will be described in the applicable Prospectus Supplement.

           At the end of such Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded semi-annually at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) the Company shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement, dated as of December 12, 1996 (as amended from time to time, the "Rights Agreement"), between the Company and The Chase Manhattan Bank, as Rights Agent, or any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future,
(b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Junior Subordinated Debentures, and
(c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Securities Guarantee). Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable, but the Company may prepay at any time all or any portion of the interest accrued during an Extension Period. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record or payment date of such distribution. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debentures, the Company shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

MODIFICATION OF INDENTURE

           From time to time, the Indenture may be modified by the Company and the Debt Trustee without the consent of any holders of the Junior Subordinated Debentures with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be


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inconsistent with any other provision of the Indenture, (ii) to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act and
(iii) to make any change that does not materially adversely affect the interests of any holder of Junior Subordinated Debentures. In addition, under the Indenture, certain rights and obligations of the Company and the rights of holders of the Junior Subordinated Debentures may be modified by the Company and the Debt Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures; but no extension of the maturity of Junior Subordinated Debentures, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of Junior Subordinated Debentures, other modification in the terms of payment of the principal of, or interest on, the Junior Subordinated Debentures, or reduction of the percentage required for modification, will be effective against any holder of any outstanding Junior Subordinated Debentures without the holder's consent.

           In addition, the Company and the Debt Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

INDENTURE EVENTS OF DEFAULT

           The Indenture provides that any one or more of the following described events with respect to a series of Junior Subordinated Debentures that has occurred and is continuing constitutes an "Indenture Event of Default" with respect to such series of Junior Subordinated Debentures:

           (i) failure for 30 days to pay any interest on such series of the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

           (ii) failure to pay any principal or premium, if any, on such series of Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

           (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice has been given to the Company from the Debt Trustee or the holders of at least 25% in principal amount of such series of outstanding Junior Subordinated Debentures; or

           (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

           The holders of a majority in outstanding principal amount of such series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Indenture Event of Default. The holders of a majority in aggregate outstanding principal amount of such series of Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee.

           The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. The Company is required to file annually with the Debt Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.


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



           In case an Indenture Event of Default shall occur and be continuing as to a series of Junior Subordinated Debentures all of which are held by the Trust, the Institutional Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

           If an Indenture Event of Default with respect to the Junior Subordinated Debentures has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of the Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act. [Unless otherwise specified in the applicable Prospectus Supplement, the Company shall have the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.] The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Declaration. See "Description of Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

           The Indenture provides that the Company shall not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless (i) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Junior Subordinated Debentures under a supplemental indenture; and (ii) immediately after giving effect thereto, no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have happened and be continuing.

           The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE; DEFEASANCE

           The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debt Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debt Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debt Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture. The Company will also have the right to defease the Junior Subordinated Debentures if and to the extent indicated in the applicable Prospectus Supplement.

CONVERSION OR EXCHANGE

           If and to the extent indicated in the applicable Prospectus Supplement, the Junior Subordinated Debentures of any series may be convertible or exchangeable into Preferred Securities or other securities. The specific terms on which Junior Subordinated Debentures of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Preferred Securities or other securities to be received by the holders of Junior Subordinated Debentures would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

SUBORDINATION

           In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. In the event of any dissolution, winding-up, liquidation or reorganization of the Company (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise), all Senior Indebtedness will first be paid in full before any payment or distribution may be made in respect of the principal of (and premium, if any) or interest, if any, on the Junior Subordinated Debentures.

           The Company may not make any payment with respect to the Junior Subordinated Debentures if and for so long as (i) any Senior Indebtedness is or becomes due and payable (whether at maturity, for an installment of principal or interest, upon acceleration, for mandatory prepayment, or otherwise) and remains unpaid; (ii) any Senior Indebtedness Default (as defined below) has occurred and has not been cured or waived in conformity with the terms of the instrument, indenture or agreement governing such Senior Indebtedness; or (iii) a payment by the Company with respect to the Junior Subordinated Debentures would, immediately after giving effect thereto, result in a Senior Indebtedness Default.

           A payment with respect to the Junior Subordinated Debentures shall include, without limitation, payment of principal of, premium, if any, and interest on the Junior Subordinated Debentures, the purchase of Junior Subordinated Debentures by the Company and any other payment other than a payment in stock or any equity securities.

           "Senior Indebtedness Default" means the failure to make any payment of any Senior Indebtedness when due or the happening of an event of default with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, which, by its terms, if occurring prior to the stated maturity of such Senior Indebtedness, permits or with the giving of notice or lapse of time (or both) would permit any holder thereof, any group of such holders or any trustee or representative for such holders thereupon to accelerate the maturity thereof or which results in such acceleration, including, without limitation, a "Default" under the Credit Agreement, as in effect and as amended, renewed, extended or supplemented from time to time, and any document, instrument or agreement executed and delivered in connection therewith, whether or not such Senior Debt or instrument has been avoided, disallowed or subordinated.

           "Senior Indebtedness" means all indebtedness incurred, assumed or guaranteed, directly or indirectly, by the Company, either before, on, or after the date of the Indenture without any limitation as to the amount or terms thereof, and whether such indebtedness (including, but not limited to, interest on any such indebtedness) arises or accrues before or after the commencement of any bankruptcy, insolvency or receivership proceedings and whether or not such indebtedness (including, but not limited to, interest thereon) is an allowable claim under the Bankruptcy Code or is otherwise enforceable against the Company and including, in any event, interest and other liabilities accruing or arising after the filing by or against the Company of a petition under the Bankruptcy Code or that would have so accrued or arisen but for the filing of such petition, (i) which arises for borrowed money, securities sold, funds provided, assets or services purchased or any other transaction whether or not in the ordinary course of business and which is

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



evidenced by a promissory note, bond, debenture, writing or other instrument of indebtedness or reflected on the accounting records of the Company as a payable (but expressly excluding (A) amounts owed for compensation to employees, (B) obligations owing under judgments arising out of obligations that are not indebtedness for borrowed money (other than any such obligations arising from obligations which are otherwise Senior Debt), (C) any indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to or is junior in right of payment to the Junior Subordinated Debentures, (D) any liability for federal, state, local or other taxes owed or owing by the Company, (E) any liability in respect of any employee benefit plan (including, without limitation, any liability to the Pension Benefit Guaranty Corporation or any successor thereto), (F) indebtedness or obligations to a subsidiary of the Company, (G) the Company's 6 1/2% Convertible Subordinated Debentures due 2025 and (H) indebtedness to trade creditors or monetary obligations to trade creditors incurred or assumed by the Company or any of its subsidiaries in the ordinary course of business); (ii) for principal of and interest on all loans and other extensions of credit under the Credit Agreement, as in effect and as amended, renewed, extended or supplemented from time to time, and any document, instrument or agreement executed and delivered in connection therewith and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under the Credit Agreement; (iii) for principal of (and premium, if any) and interest on the Company's 5-3/8% Swiss Franc Bonds due November 26, 2000 and the Company's 7-1/4% DM Bonds of 1985/2000 and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable thereunder; (iv) for any amount payable with respect to any lease, conditional sale or installment sale agreement or other financing instrument or agreement which in accordance with generally accepted accounting principles is, at the date of the Indenture or at the time the lease, conditional sale or installment sale agreement or other financing instrument or agreement is entered into, assumed or guaranteed, directly or indirectly, by the Company, required to be reflected as a liability on the face of the balance sheet of the Company; (v) for all principal of and interest on all loans and other extensions of credit under any lines of credit, credit agreements or promissory notes from a bank or other financial institution (including, without limitation, any letters of credit, bankers' acceptances, performance bonds and other credit facilities under such borrowing arrangements), and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under such borrowing arrangements; (vi) for any amounts payable in respect of any interest rate exchange agreement, ceiling rate agreement, currency exchange agreement or similar agreement; and (vii) for renewals, deferrals, amendments, modifications, supplements, extensions or refundings of any of the indebtedness described in clauses (i) through (vi), inclusive, or evidences of indebtedness issued in exchange for such Senior Indebtedness. Senior Indebtedness shall continue to constitute Senior Indebtedness for all purposes of the Junior Subordinated Debentures, and the provisions of Article ___ of the Indenture shall continue to apply to such Senior Indebtedness, notwithstanding the fact that such Senior Indebtedness or any claim in respect thereof shall be disallowed, avoided or subordinated pursuant to the provisions of the United States Bankruptcy Code of 1978, as amended, or other applicable law.

           The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

           The Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Subordinated Debentures, may be changed prior to such issuance. Any such change would be described in the Prospectus Supplement relating to such Junior Subordinated Debentures.

GOVERNING LAW

           The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

MISCELLANEOUS

      The Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the

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



retention of the Owens Corning Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities.

INFORMATION CONCERNING THE DEBT TRUSTEE

           The Debt Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

           Wilmington Trust Company, the Debt Trustee, is also Institutional Trustee and Delaware Trustee under the Declaration and Guarantee Trustee under the Guarantee. The Company maintains trust and other business relationships in the ordinary course of business with Wilmington Trust Company. Pursuant to the provisions of the Trust Indenture Act, upon the occurrence of certain events, Wilmington Trust Company may be deemed to have a conflicting interest, by virtue of its acting as the Institutional Trustee, the Delaware Trustee, the Debt Trustee and the Guarantee Trustee, and its other business relationships with the Company, and thereby may be required to resign and be replaced by a successor trustee under the Indenture, the Declaration and the Guarantee.

                       DESCRIPTION OF PREFERRED SECURITIES

           Pursuant to the terms of the Declaration, the Owens Corning Trustees on behalf of the Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration. This summary of certain provisions of the Preferred Securities and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Declaration, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Declaration are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein by reference. The form of Declaration has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

           The Preferred Securities of the Trust will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the Trust except as described under "-- Subordination of Common Securities." Legal title to the Junior Subordinated Debentures will be held by the Institutional Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee Agreement executed by the Company for the benefit of the holders of the Trust's Preferred Securities (the "Guarantee") will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have funds on hand available to make such payments. See "Description of the Guarantee."

DISTRIBUTIONS

           The Trust's Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for the Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions that are in arrears will accumulate additional

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



Distributions thereon at the rate per annum if and as specified in the applicable Prospectus Supplement ("Additional Amounts"). The term
"Distributions" as used herein includes any Additional Amounts unless otherwise stated.

           Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Institutional Trustee or the Debt Trustee is closed for business.

           If provided in the applicable Prospectus Supplement, the Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon from time to time for a period or periods that will be specified in the applicable Prospectus Supplement. Such extension right, if exercised, would result in the deferral of Distributions on the Preferred Securities (though such Distributions would continue to accumulate additional Distribution thereon at the rate per annum if and as specified in the applicable Prospectus Supplement) during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debentures is limited to a period not extending beyond the stated Maturity of the Junior Subordinated Debentures. In the event that the Company exercises this right, then (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or a series of the Company's capital stock for another class or a series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Junior Subordinated Debentures, and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Securities Guarantee (as defined herein)). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not extend beyond the stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Junior Subordinated Debentures -- Option to Defer Interest Payments." If Distributions are deferred, the deferred Distributions and accumulated additional Distributions thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

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



           It is anticipated that the revenue of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of Junior Subordinated Debentures -- Junior Subordinated Debentures." If the Company does not make interest payments on such Junior Subordinated Debentures, the Institutional Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

           Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Declaration, unless otherwise specified in the applicable Prospectus Supplement, each such payment will be made as described under "Book-Entry Issuance." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date, at least 15 days prior to the relevant Distribution Date, that is specified in the applicable Prospectus Supplement.

REDEMPTION

      Mandatory Redemption

           Unless otherwise specified in the applicable Prospectus Supplement, upon any repayment or redemption, in whole or in part, of any Junior Subordinated Debentures that are held by the Trust unless otherwise specified in the applicable Prospectus Supplement, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Institutional Trustee to redeem a Like Amount (as defined below) of the related Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate liquidation amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Optional Redemption." If less than all of any series of Junior Subordinated Debentures that are held by the Trust are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any Junior Subordinated Debentures held by the Trust shall be allocated pro rata to the Preferred Securities and the Common Securities.

      Distribution of Junior Subordinated Debentures

           Unless otherwise specified in the applicable Prospectus Supplement, the Company will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause the Junior Subordinated Debentures in respect of the Trust Securities issued by the Trust to be distributed to the holders of the Trust Securities in liquidation of the Trust.

           After the liquidation date fixed for any distribution of Junior Subordinated Debentures held by the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the depositary (if any) for the Preferred Securities, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by or on behalf of such depositary will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities, until such certificates are presented to the Regular Trustees or their agent for transfer or reissuance.

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



           There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution or liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

      Special Event Redemption

           If a Tax Event or an Investment Company Event (each as defined below or in the applicable Prospectus Supplement, a "Special Event") shall occur and be continuing, unless otherwise specified in the applicable Prospectus Supplement, the Company will have the right to redeem the Junior Subordinated Debentures in whole (but not in part) and therefore cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event.

           If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Junior Subordinated Debentures held by the Trust at the time that the Company exercises its right to elect to dissolve the related Trust and, after satisfaction of the liability to creditors of the Trust as provided by applicable law, cause such Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities of the Trust in liquidation of the Trust, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

           "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on the date the Preferred Securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the Preferred Securities under the Declaration, there is more than an insubstantial risk that (x) the Trust is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (y) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date thereof, will not be, deductible, in whole or in part, for U.S. federal income tax purposes, or (z) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

           "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

           "Like Amount" means (i) with respect to a redemption of any Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative liquidation amounts of such classes of Trust Securities, and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and
(ii) with respect to a distribution of Junior Subordinated Debentures to holders of any Trust Securities in connection with a dissolution or liquidation of Trust, Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

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



REDEMPTION PROCEDURES

           Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See also "-- Subordination of Common Securities."

           If the Trust gives a notice of redemption in respect of the Preferred Securities, then, on the Redemption Date, to the extent funds are available, the Institutional Trustee will deposit irrevocably with the Depositary for the Preferred Securities (if such Preferred Securities are issued in the form of one or more Global Preferred Securities) funds sufficient to pay the applicable Redemption Price and will give such Depository irrevocable instructions and authority to pay the Redemption Price to the beneficial owners of the Preferred Securities. See "-- Global Preferred Securities" and "Book-Entry Issuance." If the Preferred Securities are not issued in the form of one or more Global Preferred Securities, the Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for the Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Preferred Securities so called for redemption will cease, except the right of the holders of the Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and the Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of the Guarantee", Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust for the Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

           Subject to applicable law (including, without limitation, U.S. federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

           If less than all of the Preferred Securities and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate liquidation amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and Common Securities of such Trust based on the relative liquidation amounts of such classes of Trust Securities. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Institutional Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Institutional Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50 or an integral multiple of $50 in excess thereof) of the liquidation amount of Preferred Securities of a denomination larger than $50. The Institutional Trustee shall promptly notify the registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each Declaration, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

           Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Preferred Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

           Payment of Distributions (including Additional Amounts , if applicable) on, and the Redemption Price of, the Trust's Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the liquidation amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Indenture Event of Default shall have occurred and be continuing, no payment of any Distribution (including Additional Amounts, if applicable) on, or Redemption Price of, any of the Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including Additional Amounts, if applicable) on all of the Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Trust's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Institutional Trustee shall first be applied to the payment in full in cash of all Distributions (including Additional Amounts, if applicable) on, or Redemption Price of, the Trust's Preferred Securities then due and payable.

           In the case of any Event of Default under a Declaration resulting from an Indenture Event of Default, the Company as holder of the Trust's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under such Declaration until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Declaration have been so cured, waived or otherwise eliminated, the Institutional Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Trust's Common Securities, and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

           Unless otherwise specified in the applicable Prospectus Supplement, pursuant to the Declaration, the Trust shall terminate (i) on , 2002, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company,
(iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, the filing of a certificate of cancellation with respect to the Trust [after written direction from the Company to dissolve the Trust][after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file such certificate of cancellation], or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debentures, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust, or
(vi) upon the redemption of all the Trust Securities.

           If an early dissolution occurs as described in clause (ii), (iii) or
(v) above, the Trust shall be liquidated by the Owens Corning Trustees as expeditiously as the Owens Corning Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the applicable Trust Securities a Like Amount of the Junior Subordinated Debentures that are then held by the Trust, unless such distribution is determined by the Institutional Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Trust's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. If specified in the applicable Prospectus Supplement, a supplemental Indenture may provide that if an early termination occurs as described in clause (v) above, the Junior Subordinated Debentures that are then held by the Trust may be subject to optional redemption in whole (but not in part).

EVENTS OF DEFAULT; NOTICE

           Any one of the following events constitutes an "Event of Default" under the Declaration (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

           (i) the occurrence of an Indenture Event of Default under the Indenture (see "Description of Junior Subordinated Debentures -- Indenture Events of Default"); or

           (ii) default by the Institutional Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

           (iii) default by the Institutional Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

           (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Owens Corning Trustees in the Declaration (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 90 days after written notice has been given to the defaulting Owens Corning Trustee or Trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding Preferred Securities, which notice shall specify such default or breach and require it to be remedied and shall state that such notice is a "Notice of Default" under the Declaration; or

           (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Institutional Trustee and the failure by the Company to appoint a successor Institutional Trustee within 60 days thereof.

           Within five Business Days after the occurrence of any Event of Default actually known to the Institutional Trustee, the Institutional Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Regular Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Regular Trustees are required to file annually with the Institutional Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

           If an Indenture Event of Default has occurred and is continuing, the Preferred Securities of the Trust shall have a preference over the Common Securities of the Trust upon termination of the Trust as described above. See "-- Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF OWENS CORNING TRUSTEES

           Unless an Indenture Event of Default shall have occurred and be continuing, any Owens Corning Trustee may be removed at any time by the holder of the Common Securities. If an Indenture Event of Default with respect to any series of Junior Subordinated Debentures has occurred and is continuing, the Institutional Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding Preferred Securities of the Trust. In no event will the holders of the Preferred Securities of the Trust have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities of the Trust. No resignation or removal of an Owens Corning Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration.

CO-TRUSTEES AND SEPARATE INSTITUTIONAL TRUSTEE

           Unless an Event of Default with respect to the Preferred Securities of the Trust shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities of the Trust, and the Regular Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Institutional Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Declaration. In case an Indenture Event of Default has occurred and is continuing, the Institutional Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUST TRUSTEES

           Any entity into which the Institutional Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declarations, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

           The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) if the Trust is not the survivor, such successor entity either (x) assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Junior Subordinated Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes and
(viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF DECLARATION

           Except as provided below and under "Description of the Guarantee -- Modification of the Guarantee; Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

           Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Junior Subordinated Debentures, (ii) waive any past Indenture Event of Default that is waivable under Section ___ of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debentures (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Junior Subordinated Debentures. Such notice shall state that such Indenture Event of Default also constitutes an Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clause (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

           In the event the consent of the Institutional Trustee, as a holder of the Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Junior Subordinated Debentures outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax, the Trust will not be classified as other than a grantor trust.

           A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Event of Default.

           Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

           Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

           The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "Book-Entry Issuance" below.

           Holders of the Preferred Securities will have no rights to appoint or remove the Owens Corning Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

GLOBAL PREFERRED SECURITIES

           The Preferred Securities of the Trust may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the depositary identified in the Prospectus Supplement relating to the Preferred Securities. Unless otherwise indicated in the applicable Prospectus Supplement for the Preferred Securities, the depositary will be The Depository Trust Company ("DTC"). Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the depositary for such Global Preferred Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee to a successor depositary or any nominee of such successor.

           While the specific terms of the depositary arrangement with respect to the Preferred Securities of the Trust (if other than as described under "Book-Entry Issuance") will be described in the Prospectus Supplement relating to the Preferred Securities, the Company anticipates that the following provisions will generally apply to depositary arrangements.

           Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the applicable depositary, the depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by the Company if such Preferred Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

           So long as the depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Declaration. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Declaration.

           Payments of liquidation amount, premium or Distributions in respect of individual Preferred Securities represented by a Global Preferred Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of the Company, the Institutional Trustee, any paying agent or the registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

           The Company expects that the depositary for the Preferred Securities of the Trust, or its nominee, upon receipt of any payment of liquidation amount, premium or Distributions in respect of a Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate lf such Global Preferred Security for such Preferred Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

           Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for the Preferred Securities of an Trust is at any time unwilling, unable or ineligible to continue as a depositary and a successor depositary is not appointed by the Company within 90 days, the Trust will issue individual Preferred Securities of the Trust in exchange for the Global Preferred Security representing such Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to the Preferred Securities, determine not to have any Preferred Securities of the Trust represented by one or more Global Preferred Securities and, in such event, the Trust will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing such Preferred Securities. Further, if the Company so specifies with respect to the Preferred Securities of the Trust, an owner of a beneficial interest in a Global Preferred Security representing such Preferred Securities may, on terms acceptable to the Company, the Institutional Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in liquidation amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by the Company, of $50 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

           Payments in respect of the Preferred Securities shall be made to the applicable depositary, which shall credit the relevant accounts at such depositary on the applicable Distribution Dates or, if the Preferred Securities are not held by a depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the

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applicable Prospectus Supplement, the paying agent for the Preferred Securities shall initially be the Institutional Trustee and any co-paying agent chosen by the Institutional Trustee and acceptable to the Regular Trustees and the Company. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the Institutional Trustees and the Company. In the event that the Institutional Trustee shall no longer be the paying agent, the Regular Trustees shall appoint a successor to act as paying agent (which shall be a bank or trust company acceptable to the Regular Trustees and the Company).

REGISTRAR AND TRANSFER AGENT

           Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee will act as registrar and transfer agent for the Preferred Securities.

           Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

           The Institutional Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Declarations and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declarations at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Institutional Trustee is required to decide between alternative causes of action, construe ambiguous provisions in a Declaration or is unsure of the application of any provision of a Declaration, and the matter is not one on which holders of Preferred Securities are entitled under such Declaration to vote, then the Institutional Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

           The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for U.S. federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for U.S. federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration, that the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

           Holders of the Preferred Securities have no preemptive or similar rights.

           The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

                          DESCRIPTION OF THE GUARANTEE

           Set forth below is a summary of information concerning the Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, an independent trustee, will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for the

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purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of the Guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular defined terms of the Guarantee are referred to in this Prospectus, such defined terms are incorporated herein by reference. The Guarantee will be held by the Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

           Pursuant to the Guarantee, unless otherwise specified in the applicable Prospectus Supplement, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, on a subordinated basis, to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by the Trust, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor; (ii) with respect to any Preferred Securities called for redemption by the Trust, the redemption price (the "Redemption Price") and all accrued and unpaid distributions to the date of redemption, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and
(b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

           The Guarantee will be a full and unconditional guarantee on a subordinated basis of the Guarantee Payments with respect to the Preferred Securities, but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Relationship Among the Preferred Securities, The Junior Subordinated Debentures and the Guarantee." The Guarantee, when taken together with the Company's obligations under the Indenture and the Declaration, will have the effect of providing a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

           The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon an Indenture Event of Default, holders of the Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

           In the Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding

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on the date of such event requiring the Company to purchase capital stock of the
Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement or any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Securities Guarantee).

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

           Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the Trust. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION

           The Guarantee will terminate as to the Preferred Securities (a) upon full payment of the Redemption Price of all Preferred Securities then outstanding, (b) upon distribution of the Junior Subordinated Debentures held by the Trust to the holders of the Preferred Securities of the Trust or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

EVENTS OF DEFAULT

           An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

           The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a required guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE GUARANTEE

           The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company; (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Company's common stock. The terms of the Preferred

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



Securities provide that each holder of Preferred Securities issued by the Trust by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

           The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

           The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, from exercising the rights and powers vested in it by the Guarantee.

GOVERNING LAW

           The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

           As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

           Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under a series of Junior Subordinated Debentures, the Indenture, the Declaration and the Guarantee have the effect of providing a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder.

           Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

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           A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

           The Trust's Preferred Securities evidence preferred undivided beneficial interests in the assets of the Trust, and each Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Junior Subordinated Debentures held, while a holder of Preferred Securities is only entitled to receive Distributions if and to the extent the Trust has funds available for the payment of such Distributions.

           Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the Junior Subordinated Debentures, the holders of Preferred Securities of the Trust will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Institutional Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee, the positions of a holder of the Preferred Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

           A default or event of default under any Senior Indebtedness would not constitute a default or Indenture Event of Default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any Junior Subordinated Debentures would constitute an Indenture Event of Default under the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

           The Company's Certificate of Incorporation, as amended (the "Charter"), currently authorizes the issuance of two classes of stock: (i) 100 million shares of Common Stock, par value $0.10 per share, of which 53,338,336 shares were issued and outstanding as of June 30, 1997 and (ii) 8 million shares of Preferred Stock, without par value, of which no shares were issued and outstanding on such date.

           The following descriptions of the classes of the Company's capital stock are summaries, do not purport to be complete, and are subject, in all respects, to the applicable provisions of the General Corporation Law of Delaware, the Charter, the Certificate of Designation of Series A Participating Preferred Stock (the "Certificate of Designation"), the Certificate of Increase of Designation of Series A Participating Preferred Stock (the "Certificate of Increase") and the Rights Agreement which, in the case of the Charter, the Certificate of Designation, the Certificate of Increase and the Rights Agreement, are included as Exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

           Each holder of Common Stock is entitled to one vote for every share standing in his or her name on the books of the Company. The Common Stock does not have cumulative voting rights for the election of directors, which means that holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

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           Subject to the limitations contained in the Company's debt instruments and after provision for the payment of dividends on any series of Preferred Stock which might be issued and which has a preference with respect to the payment of dividends, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company.

           The Common Stock has no conversion rights and is not redeemable. No holder of Common Stock has any preemptive right to subscribe for any stock or other securities of the Company which may be issued.

           In the event of dissolution, liquidation or winding up of the Company, or upon any distribution of its assets, the holders of Common Stock are entitled to receive a pro rata portion of all of the assets available for distribution to stockholders, subject to any preferential right which may be accorded to any series of Preferred Stock which might be issued.

           The Common Stock is listed on the NYSE and the Toronto Stock Exchange. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

           The Board of Directors of the Company has the authority, without further action by stockholders, to determine the principal rights, preferences and privileges of any unissued Preferred Stock. Provisions may be included in the shares of Preferred Stock, such as extraordinary voting, dividend, redemption or conversion rights, which could discourage an unsolicited tender offer or takeover proposal.

SERIES A PREFERRED STOCK

           Out of the authorized Preferred Stock, the Company has designated 750,000 shares of Series A Participating Preferred Stock ("Series A Preferred Stock"), the terms of which are summarized below. Each outstanding share of Common Stock includes a right, which expires December 30, 2006, to purchase one one-hundredth of a share of Series A Preferred Stock ("1996 Preferred Share Purchase Rights"), which Rights are listed on the New York Stock Exchange and the terms of which are summarized below under "1996 Preferred Share Purchase Rights."

      Dividends

           Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends, payable in cash quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, a "Quarterly Dividend Payment Date"), at an annual rate per share of the greater of (i) $10.00 or (ii) 100 times the aggregate per share amount of all cash and non-cash dividends or other distributions (other than dividends payable in Common Stock or subdivisions of outstanding shares of Common Stock) declared on the Common Stock since the last Quarterly Dividend Payment Date. Accrued but unpaid dividends accumulate but do not bear interest.

           The Series A Preferred Stock will be junior as to dividends to any series or class of Preferred Stock (or any similar stock) that ranks senior as to dividends to the Series A Preferred Stock. The Series A Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock thereafter issued that ranks junior as to dividends to the Series A Preferred Stock. If dividends or distributions payable on the Series A Preferred Stock are in arrears, the Company (i) may not declare or pay dividends or other distributions on the Common Stock (or any other stock of the Company that ranks junior to the Series A Preferred Stock) and (ii) is restricted in its declaration and payment of dividends or other distributions on any stock of the Company that ranks on a parity with the Series A Preferred Stock except for dividends paid ratably in accordance with the respective preferential amounts payable on the Series A Preferred Stock and all such parity stock.

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      Liquidation Rights

           In the case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation preference of the higher of (i) $100.00 per share, plus an amount equal to the accrued and unpaid dividends to the payment date, or (ii) 100 times the aggregate per share amount to be distributed to holders of shares of Common Stock, before any payment or distribution is made to the holders of shares of Common Stock (or any other stock of the Company that ranks junior to the Series A Preferred Stock). The holders of shares of Series A Preferred Stock and of any other stock of the Company that ranks on a parity with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution that is not sufficient to pay in full the aggregate of the amounts payable thereon.

      Consolidation and Merger Rights

           In case the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are changed into or exchanged for other stock or securities, cash and/or any other property, each share of Series A Preferred Stock at the same time will be similarly changed into or exchanged for an amount per share equal to 100 times the aggregate amount of stock or securities, cash and/or any other property into which or for which each share of Common Stock is changed or exchanged.

      Limitation on Share Repurchase

           If dividends or distributions payable on the Series A Preferred Stock are in arrears, the Company may not redeem, purchase or otherwise acquire for consideration (i) any stock of the Company that ranks on a parity with the Series A Preferred Stock, except in exchange for shares of any stock of the Company ranking junior to the Series A Preferred Stock or (ii) any shares of Series A Preferred Stock or any stock of the Company that ranks on a parity with the Series A Preferred Stock, except through a purchase offer made in writing or by publication to all holders of such shares on terms that the Board of Directors of the Company determines will result in fair and equitable treatment among the respective series or classes of shares.

      Voting Rights

           Each share of Series A Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the Company's stockholders, and the holders of the shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights will vote together as one class on all matters submitted to a vote of the Company's stockholders.

           If, at the time of any annual stockholders' meeting for the election of directors, the equivalent of at least six quarterly dividends payable on any shares of Series A Preferred Stock are in default, the number of members of the Company's Board of Directors will be increased by two, and the holders of the Series A Preferred Stock, voting separately as a class, will be entitled at such meeting (and each subsequent annual stockholders' meeting) to elect such two additional directors. Such voting rights will terminate when all such dividends in arrears have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all directors so elected will terminate immediately and the number of members of the Company's Board of Directors will be reduced by two.

      Other Features

           The shares of Series A Preferred Stock are not redeemable. Unless otherwise provided in the Company's Restated Certificate of Incorporation or the designation of a subsequent series of Preferred Stock, the Series A Preferred Stock will rank junior to all of the Company's other series of Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up, and

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senior to the Common Stock. Series A Preferred Stock may be issued in fractions of a share (in one one-hundredths (1/100) of a share and integral multiples thereof).

1996 PREFERRED SHARE PURCHASE RIGHTS

           Under a Rights Agreement, dated as of December 12, 1996 (the "Rights Agreement"), between the Company and The Chase Manhattan Bank, as Rights Agent, each outstanding share of Common Stock is coupled with a 1996 Preferred Share Purchase Right. Each right entitles the holder to buy from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $190.

           The 1996 Preferred Share Purchase Rights become exercisable and detach from the Common Stock ten business days after a person or group acquires, or announces a tender offer for, 15% or more of the Company's outstanding shares of Common Stock. The rights will expire on December 30, 2006, unless redeemed earlier by the Company. The rights are redeemable by the Company at one cent each at any time prior to public announcement or notice to the Company that an acquiring person or group has purchased 15% or more of the Company's outstanding Common Stock (an "Acquisition Event"). At any time after an Acquisition Event and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange one share of Common Stock for each right outstanding, other than the rights held by the acquiring person or group. At any time after an Acquisition Event and the rights become exercisable, each right, other than rights held by the acquiring person or group, would entitle its holder to buy Common Stock of the Company having a market value of twice the exercise price of the right or, if the Company is subsequently acquired in a merger or other business combination, such shares of the acquiring or surviving company. Until the 1996 Preferred Share Purchase Rights detach from the Common Stock (or the earlier termination or redemption of the 1996 Preferred Share Purchase Rights), an additional 1996 Preferred Share Purchase Right will be issued with every share of newly issued Common Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

           The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock.

           In addition to Section 203 of the General Corporation Law of Delaware and the Preferred Share Purchase Rights, the Charter contains several provisions that may discourage certain transactions involving an actual or threatened change of control of the Company.

           For example, the Charter requires that certain business combinations and other combinations involving the Company and a holder of 10% or more of its voting securities be approved by at least 66 2/3% of all shares having voting rights.

           The foregoing provisions of the General Corporation Law of Delaware and the Charter are intended to encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to permit negotiation of the terms of any proposed business combination or offer. They may, however, also have the effect of discouraging a third party from attempting to acquire control of the Company. In addition, since these provisions are designed to discourage accumulations of large blocks of stock by third parties who wish to gain control of the Company, such provisions may reduce the temporary market price fluctuations caused by such accumulations.

TRANSFER AGENT AND REGISTRAR

           The primary Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, located in New York, New York.

                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

           The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Preferred Stock or the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

           The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                               BOOK-ENTRY ISSUANCE

           Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as depositary for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.

           DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

           Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.

           DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

           Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

           Redemption notices shall be sent to Cede & Co. as the registered holder of Securities issued in the form of Global Securities. If less than all of a series of such Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

           Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

           Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Institutional Trustee, either Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

           DTC may discontinue providing its services as depositary with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor depositary is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

           The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

           Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company or, in the case of Preferred Securities, by the Trust to purchasers.

           The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

           Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

           If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Preferred Securities, the Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

           The Company or the Trust, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company or the Trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

           If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or the Trust, as applicable, will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

           Offers to purchase Securities may be solicited directly by the Company or the Trust, as applicable, and the sale thereof may be made by the Company or the Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

           Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or the Trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Trust and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

           If so indicated in the applicable Prospectus Supplement, the Company or the Trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or the Trust at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or the Trust, as applicable.

           Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or the Trust, as applicable, to indemnification by the Company or the Trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

           Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange and the Toronto Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

           Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

           Unless otherwise specified in a Prospectus Supplement relating to particular Securities, the validity of the Securities offered hereby, other than Preferred Securities, will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and certain matters of Delaware law with respect to the validity of the Preferred Securities offered hereby will be passed upon for the Company by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Company. The validity of the Securities offered hereby will be passed upon for the underwriters, dealers or agents, if any, by counsel to be named in the applicable Prospectus Supplement.

                                     EXPERTS

           The financial statements and schedules incorporated in this Prospectus by reference to the 1996 Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this Prospectus by reference in reliance upon the authority of said firm as experts in giving said reports.

           The consolidated financial statements of the Company included in any subsequent Annual Report of the Company on Form 10-K and incorporated by reference in this Prospectus will have been examined by the independent public accountants whose report thereon appears in such Annual Report. Such consolidated financial statements of the Company shall be deemed to be incorporated herein from the date of filing of the applicable report on Form 10-K in reliance on the reports of such independent public accountants, given on the authority of such firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates:

           Registration Fee.........................................     $136,364
           NYSE Listing Fees........................................         *
           Rating Agency Fees.......................................         *
           Accountants' Fees and Expenses...........................         *
           Counsel's Fees and Expenses..............................         *
           Blue Sky Fees and Expenses (including counsel's fees)....         *
           Printing and Engraving Expenses..........................         *
           Fees and Expenses of Trustees............................         *
           Miscellaneous............................................         *
                                                                           -------
           Total....................................................         *
                                                                           =======
           ---------------

           *To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      A. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware as to the limitation of personal liability of directors and officers and to Section 145 of the General Corporation Law of the State of Delaware as to indemnification by the Company of its directors and officers.

      B. Article FOURTEENTH of the Company's Certificate of Incorporation, as amended, provides as follows with respect to the indemnification of the Company's directors and officers and the limitation of personal liability of its directors and officers:

           FOURTEENTH: The corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article

      FOURTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      C. Article IX of the Company's By-Laws provides as follows with respect to the indemnification of the Company's directors and officers and of certain other persons:

                                   ARTICLE IX

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

                The Corporation shall, to the fullest extent permitted by applicable law from time to time in effect, (but, in the case of any amendment of such law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Corporation may serve or at any time have served as directors, officers, employees or agents of another corporation (including subsidiaries of the Corporation) or of any partnership, joint venture, trust or other enterprise, and any directors or officers of the Corporation who at the request of the Corporation may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Corporation or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent permitted by such law. The indemnification provided by this
           Article IX shall not be deemed exclusive of any other rights to which any person may be entitled under any provision of the Certificate of Incorporation, other By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall be contract rights and continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                If a claim under this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit. In any suit brought by the director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

                The indemnification provided in this Article IX shall inure to each person referred to herein, whether or not the person is serving in any of the enumerated capacities at the time such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement are imposed or incurred, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article IX. None of the provisions of this Article IX shall be construed as a limitation upon the right of the Corporation to exercise its general power to enter into a contract or understanding of indemnity with a director, officer, employee, agent or any other person in any proper case not provided for herein. Each person who shall act or have acted as a director or officer of the Corporation shall be deemed to be doing so in reliance upon such right of indemnification.

                For purposes of this Article IX, the term "Corporation" shall include constituent corporations referred to in subsection (h) of
           Section 145 of the General Corporation Law of the State of Delaware (or any similar provision of applicable law at the time in effect).

      D. The Company has entered into an Indemnity Agreement with each member of the Company's Board of Directors. Each Indemnity Agreement provides, among other things, that in the event the director was, is or becomes a party, witness or other participant in a Claim (as defined in the Indemnity Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnity Agreement), the Company is required to indemnify the director to the fullest extent authorized by the Company's By-Laws as in effect on the date of the Indemnification Agreement notwithstanding any subsequent amendment, repeal or modification of such By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such Claim. The Indemnity Agreement requires that the Company advance to the director all expenses relating to Claims and contains an undertaking by the director to reimburse the Company for any such advances that are subsequently determined in a final judicial determination to have been impermissible under applicable law.

      E. The directors and officers of the Company are covered by insurance policies, maintained by the Company at its expense, insuring the directors and officers against certain liabilities which might be incurred by them in such capacities, including liabilities arising under the Securities Act of 1933.

ITEM 16.   EXHIBITS.

           The following Exhibits are filed as part of this Registration
Statement:

EXHIBIT NO.         EXHIBIT
-----------         -----------------------------------------------------------
       1.1          Form of Underwriting Agreement for the FELINE PRIDES.*
       1.2          Form of Underwriting Agreement for Capital Securities.*
       4.1          Certificate of Incorporation of the Company, as amended
                    (incorporated by reference to Exhibit (3)(i) to the Company's quarterly report on Form 10-Q (File No.
                    1-3660) for the quarter ended March 31, 1997).

         4.2      By-laws of the Company, as amended (incorporated by reference to Exhibit 3 to the Company's annual report on Form 10-K (File
                  No. 1-3660) for the fiscal year ended December 31, 1995).
         4.3      Specimen Certificate of Common Stock of the Company
                  (incorporated by reference to Exhibit 99 to the Company's
                  Annual Report on Form 10-K (File No. 1-3660) for the fiscal year ended December 31, 1996).
         4.4.1    Rights Agreement, dated as of December 12, 1996 (incorporated by reference to Exhibit 1 to the Company's Registration
                  Statement on Form 8-A (File No. 1-3660), dated December 19,
                  1996).
         4.4.2    Form of Rights Certificate (attached as Exhibit to the Rights
                  Agreement incorporated by reference herein as Exhibit 4.4.1).
         4.5.1    Form of Stock Purchase Contract Agreement (including as
                  Exhibit A the form of the Security Certificate).*
         4.5.2.   Form of Pledge Agreement.*
         4.6.1    Certificate of Trust of Owens Corning Capital II (incorporated by reference to Exhibit 4.8.1 to the Registration Statement on Form S-3 (Reg. No. 333-24501) of the Company, Owens Corning
                  Capital II and Owens Corning Capital III).
         4.6.2    Declaration of Trust of Owens Corning Capital II (incorporated by reference to Exhibit 4.8.2 to the Registration Statement on Form S-3 (Reg. No. 333-24501) of the Company, Owens Corning
                  Capital II and Owens Corning Capital III).
         4.7.1    Form of Amended and Restated Declaration of Trust for Owens
                  Corning Capital II, with respect to the Capital Securities.*
         4.7.2    Form of Preferred Security Certificate for Owens Corning
                  Capital II, with respect to the Capital Securities.*
         4.7.3    Form of Capital Securities Guarantee Agreement in respect of
                  Owens Corning Capital II, with respect to the Capital
                  Securities.*
         4.8.1    Form of Indenture between Owens Corning and Wilmington Trust
                  Company, as Trustee.* 4.8.2 Form of Junior Subordinated
                  Debentures.* 5.1.1 Opinion of Debevoise & Plimpton as to the
                  legality of the Securities (other than the Preferred
                  Securities) being registered.*
         5.1.2    Opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel, relating to the legality of the Preferred Securities of Owens Corning Capital II.*
         8.1      Opinion of Debevoise & Plimpton, as to United States tax
                  matters.*
         12.1     Computation of Ratio of Earnings to Fixed Charges and Ratio of
                  Earnings to Fixed Charges and Preferred Stock Dividends.
         23.1     Consent of Arthur Andersen LLP, independent public
                  accountants.
         23.2     Consent of Debevoise & Plimpton (included in Exhibit 5.1.1 and
                  8.1).*
         23.3     Consent of Morris, Nichols, Arsht & Tunnell, special Delaware counsel (included in Exhibit 5.1.2).*
         24       Powers of Attorney.
         25.1     Form T-1 Statement of Eligibility of Wilmington Trust Company,
                  as Debt Trustee under the Indenture.*
         25.2     Form T-1 Statement of Eligibility of Wilmington Trust Company,
                  as Institutional Trustee under the Amended and Restated
                  Declaration of Trust of Owens Corning Capital II.
         25.3     Form T-1 Statement of Eligibility of Wilmington Trust Company,
                  as Guarantee Trustee under the Guarantee for Owens Corning
                  Capital II.*

--------------------

*      To be filed by amendment.

ITEM 17. UNDERTAKINGS.

         (A)  RULE 415 OFFERING

         The undersigned Registrants hereby undertake:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (B) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

           The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (C)  POLICY REGARDING INDEMNIFICATION.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (D)  REGISTRATION STATEMENTS PERMITTED BY RULE 430A.

           The undersigned Registrants hereby undertake that:

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by any Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, Owens Corning certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 25, 1997.

                                            OWENS CORNING

                                            By: /s/ Michael I. Miller
                                               --------------------------------
                                                 Michael I. Miller
                                                 Vice President and Treasurer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURES                           TITLE                              DATE
           *                         Chairman of the Board,             July 24, 1997
------------------------------       Chief Executive Officer and
(Glen H. Hiner)                      Director (principal executive
                                     officer)

           *                         Senior Vice President and          July 22, 1997
------------------------------       Chief Financial Officer
(David W. Devonshire)                (principal financial officer)

           *                         Vice President and                 July 23, 1997
------------------------------       Controller
(Steven J. Strobel)


           *                         Director                           July 21, 1997
------------------------------
(Norman P. Blake, Jr.)

           *                         Director                           July 16, 1997
------------------------------
(Gaston Caperton)

           *                         Director                           July 17, 1997
------------------------------
(Leonard S. Coleman, Jr.)

           *                         Director                           July 16 1997
------------------------------
(William W. Colville)

           *                         Director                           July 18, 1997
------------------------------
(John H. Dasburg)

           *                         Director                           July 16, 1997
------------------------------
(Landon Hilliard)

           *                         Director                           July 17, 1997
------------------------------
(Sir Trevor Holdsworth)

           *                         Director                           July 16, 1997
------------------------------
(Jon M. Huntsman, Jr.)

           *                         Director                           July 17, 1997
------------------------------
(Ann Iverson)

           *                         Director                           July 16, 1997
------------------------------
(W.  Walker Lewis)

           *                         Director                           July 17, 1997
------------------------------
(Furman C. Moseley, Jr.)

           *                         Director                           July 17, 1997
------------------------------
(W. Ann Reynolds)

*By: /s/ Michael I. Miller
    --------------------------
      Attorney-in-fact

                                    SIGNATURE

           Pursuant to the requirements of the Securities Act of 1933, Owens Corning Capital II (i) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and (ii) has duly caused this Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on July 25, 1997.

                                     OWENS CORNING CAPITAL II

                                     By OWENS CORNING, as Sponsor

                                     By  /s/ Michael I. Miller
                                       -------------------------------------
                                         Name: Michael I. Miller
                                         Title: Vice President and Treasurer


                                                 INDEX TO EXHIBITS

                                                                                              SEQUENTIALLY NUMBERED
  EXHIBIT NUMBER                                   EXHIBIT                                             PAGE
------------------------------------------------------------------------------------------- ----------------------------
1.1            Form of Underwriting Agreement for the FELINE PRIDES.*

1.2            Form of Underwriting Agreement for the Capital Securities.*

4.1            Certificate of Incorporation of the Company, as amended
               (incorporated by reference to Exhibit (3)(i) to the Company's quarterly report on Form 10-Q (File No. 1-3660) for the quarter ended March 31, 1997).

4.2 By-laws of the Company, as amended (incorporated by reference to Exhibit 3 to the Company's annual report on Form
               10-K (File No. 1-3660) for the fiscal year ended December 31,
               1995).

4.3            Specimen Certificate of Common Stock of the Company
               (incorporated by reference to Exhibit 99 to the Company's
               Annual Report on Form 10-K (File No. 1-3660) for the fiscal year ended December 31, 1996).

4.4.1          Rights Agreement, dated as of December 12, 1996
               (incorporated by reference to Exhibit 1 to the Company's
               Registration Statement on Form 8-A (File No. 1-3660), dated
               December 19, 1996).

4.4.2          Form of Rights Certificate (attached as Exhibit to the Rights
               Agreement incorporated by reference herein as Exhibit 4.4.1).

4.5.1          Form of Stock Purchase Contract Agreement (including as
               Exhibit A the form of the Security Certificate).*
4.5.2.         Form of Pledge Agreement.*

4.6.1 Certificate of Trust of Owens Corning Capital II (incorporated by reference to Exhibit 4.8.1 to the Registration Statement on Form S-3 (Reg. No. 333-24501) of the Company, Owens
               Corning Capital II and Owens Corning Capital III).

4.6.2 Declaration of Trust of Owens Corning Capital II (incorporated by reference to Exhibit 4.8.2 to the Registration Statement on Form S-3 (Reg. No. 333-24501) of the Company, Owens
               Corning Capital II and Owens Corning Capital III).

4.7.1          Form of Amended and Restated Declaration of Trust for Owens
               Corning Capital II, with respect to the Capital Securities.*

4.7.2          Form of Preferred Security Certificate for Owens Corning
               Capital II, with respect to the Capital Securities.*

4.7.3          Form of Capital Securities Guarantee Agreement in respect of
               Owens Corning Capital II, with respect to the Capital
               Securities.*

4.8.1          Form of Indenture between Owens Corning and Wilmington
               Trust Company, as Trustee.*


4.8.2              Form of Junior Subordinated Debentures.*

5.1.1 Opinion of Debevoise & Plimpton as to the legality of the Securities (other than the Preferred Securities) being registered.*

5.1.2 Opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel, relating to the legality of the Preferred Securities of Owens Corning Capital II.*

8.1 Opinion of Debevoise & Plimpton, as to United States tax matters.*

12.1               Computation of Ratio of Earnings to Fixed Charges and Ratio of
                   Earnings to Fixed Charges and Preferred Stock Dividends.

23.1 Consent of Arthur Andersen LLP, independent public accountants.

23.2               Consent of Debevoise & Plimpton (included in Exhibit 5.1.1 and
                   8.1)*

23.3 Consent of Morris, Nichols, Arsht & Tunnell, special Delaware counsel (included in Exhibit 5.1.2).*

24                 Powers of Attorney.

25.1 Form T-1 Statement of Eligibility of Wilmington Trust Company, as Debt Trustee under the Indenture.*

25.2 Form T-1 Statement of Eligibility of Wilmington Trust Company, as Institutional Trustee under the Amended and Restated
                   Declaration of Trust of Owens Corning Capital II.*

25.3 Form T-1 Statement of Eligibility of Wilmington Trust Company, as Guarantee Trustee under the Guarantee for Owens Corning
                   Capital II.*

--------------------

*     To be filed by amendment.